Form 10-K405, Exhibit 13
period 1996-12-31
CASS COMMERCIAL CORP
filed 1997-03-27
CIK 708781

                                      CONSOLIDATED BALANCE SHEET

                                                                               December 31
                                                                      ---------------------------------
Assets (In Thousands of Dollars, Except per Share Data)                   1996                    1995
-------------------------------------------------------------------------------------------------------
Cash and due from banks                                               $ 10,256                $  8,529
Federal funds sold and other short-term investments                     56,900                  81,813
                                                                      ---------------------------------
     Cash and cash equivalents                                          67,156                  90,342
                                                                      ---------------------------------
Investments in debt and equity securities:
  Held-to-maturity, estimated market value of $118,362 and
   $131,378 at December 31, 1996 and 1995, respectively                118,313                 130,172
  Available-for-sale, at estimated market value                         41,354                  17,688
                                                                      ---------------------------------
     Total investments in debt and equity securities                   159,667                 147,860
                                                                      ---------------------------------
Loans, net of unearned income                                          197,775                 174,193
  Less: Allowance for loan losses                                        4,396                   6,358
                                                                      ---------------------------------
     Loans, net                                                        193,379                 167,835
                                                                      ---------------------------------
Premises and equipment, net                                              8,079                   8,267
Accrued interest receivable                                              3,366                   3,788
Other assets                                                             6,675                   9,966
                                                                      ---------------------------------
     Total assets                                                     $438,322                $428,058
                                                                      =================================

Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------------------
Liabilities:
Deposits:
  Noninterest-bearing                                                 $ 62,244                $ 64,106
  Interest-bearing                                                     115,261                  97,620
                                                                      ---------------------------------
     Total deposits                                                    177,505                 161,726
Accounts and drafts payable                                            204,690                 211,376
Short-term borrowings                                                    2,476                   4,947
Other liabilities                                                        5,870                   6,696
                                                                      ---------------------------------
     Total liabilities                                                 390,541                 384,745
                                                                      ---------------------------------
Stockholders' Equity:
Preferred stock, par value $.50 per share;
  2,000,000 shares authorized and no shares issued                          --                      --
Common stock, par value $.50 and $2.50 per share;
  shares authorized 20,000,000 and 4,000,000
  at December 31, 1996 and 1995, respectively;
  2,000,000 shares issued                                                1,000                   5,000
Surplus                                                                  5,740                   1,740
Retained earnings                                                       42,376                  38,153
Unrealized holding gain (loss) on investments
  in debt and equity securities available-for-sale                         105                     (30)
Common shares in treasury, at cost (70,726 shares
   at December 31, 1996 and 1995)                                       (1,284)                 (1,284)
Unamortized stock bonus awards                                            (156)                   (266)
                                                                      ---------------------------------
     Total stockholders' equity                                         47,781                  43,313
                                                                      ---------------------------------
     Total liabilities and stockholders' equity                       $438,322                $428,058
                                                                      =================================

See accompanying notes to consolidated financial statements.

                                            CONSOLIDATED STATEMENTS OF INCOME
                                                                                     Year Ended December 31
                                                                       ------------------------------------------------
(In Thousands of Dollars, Except per Share Data)                          1996               1995                 1994
-----------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                                             $16,193            $14,042              $11,538
Interest on debt securities:
  Taxable                                                                9,729              9,741                8,701
  Exempt from federal income taxes                                          72                 46                   71
Interest on federal funds sold and other short-term investments          2,132              2,972                1,963
                                                                       ------------------------------------------------
    Total interest income                                               28,126             26,801               22,273
                                                                       ------------------------------------------------
Interest expense:
Interest on deposits                                                     4,503              4,036                2,641
Interest on short-term borrowings                                          139                 92                   42
                                                                       ------------------------------------------------
    Total interest expense                                               4,642              4,128                2,683
                                                                       ------------------------------------------------
    Net interest income                                                 23,484             22,673               19,590
Provision for loan losses                                                   --               (500)                  --
                                                                       ------------------------------------------------
    Net interest income after provision for loan losses                 23,484             23,173               19,590
                                                                       ------------------------------------------------
Noninterest income:
Information services revenue:
  Freight payment and processing revenue                                17,698             18,886               17,060
  Freight rating services income                                         3,297              3,726                3,447
Service charges on deposit accounts                                        532                431                  387
Other                                                                      564                751                  932
                                                                       ------------------------------------------------
    Total noninterest income                                            22,091             23,794               21,826
                                                                       ------------------------------------------------
Noninterest expense:
Salaries and employee benefits                                          23,887             24,701               21,757
Occupancy expense                                                        2,115              2,122                1,926
Equipment expense                                                        2,611              2,712                2,561
Other                                                                    7,351              8,158                7,081
                                                                       ------------------------------------------------
    Total noninterest expense                                           35,964             37,693               33,325
                                                                       ------------------------------------------------
    Income before income tax expense                                     9,611              9,274                8,091
Income tax expense                                                       3,092              3,060                2,509
                                                                       ------------------------------------------------
    Net income                                                         $ 6,519            $ 6,214              $ 5,582
                                                                       ================================================
Net income per share:
    Net income                                                         $  3.34            $  3.23              $  2.92
                                                                       ================================================

See accompanying notes to consolidated financial statements.


                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                    Year Ended December 31
                                                                      --------------------------------------------------
(In Thousands of Dollars)                                                 1996               1995                  1994
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                            $  6,519           $  6,214              $  5,582
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Depreciation and amortization                                         2,583              2,544                 2,529
   Amortization of stock bonus awards                                      110                 64                    --
   Provision for loan losses                                                --               (500)                   --
   Deferred income tax expense (benefit)                                   854               (111)                  (66)
   Decrease (increase) in accrued interest receivable                     (422)                72                (1,232)
   Other operating activities, net                                         (82)             1,020                  (105)
                                                                      --------------------------------------------------
     Net cash provided by operating activities                           9,562              9,303                 6,708
                                                                      --------------------------------------------------
Cash flows from investing activities:
Acquisition of freight management business                                  --                 --                (1,250)
Proceeds from sales of debt securities
  available-for-sale                                                        --                 --                   152
Proceeds from maturities of debt securities:
  Held-to-maturity                                                      20,192             16,197                25,071
  Available-for-sale                                                     6,918              7,175                    --
Purchases of debt and equity securities:
  Held-to-maturity                                                      (8,608)              (347)              (60,693)
  Available-for-sale                                                   (30,632)                --                    --
Net (increase) decrease in loans                                       (25,544)           (21,203)                1,349
Purchases of premises and equipment, net                                (1,747)            (3,004)               (1,542)
                                                                      --------------------------------------------------
     Net cash used in investing activities                             (39,421)            (1,182)              (36,913)
                                                                      --------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in noninterest-bearing demand,
  interest-bearing demand and savings deposits                          16,277             16,267                  (385)
Net increase (decrease) in time deposits                                  (498)              (481)                  328
Net increase (decrease) in accounts and drafts payable, net             (4,339)            (4,720)               40,234
Net increase (decrease) in short-term borrowings                        (2,471)             2,435                  (395)
Purchases of treasury stock                                                 --                (24)                  (14)
Cash dividends paid                                                     (2,296)            (2,062)               (1,934)
                                                                      --------------------------------------------------
     Net cash provided by financing activities                           6,673             11,415                37,834
                                                                      --------------------------------------------------
     Net increase (decrease) in cash and cash equivalents              (23,186)            19,536                 7,629
Cash and cash equivalents at beginning of year                          90,342             70,806                63,177
                                                                      --------------------------------------------------
Cash and cash equivalents at end of year                              $ 67,156           $ 90,342              $ 70,806
                                                                      ==================================================
Supplemental information:
  Interest paid                                                       $  4,669           $  4,043              $  2,665
  Income taxes paid                                                      2,295              3,221                 3,035
  Debt securities transferred from held-to-maturity to
   available-for-sale                                                       --              3,993                37,230
                                                                      ==================================================

See accompanying notes to consolidated financial statements.

                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                 Unrealized
                                                                             Holding Gain (Loss)      Unamortized
                                                                                on Securities            Stock
                                                   Common            Retained     Available-  Treasury   Bonus
(In Thousands of Dollars, Except per Share Data)    Stock   Surplus  Earnings      for-Sale    Stock    Awards    Total
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                         $ 5,000   $1,700   $30,353        $  --     $(1,536)  $  --   $35,517
  Net income                                            --       --     5,582           --          --      --     5,582
  Change in accounting
   for investments in
   debt and equity securities,
   net of tax effect of $18                             --       --        --           36          --      --        36
  Cash dividends ($1.01 per share)                      --       --    (1,934)          --          --      --    (1,934)
  Purchase of 693 common shares
   for Treasury                                         --       --        --           --         (14)     --       (14)
  Change in unrealized holding
   gains and losses on investments
   in debt and equity securities
   available-for-sale                                   --       --        --         (441)         --      --      (441)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                           5,000    1,700    34,001         (405)     (1,550)     --    38,746
  Net income                                            --       --     6,214           --          --      --     6,214
  Cash dividends ($1.07 per share)                      --       --    (2,062)          --          --      --    (2,062)
  Purchase of 1,133 common shares
   for Treasury                                         --       --        --           --         (24)     --       (24)
  Change in unrealized holding
   gains and losses on investments
   in debt and equity securities
   available-for-sale                                   --       --        --          375          --      --       375
  Issuance of 16,000 common shares
   pursuant to Stock Bonus Plan                         --       40        --           --         290    (330)       --
  Amortization of Stock Bonus
   Plan awards                                          --       --        --           --          --      64        64
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           5,000    1,740    38,153          (30)     (1,284)   (266)   43,313
  Net income                                            --       --     6,519           --          --      --     6,519
  Cash dividends ($1.19 per share)                      --       --    (2,296)          --          --      --    (2,296)
  Change in unrealized holding
   gains and losses on investments
   in debt and equity securities
   available-for-sale                                   --       --        --          135          --      --       135
  Reduction in par value of common
   stock                                            (4,000)   4,000        --           --          --      --        --
  Amortization of Stock Bonus
   Plan awards                                          --       --        --           --          --     110       110
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                         $ 1,000   $5,740   $42,376        $ 105     $(1,284)  $(156)  $47,781
                                                   ======================================================================

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note One
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cass Commercial Corporation (the Company) provides a full range of banking services to individual, corporate and institutional customers through its wholly owned subsidiary bank, Cass Bank & Trust Company (the Bank). The Bank is subject to competition from other financial and nonfinancial institutions throughout the metropolitan St. Louis, Missouri area. Additionally, the Company and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
      The Company also provides information services through its wholly owned subsidiary, Cass Information Systems, Inc. (CIS). These logistics-related services include processing and payment of freight charges, preparation of transportation management reports, auditing of freight charges and rating of freight shipments. CIS is subject to competition from other commercial concerns providing similar services to companies throughout the United States and Canada. The consolidated balance sheet caption, "Accounts and Drafts Payable," consists of obligations related to freight bill payment services which are performed for customers.
      The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The following is a description of the more significant of those policies:

Basis of Presentation The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany transactions.
      In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. A significant estimate which is particularly susceptible to change in a short period of time is the determination of the allowance for loan losses.

Investments in Debt and Equity Securities At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.
      Available-for-sale securities are recorded at fair value.
Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.
      A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.
      The Bank is required to maintain an investment in the capital stock of the Federal Reserve Bank. The stock is recorded at cost, which represents redemption value.

Interest on Loans Interest on loans is recognized based upon the principal amounts outstanding. It is the Company's policy to discontinue the accrual of interest when there is reasonable doubt as to the collectibility of principal or interest. Subsequent payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. The accrual of interest on a loan is resumed when the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Information Services Revenue Revenue from logistics-related services is recognized when fees are billed to customers, generally monthly.

Allowance for Loan Losses The allowance for loan losses is increased by provisions charged to expense and reduced by net charge-offs. The provisions charged to expense are based on economic conditions, past losses, collection experience, risk characteristics of the portfolio and such other factors which, in management's judgment, deserve current recognition.
      Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judg-ments and interpretations about information available to them at the time of their examination.

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the assets, or the respective lease terms for leasehold improvements, using straight-line and accelerated methods. Estimated useful lives are 31 1/2 years for buildings, 8 to 10 years for leasehold improvements and 3 to 10 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred.

Intangible Assets Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired have resulted from business acquisitions which were accounted for using the purchase method.
      Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired are amortized on a straight-line basis over 3 to 15 years.
      Assets and liabilities acquired in business acquisitions accounted for by the purchase method were recorded at their estimated fair value at date of acquisition. The premiums and discounts related to the fair value adjustments are amortized using a method which approximates the level-yield method.

Lines of Credit At December 31, 1996, the Bank has $14,200,000 of unsecured federal funds lines of credit in place with unaffiliated financial institutions. Additionally, at December 31, 1996, the Bank and CIS have separate lines of credit of $20,000,000 and $30,000,000, respectively, under securities sold under repurchase agreements with an unaffiliated financial institution.

Income Taxes Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income Per Share Net income per share is computed based upon the weighted average number of shares of common stock outstanding during each year. The weighted average number of shares was 1,951,906, 1,922,982 and 1,914,861 in 1996, 1995 and 1994, respectively.

Cash Flows For purposes of the consolidated statements of cash flows, the Company considers due from banks, federal funds sold and other short-term investments to be cash equivalents.

Reclassifications Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications have no effect on previously reported net income.

Note Two
CAPITAL REQUIREMENTS
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
      Quantitative measures established by regulators to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which they are subject.
      The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the regulatory agencies, dated December 11, 1996, categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

Note Two continued

      The Company and the Bank's actual and required capital amounts and ratios as of December 31, 1996 are as follows:

                                                                                                       Requirement
                                                                                                 To Be Well-Capitalized
                                                                              Capital            Under Prompt Corrective
                                                     Actual                 Requirements            Action Provisions
                                              --------------------------------------------------------------------------
(Dollars In Thousands)                         Amount       Ratio        Amount       Ratio        Amount       Ratio
------------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets):
   Cass Commercial Corporation                $49,920       21.17%      $18,864        8.00%      $   N/A         N/A%
   Cass Bank & Trust Company                   23,505       14.71        12,783        8.00        15,978       10.00
------------------------------------------------------------------------------------------------------------------------
Tier I capital (to risk-weighted assets):
   Cass Commercial Corporation                $46,955       19.92%      $ 9,428        4.00%      $   N/A         N/A%
   Cass Bank & Trust Company                   21,505       13.46         6,390        4.00         9,586        6.00
------------------------------------------------------------------------------------------------------------------------
Tier I capital (to average assets):
   Cass Commercial Corporation                $46,955       10.05%      $14,016        3.00%      $   N/A         N/A%
   Cass Bank & Trust Company                   21,505       11.06         5,833        3.00         9,721        5.00
------------------------------------------------------------------------------------------------------------------------

Note Three
INVESTMENTS IN DEBT AND EQUITY SECURITIES
      Debt and equity securities have been classified in the consolidated balance sheets according to management's intent.
      The amortized cost and estimated market values of debt securities classified as held-to-maturity at December 31, 1996 and 1995 are as follows:

                                                      1996
                                  ----------------------------------------------
                                                 Gross      Gross     Estimated
                                  Amortized   Unrealized  Unrealized    Market
(In Thousands)                       Cost        Gains      Losses      Value
--------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                     $ 90,646        $761      $(218)    $ 91,189
Obligations of
   U.S. Government
   corporations
   and agencies                     26,175          --       (520)      25,655
States and political
   subdivisions                      1,492          33         (7)       1,518
                                  ----------------------------------------------
                                  $118,313        $794      $(745)    $118,362
                                  ==============================================
                                                      1995
                                  ----------------------------------------------
                                                 Gross      Gross     Estimated
                                  Amortized   Unrealized  Unrealized    Market
(In Thousands)                       Cost        Gains      Losses      Value
--------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                     $ 98,988      $1,809      $(107)    $100,690
Obligations of
   U.S. Government
   corporations
   and agencies                     30,268           4       (535)      29,737
States and political
   subdivisions                        916          35         --          951
                                  ----------------------------------------------
                                  $130,172      $1,848      $(642)    $131,378
                                  ==============================================

      The amortized cost and estimated market value of investments in debt securities classified as held-to-maturity at December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                        1996
                                  --------------------
                                             Estimated
                                  Amortized    Market
(In Thousands)                      Cost       Value
------------------------------------------------------
Due in 1 year or less             $ 24,094    $ 24,208
Due after 1 year through
   5 years                          86,414      86,365
Due after 5 years through
   10 years                            532         530
Due after 10 years                   7,273       7,259
                                  --------------------
                                  $118,313    $118,362
                                  ====================

      The amortized cost and estimated market values of debt and equity securities classified as available-for-sale at December 31, 1996 and 1995 are summarized as follows:

                                                      1996
                                  ----------------------------------------------
                                                 Gross      Gross     Estimated
                                  Amortized   Unrealized  Unrealized    Market
(In Thousands)                       Cost        Gains      Losses      Value
--------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                      $30,558        $287      $ (30)     $30,815
Obligations of
   U.S. Government
   corporations
   and agencies                     10,437          40       (139)      10,338
                                  ----------------------------------------------
Total debt
   securities                       40,995         327       (169)      41,153
Stock of the
   Federal
   Reserve Bank                        201          --         --          201
                                  ----------------------------------------------
                                   $41,196        $327      $(169)     $41,354
                                  ==============================================
                                                      1995
                                  ----------------------------------------------
                                                 Gross      Gross     Estimated
                                  Amortized   Unrealized  Unrealized    Market
(In Thousands)                       Cost        Gains      Losses      Value
--------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                      $ 3,993         $11       $ --      $ 4,004
Obligations of
   U.S. Government
   corporations
   and agencies                     13,541          16        (74)      13,483
                                  ----------------------------------------------
Total debt
   securities                       17,534          27        (74)      17,487
Stock of the
   Federal
   Reserve Bank                        201          --         --          201
                                  ----------------------------------------------
                                   $17,735         $27       $(74)     $17,688
                                  ==============================================

      The amortized cost and estimated market value of debt securities classified as available-for-sale at December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                        1996
                                  --------------------
                                             Estimated
                                  Amortized    Market
(In Thousands)                      Cost       Value
------------------------------------------------------
Due in 1 year or less              $    --     $    --
Due after 1 year through
   5 years                          30,558      30,815
Due after 5 years through
   10 years                          2,408       2,409
Due after 10 years                   8,029       7,929
                                  --------------------
                                   $40,995     $41,153
                                  ====================

      The amortized cost of debt securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes was approximately $18,026,000 and $17,908,000 at December 31, 1996 and 1995, respectively.
      No debt or equity securities were sold in 1996 or 1995. Proceeds from the sales of debt securities classified as available-for-sale during 1994 were $152,000. Gross gains of $5,100 and gross losses of $6,900 were realized on those sales.

Note Four
LOANS
A summary of loan categories at December 31, 1996 and 1995 is as follows:

(In Thousands)                        1996        1995
------------------------------------------------------
Commercial and industrial         $ 94,962    $ 98,641
Real estate:
   Mortgage                         85,360      58,746
   Construction                      9,164      11,057
Industrial revenue bonds             2,851       1,117
Installment, net                     3,794       3,954
Other                                1,644         678
                                  --------------------
                                  $197,775    $174,193
                                  ====================

      The Company grants commercial, industrial, residential and consumer loans to customers throughout the metropolitan St. Louis area. The Company does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the commercial and industrial loans are extended to small- and medium-sized, closely held commercial companies in this market area, and are generally secured by the assets of the business. Such loans are subject to the economic changes inherent in the St. Louis marketplace.

Note Four continued

      Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries and loans to associates of executive officers and directors for the year ended December 31, 1996 are summarized below. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.

(In Thousands)
------------------------------------------------------
Aggregate balance, January 1, 1996              $3,234
New loans                                           --
Payments                                          (597)
                                                ------
Aggregate balance, December 31, 1996            $2,637
                                                ======

      A summary of the activity in the allowance for loan losses for 1996, 1995 and 1994 is as follows:

(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Balance, January 1                 $ 6,358      $6,334      $6,446
Provision charged
   to expense                           --        (500)         --
Loans charged off                   (2,121)       (186)       (460)
Recoveries of loans
   previously charged off              159         710         348
                                   --------------------------------
Net loan recoveries
   (charge offs)                    (1,962)        524        (112)
                                   --------------------------------
Balance, December 31               $ 4,396      $6,358      $6,334
                                   ================================

      A summary of impaired loans at December 31, 1996 and 1995 is as follows:

(In Thousands)                        1996        1995
-------------------------------------------------------
Nonaccrual loans                    $  480      $  151
Impaired loans continuing
   to accrue interest                2,746       1,161
                                    -------------------
Total impaired loans                $3,226      $1,312
                                    ===================

      The allowance for loan losses on impaired loans was $892,000 and $505,000 at December 31, 1996 and 1995, respectively. Impaired loans with no related allowance for loan losses totaled $2,243,000 and $132,000 at December 31, 1996 and 1995, respectively. The average balance of impaired loans during 1996 and 1995 was $1,157,000 and $1,486,000, respectively.
      A summary of interest income on impaired loans for 1996 and 1995 is as follows:

                                                      1996
                                  ---------------------------------------------
                                                  Impaired Loans
                                  Nonaccrual      Continuing to
(In Thousands)                       Loans       Accrue Interest          Total
-------------------------------------------------------------------------------
Income recognized                     $221              $260              $481
Interest income if
   interest had accrued                299               279               578

                                                      1995
                                  ---------------------------------------------
                                                  Impaired Loans
                                  Nonaccrual      Continuing to
(In Thousands)                       Loans       Accrue Interest          Total
-------------------------------------------------------------------------------
Income recognized                      $ 4              $109              $113
Interest income if
   interest had accrued                 18               112               130

Note Five
PREMISES AND EQUIPMENT
      A summary of premises and equipment at December 31, 1996 and 1995 is as follows:

(In Thousands)                        1996        1995
------------------------------------------------------
Land                               $   367     $   367
Buildings                            3,082       3,084
Leasehold improvements               2,025       2,371
Furniture, fixtures
   and equipment                    15,709      15,867
Construction in progress               435          --
                                   -------------------
                                    21,618      21,689
Less accumulated depreciation
   and amortization                 13,539      13,422
                                   -------------------
                                   $ 8,079     $ 8,267
                                   ===================

      Construction in progress relates to improvements to the CIS facility in Bridgeton, Missouri due to the pending move of the Company and the Bank's headquarters to this location. The facility is expected to be completed in April 1997 with an anticipated total cost of $2,800,000.
      Depreciation charged to expense in 1996, 1995 and 1994 amounted to $1,913,000, $1,960,000 and $1,907,000, respectively.
      The Company's subsidiaries lease various premises and equipment under operating lease agreements which expire at various dates through 2005. The following is a schedule, by years, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996:

(In Thousands)
-------------------
1997                          $1,018
1998                             595
1999                             564
2000                             568
2001                             271
2002 and thereafter              981
                              ------
                              $3,997
                              ======

Rental expenses for 1996, 1995 and 1994 are as follows:

(In Thousands)                        1996        1995        1994
------------------------------------------------------------------
Minimum rentals                     $1,712      $1,725      $1,590
Less sublease rentals                   --         (16)        (23)
                                    ------------------------------
Net rental expense                  $1,712      $1,709      $1,567
                                    ==============================

Note Six
INTEREST-BEARING DEPOSITS
Interest-bearing deposits consist of the following at December 31, 1996 and 1995:

(In Thousands)                        1996        1995
------------------------------------------------------
NOW and Money Market
   Demand Accounts                $ 33,279     $23,896
Savings deposits                    72,589      63,833
Time deposits:
   Less than $100,000                5,599       5,541
   $100,000 and more                 3,794       4,350
                                  --------------------
                                  $115,261     $97,620
                                  ====================

      Interest on deposits consists of the following for 1996, 1995 and 1994:

(In Thousands)                        1996        1995        1994
------------------------------------------------------------------
NOW and Money Market
   Demand Accounts                  $  826      $  639      $  610
Savings deposits                     3,139       2,858       1,685
Time deposits:
   Less than $100,000                  296         272         219
   $100,000 and more                   242         267         127
                                    ------------------------------
                                    $4,503      $4,036      $2,641
                                    ==============================

      The scheduled maturities of certificates of deposit are summarized as follows:

                                                    December 31
                                    --------------------------------------------
                                           1996                    1995
                                    --------------------------------------------
                                                Percent                 Percent
                                    Amount      of Total    Amount      of Total
--------------------------------------------------------------------------------
Due within:
   One year                         $7,903        84.1%     $8,899        90.0%
   Two years                           893         9.5         757         7.6
   Three years                         413         4.4          66         0.7
   Four years                          184         2.0         107         1.1
   Five years                           --          --          62         0.6
                                    --------------------------------------------
                                    $9,393       100.0%     $9,891       100.0%
                                    ============================================

Note Seven
EMPLOYEE BENEFITS
The Company has a noncontributory defined benefit pension plan which covers substantially all of its employees. The Company's subsidiaries accrue and make contributions designed to fund normal service costs on a current basis using the projected unit credit with service proration method to amortize prior service costs arising from improvements in pension benefits and qualifying service prior to the establishment of the plan over a period of approximately 30 years.

Note Seven continued

      The pension cost for 1996, 1995 and 1994 was $478,000, $616,000 and
$570,000, respectively, and included the following components:

(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Service cost - benefits
   earned during the year            $ 682     $   675       $ 682
Interest cost on projected
   benefit obligations                 492         432         372
Actual (return) loss on
   plan assets                        (656)     (1,076)        212
]et amortization
   and deferral                        (40)        585        (696)
                                     ------------------------------
Net periodic
   pension cost                      $ 478     $   616       $ 570
                                     ==============================

      The plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 are as follows:

(In Thousands)                             1996              1995
------------------------------------------------------------------
Actuarial present value of
   benefit obligations:
   Accumulated benefit obligation,
   including vested benefits
   of $4,818 in 1996 and
   $3,575 in 1995                       $(4,942)          $(3,729)
   Effect of increase in
   compensation levels                   (3,034)           (2,423)
                                        --------------------------
   Projected benefit obligation
   for service rendered through
   December 31                           (7,976)           (6,152)
Plan assets at fair value                 7,487             6,241
                                        --------------------------
Plan assets greater (less) than
   projected benefit obligation            (489)               89
                                        ==========================
Unfunded projected
   benefit obligation                      (489)               --
Unrecognized prior service cost             155               162
Unrecognized net gains                   (1,354)           (2,001)
Unrecognized net assets                      --               (98)
                                        --------------------------
   Accrued pension cost                 $(1,688)          $(1,937)
                                        ==========================

      The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 5.00% in 1996, 8.00% and 5.00% in 1995 and 7.50% and 5.00% in 1994. The expected long-term rate of return on assets was 8.00% in 1996 and 1995 and 7.25% in 1994.
      The Company maintains a noncontributory profit sharing plan which covers substantially all of its employees. Employer contributions are calculated based upon formulas which relate to current operating results and other factors. Profit sharing expense recognized in the consolidated statements of income in 1996, 1995 and 1994 was $1,433,000, $1,377,000 and
$1,187,000, respectively.
      The Company sponsors a defined contribution 401(k) plan to provide additional retirement benefits to substantially all employees. Contributions under the 401(k) plan for 1996, 1995 and 1994 were $227,000, $220,000 and
$190,000, respectively.
      During May 1995, the Company implemented a restricted stock bonus plan which provides for the issuance of up to 50,000 shares of the Company's common stock. During 1995, 16,000 shares of common stock were awarded to five officers of the Company. At the time of the awards, the price per share of Company common stock was $20.63, which resulted in the establishment of a contra stockholders' equity account with a balance of $330,000. Amortization of the restricted stock bonus awards totaled $110,000 and $64,000 for 1996 and 1995, respectively. The shares of common stock awarded vest over a three-year period.
      Also during May 1995, the Company implemented a performance-based stock option plan which provides for the granting of options on up to 200,000 shares of Company common stock. During 1995, options for 60,000 shares of common stock were awarded at an option price of $20.63 per share. These options vest over a period not to exceed seven years, but the vesting period can be less based on the Company's attainment of certain financial operating performance criteria. No options have vested or been exercised at December 31, 1996.
      The Company accounts for stock-based compensation under the plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and, accordingly, recognizes no compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company elected not to adopt the recognition provisions of SFAS 123. However, under the provisions of SFAS 123, an entity that continues to apply APB 25 shall disclose certain pro forma information as if the fair value based accounting method in SFAS 123 had been used to account for stock-based compensation costs. The pro forma effects were calculated and are immaterial to the results of operations of the Company.

Note Eight
OTHER NONINTEREST EXPENSE
Details of other noninterest expense for 1996, 1995 and 1994 are as follows:

(In Thousands)                        1996        1995        1994
------------------------------------------------------------------
Postage, printing
   and supplies                     $2,114      $2,340      $1,899
Advertising and business
   development                       1,441       1,392       1,170
Professional fees                      903         918       1,381
Data processing services               655         741         787
FDIC insurance premiums                  2         155         309
Other                                2,236       2,612       1,535
                                    ------------------------------
Total other noninterest
   expense                          $7,351      $8,158      $7,081
                                    ==============================

Note Nine
REGULATORY RESTRICTIONS
Subsidiary dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Company's subsidiary bank is subject to regulations which require the maintenance of minimum capital levels. At December 31, 1996, unappropriated retained earnings of $12,023,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.
      Restricted funds on deposit used to meet regulatory reserve requirements amounted to approximately $2,719,000 and $2,004,000 at December 31, 1996 and 1995, respectively.

Note Ten
INCOME TAXES
The components of income tax expense for 1996, 1995 and 1994 are as follows:

(In Thousands)                        1996        1995        1994
------------------------------------------------------------------
Current                             $2,238      $3,171      $2,575
Deferred                               854        (111)        (66)
                                    ------------------------------
                                    $3,092      $3,060      $2,509
                                    ==============================

      A reconciliation of expected income tax expense, computed by applying the effective federal statutory rate of 34% for 1996, 1995 and 1994 to income before income tax expense, to reported income tax expense, is as follows:

(In Thousands)                        1996        1995        1994
------------------------------------------------------------------
Expected income
   tax expense                      $3,268      $3,153      $2,751
(Reductions) increases
   resulting from:
   Tax-exempt interest                 (53)        (43)        (64)
   Amortization of
     intangibles                       (98)        (98)        (98)
   Other, net                          (25)         48         (80)
                                    ------------------------------
Income tax expense                  $3,092      $3,060      $2,509
                                    ==============================

      The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

(In Thousands)                        1996        1995
------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses        $1,011      $1,720
   Accrued pension cost                581         665
   Premises and equipment              123          64
   Unrealized loss on investments
     in debt and equity securities
     available-for-sale                 --          17
   Other                               141         117
                                    ------------------
     Total deferred tax assets       1,856       2,583
                                    ------------------
Deferred tax liabilities:
   Unrealized gain on investments
     in debt and equity securities
     available-for-sale                (53)         --
   Discount accretion                 (271)       (164)
   Other                               (56)        (18)
                                    ------------------
     Total deferred tax liabilities   (380)       (182)
                                    ------------------
Net deferred tax asset              $1,476      $2,401
                                    ==================

      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1996 or 1995, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

Note Eleven
CONTINGENCIES
The Company's subsidiaries are involved in various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate resolution of these legal actions and proceedings will not have a material effect upon the Company's consolidated financial position or results of operations.

Note Twelve
DISCLOSURES ABOUT FINANCIAL INSTRUMENTS
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, commercial letters of credit and standby letters of credit is represented by the contractual amounts of those instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These off-balance-sheet financial instruments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the financial instruments may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. Commitments to extend credit and letters of credit are subject to the same underwriting standards as those financial instruments included on the consolidated balance sheets. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of the credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally accounts receivable, inventory, residential or income-producing commercial property or equipment.
      Conditional commitments to extend credit, commercial letters of credit and standby letters of credit totaled approximately $76,575,000, $233,000 and $4,353,000, respectively, at December 31, 1996.
      Following is a summary of the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995:

                                                    1996
                                           -----------------------
                                                         Estimated
                                           Carrying        Fair
(In Thousands)                              Amount         Value
------------------------------------------------------------------
Balance sheet assets:
   Cash and cash equivalents               $ 67,156       $ 67,156
   Investments in debt and
     equity securities                      159,667        159,716
   Loans, net                               193,379        193,726
   Accrued interest receivable                3,366          3,366
                                           -----------------------
                                           $423,568       $423,964
                                           =======================
Balance sheet liabilities:
   Deposits                                $177,505       $177,509
   Accounts and drafts payable              204,690        204,690
   Short-term borrowings                      2,476          2,476
   Accrued interest payable                     146            146
                                           -----------------------
                                           $384,817       $384,821
                                           =======================

                                                    1995
                                           -----------------------
                                                         Estimated
                                           Carrying        Fair
(In Thousands)                              Amount         Value
------------------------------------------------------------------
Balance sheet assets:
   Cash and cash equivalents               $ 90,342       $ 90,342
   Investments in debt and
     equity securities                      147,860        149,066
   Loans, net                               167,835        170,794
   Accrued interest receivable                3,788          3,788
                                           -----------------------
                                           $409,825       $413,990
                                           =======================
Balance sheet liabilities:
   Deposits                                $161,726       $161,754
   Accounts and drafts payable              211,376        211,376
   Short-term borrowings                      4,947          4,947
   Accrued interest payable                     173            173
                                           -----------------------
                                           $378,222       $378,250
                                           =======================

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Other Short-Term Instruments For cash and due from banks, federal funds sold, short-term investments, accrued interest receivable, short-term borrowings, accounts and drafts payable and accrued interest payable, the carrying amount is a reasonable estimate of fair value because of the demand nature or short maturities of these instruments.

Investments in Debt and Equity Securities Fair values are based on quoted market prices or dealer quotes.

Loans The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by the depositliabilities compared to the cost of borrowing funds in the market nor the benefit derived from the customer relationship inherent in existing deposits.

Commitments to Extend Credit and Standby Letters of Credit The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present credit-worthiness of such counterparties. The Company believes such commitments have been made at terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

Limitations Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets or liabilities that are not considered financial assets or liabilities include premises and equipment and the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market (core deposit intangible). In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
      Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.
      Fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Note Thirteen
INDUSTRY SEGMENT INFORMATION
The services provided by the Company are classified into two industry segments: Information Services and Banking Services which are more fully discussed in note one. Total net revenue is comprised of total interest income and total noninterest income, less provision for loan losses. Intersegment revenues or transfers were not significant.
      Summarized information about the Company's operations in each industry as of and for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                           Total Net Revenue
                                  ---------------------------------
(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Information Services              $ 35,501    $ 37,226    $ 31,881
Banking Services                    14,823      13,995      12,301
Eliminations                          (107)       (126)        (83)
                                  ---------------------------------
Total                             $ 50,217    $ 51,095    $ 44,099
                                  =================================

                                   Income (Loss) Before Income Tax
                                  ---------------------------------
(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Information Services              $  6,044    $  6,134    $  5,314
Banking Services                     3,740       3,280       2,843
Corporate Items                       (173)       (140)        (66)
                                  ---------------------------------
Total                             $  9,611    $  9,274    $  8,091
                                  =================================

                                         Identifiable Assets
                                  ---------------------------------
(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Information Services              $237,963    $238,762    $239,723
Banking Services                   212,776     195,562     165,516
Corporate Items                     47,909      43,505      39,012
Eliminations                       (60,326)    (49,771)    (37,155)
                                  ---------------------------------
Total                             $438,322    $428,058    $407,096
                                  =================================

                                           Depreciation and
                                         Amortization Expense
                                  ---------------------------------
(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Information Services              $  2,057    $  2,120    $  1,990
Banking Services                       494         395         517
Corporate Items                         32          29          22
                                  ---------------------------------
Total                             $  2,583    $  2,544    $  2,529
                                  =================================

                                         Capital Expenditures
                                  ---------------------------------
(In Thousands)                        1996        1995        1994
-------------------------------------------------------------------
Information Services              $  1,509    $  2,888    $  1,815
Banking Services                       249         251         166
Corporate Items                         21          56          11
                                  ---------------------------------
Total                             $  1,779    $  3,195    $  1,992
                                  =================================

Note Fourteen
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
Following are the condensed balance sheets of the Company (parent company only) as of December 31, 1996 and 1995 and the related condensed schedules of income and cash flows for each of the years in the three-year period ended December 31, 1996.

                                          Condensed Balance Sheets
                                         -------------------------
                                                December 31
                                         -------------------------
(In Thousands)                              1996           1995
------------------------------------------------------------------
Assets:
   Cash                                  $   130        $   250
   Investment in Cass Bank &
    Trust Company                         21,612         20,889
   Investment in Cass Information
    Systems, Inc.                         25,617         21,952
   Other assets                              550            414
                                         -------------------------
Total assets                             $47,909        $43,505
                                         =========================

Liabilities and Stockholders' Equity:
   Total liabilities                     $   128        $   192
   Total stockholders' equity             47,781         43,313
                                         -------------------------
Total liabilities and
   stockholders' equity                  $47,909        $43,505
                                         =========================


                                              Condensed Schedules of Income
                                          -------------------------------------
                                                       December 31
                                          -------------------------------------
(In Thousands)                              1996           1995           1994
-------------------------------------------------------------------------------
Income:
   Dividends received from
    subsidiaries                          $2,380         $2,140         $1,980
   Management fees from
    subsidiaries                             954            949          1,008
                                          -------------------------------------
    Total income                           3,334          3,089          2,988
                                          -------------------------------------
Expenses:
   Salaries and employee
    benefits                                 835            883            915
   Other expenses                            292            206            159
                                          -------------------------------------
    Total expenses                         1,127          1,089          1,074
                                          -------------------------------------
Income before income
   taxes and equity in
   undistributed income
   of subsidiaries                         2,207          2,000          1,914
Income tax benefit                           (59)           (48)           (22)
                                          -------------------------------------
                                           2,266          2,048          1,936
Equity in undistributed
   income of subsidiaries                  4,253          4,166          3,646
                                          -------------------------------------
Net income                                $6,519         $6,214         $5,582
                                          =====================================

                                           Condensed Schedules of Cash Flows
                                         --------------------------------------
                                                      December 31
                                         --------------------------------------
(In Thousands)                              1996           1995           1994
-------------------------------------------------------------------------------
Cash flows from
   operating activities:
   Net income                            $ 6,519        $ 6,214        $ 5,582
   Adjustments to reconcile
   net income to net
   cash provided by
   operating activities:
    Net income of
      subsidiaries exclusive
      of management fees                  (7,587)        (7,255)        (6,634)
    Dividends from
      subsidiaries                         2,380          2,140          1,980
    Management fees from
      subsidiaries                           954            949          1,008
    Amortization of stock
      bonus plan                             110             64             --
    Other, net                              (200)          (192)            32
                                         --------------------------------------
      Net cash provided by
        operating activities               2,176          1,920          1,968
                                         --------------------------------------
Cash flows from
   financing activities:
   Cash dividends paid                    (2,296)        (2,062)        (1,934)
   Purchases of treasury stock                --            (24)           (14)
                                         --------------------------------------
      Net cash used in
        financing activities              (2,296)        (2,086)        (1,948)
                                         --------------------------------------
   Net increase (decrease) in
    cash and cash equivalents               (120)          (166)            20
Cash and cash equivalents
   at beginning of year                      250            416            396
                                         --------------------------------------
Cash and cash equivalents
   at end of year                        $   130        $   250        $   416
                                         ======================================

Note Fifteen
EVENT SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)
Cass Commercial Corporation announced a two-for-one stock split in the form of a 100% stock dividend payable March 15, 1997 to stockholders of record as of March 5, 1997.

Independent Auditors' Report

THE BOARD OF DIRECTORS AND STOCKHOLDERS
CASS COMMERCIAL CORPORATION:

We have audited the accompanying consolidated balance sheets of Cass Commercial Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cass Commercial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                           /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
January 24, 1997

----------------------------------------------------
   BOARD OF DIRECTORS AND SHAREHOLDER INFORMATION
----------------------------------------------------

Directors

Cass Commercial
Corporation, Cass Bank
& Trust Company and
Cass Information
Systems, Inc.

Lawrence A. Collett
Chairman of the Board -
Chief Executive Officer,
Cass Commercial Corporation
John J. Vallina
President, Cass Bank &
Trust Company
Robert J. Bodine
Chairman Emeritus,
Bodine Aluminum, Inc.
Thomas J. Fucoloro
Consultant
Harry J. Krieg
Chairman Emeritus
Howard A. Kuehner
Investor
Jake Nania
Investor
Irving A. Shepard
President, Venture
Consultants, Inc.
A. J. Signorelli
Founder, Andrews Educational &
Research Center and
Hope Educational & Research Center
Bruce E. Woodruff
Attorney; of counsel to
Armstrong, Teasdale,
Schlafly & Davis


Officers

Cass Commercial
Corporation

Lawrence A. Collett
Chairman of the Board-
Chief Executive Officer
Lawrence L. Frieben
Vice President-Secretary-
Chief Financial Officer
William C. Bouchein
Vice President-Treasurer
Wayne D. Muskopf
Vice President-
Human Resources



Locations

Cass Commercial
Corporation

3636 South Geyer
Sunset Hills, Missouri 63127
(314) 821-1500

Cass Bank & Trust
Company

Main Bank
3636 South Geyer
Sunset Hills, Missouri 63127
(314) 821-1500

Downtown Facilities
1015 Locust Street
St. Louis, Missouri 63101
(314) 621-5999

1420 N. 13th Street
St. Louis, Missouri 63106
(314) 421-4943

West Port Facility
11657 Adie Road
Maryland Heights,
Missouri 63043
(314) 569-2277


Cass Information
Systems Inc.

Payment Systems Group
13001 Hollenberg Drive
Bridgeton, Missouri 63044
(314) 770-2231

2545 Farmers Drive
Columbus, Ohio 43235
(614) 766-2277

900 Chelmsford Street
Lowell, Massachusetts 10151
(508) 446-0101

Software Systems Group
One Northwestern Center
Suite 900
165 North Canal Street
Chicago, Illinois 60606
(312) 454-9000

10-K
A copy of the Company's 1996 Annual Report filed with the Securities and Exchange Commission on Form 10-K is available to stockholders without charge. To obtain a copy, direct your request to Investor Relations, 3636 South Geyer, Sunset Hills, Missouri 63127.