Form 10-K405, Exhibit 13
period 1997-12-31
CASS COMMERCIAL CORP
filed 1998-03-18
CIK 708781

CASS COMMERCIAL CORPORATION
CASS BANK & TRUST COMPANY
CASS INFORMATION SYSTEMS, INC.

The three-strand cord of rope is highly symbolic for Cass Commercial Corporation. Each strand represents one of the key operating companies contributing to the total results of the corporation. This three-part illustration is also appropriate because each of the three operations, working independently, could not reach the same level of performance as can be achieved working in tandem. Our ability to work together, in a highly integrated fashion, is critical to continuing our excellent service and financial performance into the future. The three strands, held together by God's faithfulness and providence, represent the organization's desire to work in unison to achieve excellence in all areas.

                                                  A Cord of Three Strands
                                                  Is Not Quickly Torn Apart.

                                                           Ecclesiastes 4:9-12

CASS COMMERCIAL CORPORATION
AND SUBSIDIARIES

LETTER TO SHAREHOLDERS

1997 marked another year of record earnings for Cass Commercial Corporation. Net income after taxes increased to $7,011,000, an increase of $492,000 or 7.5% from 1996. On a per share basis, net earnings were $1.82 compared to $1.69 in 1996. We are pleased to announce these results for our shareholders and to see the benefits emanating from the unique integration of operations of the holding company and its subsidiaries. As related to assets, net earnings represented 1.59% of average assets outstanding. This continues the trend of high-performance earnings that has been a hallmark of our company. Cass is, once again, among the leaders in the industry in terms of earnings on assets.

      Total capital exceeded $52.6 million and approximates 12.0% of assets, placing the company in a very stable financial condition. Capital remains significantly higher than industry averages, providing our customers and shareholders a high level of protection.

      Our loan portfolio continues to be conservatively managed. The reserve for losses to loans outstanding was approximately 2.3% at year-end.
Non-accrual loans were only $285,000, or .15% of average loans outstanding. Total problem loans were only $1,331,000, representing just .68% of total loans outstanding at year-end. Therefore, despite growth in total assets, the quality of our loan portfolio continues to be outstanding.

      These results place Cass in a very profitable, stable, growing and strong financial position at year-end. We thank God for providing these outstanding results.


OPERATING HIGHLIGHTS
      Many factors contributed to our performance during 1997. One of the most significant achievements was the sizable amount of new business gained in our payables processing services. 1997 was another record year of new accounts in our freight payment operations. This is the fourth consecutive year in which we experienced record volume. The market for outsourcing freight payables and transportation information activities remains strong and the new business pipeline is good as we enter 1998. Our quality of service, processing integrity and breadth of capabilities continue to be the highest in the industry. Our position of leadership in the industry remains solid.

      1997 was also a year of record earnings for our privately held business and church-related banking segments. This was primarily due to the relocation of our headquarters facility which improved our operating efficiencies, and the integration of certain administrative tasks within the organization. The market for financial services remains strong and the company is extremely pleased with the results of its banking operations in 1997.

ORGANIZATIONAL ACTIVITIES

      During the year several of our business operations were integrated. The headquarters facility of Cass Bank & Trust Company was integrated with the offices of Cass Information Systems, Inc. in April 1997, producing sizable operating economies and allowing the organizations to work more closely together. All of our companies are now headquartered on our eight-acre campus in Bridgeton, Missouri. These moves are producing the highest level of integrated activities in our recent past, as well as providing our staff with an improved operating facility. We are indeed pleased with the outcome of these activities.

      Three new branches opened in the St. Louis region during 1997. Our new facility in Fenton is targeted to serve the commercial customer base in the southwest section of the region. This branch serves privately held companies and churches in this rapidly growing area. We also opened a new facility in Chesterfield Valley to serve the expanding business community in the western corridor of the metropolitan area. Finally, a new branch was opened in Bridgeton to serve businesses in Earth City and the North County areas. These new branches strategically position our banking operations to reach a broader base of commercial customers in the St. Louis region.

      Also during the year, we restructured certain functions for added efficiency and growth. The customer service, commercial lending and marketing operations of Cass Bank & Trust Company were merged into distinct operating teams to provide better service and marketing response. We are excited by the outcome of this restructuring and the new staff that has been added to facilitate the Bank's growth.

      We have also restructured our financial operations to integrate many activities shared by the holding company and our two subsidiary operations. New information systems and processing technologies are being added in our financial and accounting operations to provide needed management information and to give added controls as the company grows to larger activity levels.

      Additionally, our Chicago Software Group was converted from an independent, stand-alone operation and was merged into the Payment Services Group of Cass Information Systems, Inc. (CIS). This change gives significant stability to this operating unit and provides additional technology support to assist CIS in meeting its growth and service challenges. This group will continue supporting its related Rating and Software Service operations. We also moved our Chicago operations into a new, more efficient operating location.

      During 1997, we unveiled our new utility processing and information services. The need for information about energy-related costs has accelerated and, in response to market demand, we introduced a line of utility processing and information services for large corporations. The initial growth has been encouraging. A new marketing and sales staff has been added to serve this growing, important market segment.

BUSINESS SETMENTS
      As a result of the activities during 1997, Cass Commercial Corporation now operates in four distinct business segments:

PRIVATELY HELD COMPANIES
      This business segment serves the financial needs of commercial customers in the metropolitan St. Louis region with sales up to $75 million. This market has been the traditional banking focus for the company. Customer relationships in this business area continued to grow in 1997 and, as a result of our restructuring and marketing activities, we believe that future growth in this business segment appears strong. As we enter 1998, we are better equipped and more capable of serving a larger number of businesses and can provide a broader array of financial services than ever before.

CHURCH AND CHURCH-RELATED MINISTRIES
      For the fourth consecutive year, the volume of financial services to this important community continued to grow. We intend to expand our services to this important market and we anticipate continued growth in new relationships.

      We believe the expansion of activities among church and para-church organizations will bring about needed changes in moral and ethical behavior in the United States. We have seen this change occurring in the St. Louis region and are pleased that God has allowed us to be a partner with many of these organizations.

FREIGHT BILL PAYMENT, AUDIT, SOFTWARE AND TRANSPORTATION INFORMATION SERVICES
      This business segment continues to provide exceptional growth for the company. Our strong position in the marketplace allows us to be a leader in developing new relationships and in serving these important Fortune 500 industrial customers. Our high levels of service - along with our flexibility and breadth of information capabilities - allow us to meet the needs of most organizations that handle these activities internally. Our commitment to grow and nurture this core business continues unabated.

UTILITY PROCESSING AND INFORMATION SERVICES
      This emerging market provides us with an opportunity to leverage our parallel activities in the freight bill processing arena. The deregulation of utility companies throughout the country is occurring, and the demand for information services exists. We are meeting this need by providing a new team of marketing and sales professionals. We anticipate significant growth in this new business segment.

      We have restructured and positioned Cass to grow its businesses in each of these four important segments. For the near future, we anticipate that improved results from each segment will allow us to achieve above average financial performance.


ACKNOWLEDGEMENTS
      During 1997, we added more new customer relationships than in any previous year in our history. We are eager to serve these new relationships and to continue broadening our activities with additional institutions. This growth could not have occurred without the support of our existing customers and their willingness to promote the Cass organization to others. We are honored by their support and we recognize our responsibility to provide quality service to our customers - service that allows them to be efficient and profitable.

      Our staff continues to be highly committed to achieving excellence. It is unfortunate that we are unable to assign a value to our staff on the Balance Sheet. For they are - by far - our most important asset. Their efforts are the key to serving our customers and providing the services necessary to meet market demands. Since we are a service company, the capabilities, competencies and commitment of our staff is critical. We are indeed thankful to all of our employees for their outstanding efforts in 1997.

      Our Board of Directors and shareholders continue to support our organization in so many important ways. Their long-standing commitment to Cass Commercial Corporation has been unwavering. We want to thank them for their faithfulness to the company again in 1997.

      In May 1997, we experienced a very tragic event as Richard E. Stein, a Senior Commercial Lender in our banking operation, passed away suddenly. Dick had been with the company more than 20 years and provided leadership in growing our commercial lending activities. He was an individual who clearly displayed the conservativeness, excellence and thoroughness that we seek to achieve at Cass. All of us in the Cass organization wish to express once again our condolences to Dick's family and our regret at the loss of his presence.

      Like every other year in our history, 1997 would not have been possible were it not for God's divine hand leading us through successes and disappointments. Only my heart can express to God the gratitude I have for his unwavering support of the Cass organization. Words simply are inadequate! In previous annual reports, we have commented on the importance of our culture at Cass in trying to please God through the way we conduct our activities and through our desire to give Him the honor and glory He so richly deserves. Although unworthy of His grace and mercy, we again acknowledge His Lordship and Sovereignty. We hope He, above all, is satisfied with our performance, for in the end, His approval is all that matters.



/s/ L.A. Collett
Lawrence A. Collett
Chairman, Chief Executive Officer

FINANCIAL SERVICES TO
PRIVATELY HELD BUSINESSES

QUALITY AND STRENGTH
      1997 was a year of solid performance in our core banking services to privately held companies. While our marketing "calling" program yielded new banking relationships, further improvement in credit quality was also achieved in an already strong loan portfolio. The year ended with "Impaired" loans at only .68% of total loans (well below national targets for excellent asset quality). Other quality measures such as loans past due also remain at historic lows. This benefits our clients, as well as shareholders, since clients rely on a lender's experience as an important indicator of safety and soundness in any financing they might be contemplating. Further, these measures show that we are building a strong platform for sustainable growth and are taking a long-term approach to our business objectives.


GROWTH
      A continuing objective for our company is to maintain a low ratio of clients-per-bank-officer so that personal attention devoted to each client remains at the very highest levels. In response, we added more bankers to the Cass team in 1997. The ongoing consolidation in the St. Louis banking community has given us the opportunity to improve the Cass talent pool of bankers who are knowledgeable and experienced, and have a service orientation.

      In 1997 we took significant steps to support long-term growth in our core commercial niche by expanding our network of bank locations. This is best illustrated by our new headquarters in the Bridgeton/Earth City area. Exemplifying that Cass is not the usual bank, the facility is clearly built for business banking, not retail banking. We also added two new branch locations - in Chesterfield Valley and Fenton - to enhance our capabilities to serve new clients as well as provide convenience for existing ones.

INNOVATION
      Innovation and uniqueness in serving privately held companies have been hallmarks of Cass. Some of these innovations include: often maintaining a lower Prime commercial lending rate than our competitors, locating the majority of our bank branches in business parks, putting remote deposit drop boxes throughout the St. Louis metro area and offering specialized Marketing and Customer Relations officers in addition to Lending officers. These services and many more were designed for one primary purpose ... to create a superior banking experience


                    [MAP--METROPOLITAN ST. LOUIS LOCATIONS]

                            [PHOTO]

Our new headquarters facility in Bridgeton, Missouri, now provides over 63,000 square feet of space on an eight-acre campus, convenient to the expanding Earth City and North County business communities.




for our business clients. This spirit of innovation continues today as we continually seek to refine and improve our products and our clients' satisfaction. Some of our new innovations include:

      CASS BANKING TEAMS - The traditional specialties of Lending, Marketing and Customer Relations have been woven together from separate departments into integrated banking teams under the leadership of a Team Leader. This integration creates a more seamless flow of communications among various internal disciplines and improves responsiveness to our customers. It also allows our clients to have an ongoing relationship with several Bank officers, improving accessibility and service while minimizing the effects of single officer turnover. As many banks strive to dedicate fewer and fewer bankers to their customer base through the use of automated credit scoring programs and centralized call centers, Cass is actually making more minds available, helping its clients with smart solutions.

      TAILORED PRODUCTS - At Cass, we continue to provide banking products that are tailored for privately held companies. Our clients benefit from moderate-cost products with very high technical functionality. This is achieved by balancing the in-house technical expertise from our processing lines of business with the knowledge of the needs of our customers. Although we offer most of the banking products used by Fortune 500 companies (electronic commerce, online information reporting, wholesale lockbox services, controlled disbursement accounts, money fund investments, etc.), our banking fees do not reflect the cost of capacity enhancements that only large companies use.


STRONG MOMENTUM
      As we go forward, demand for our services is strong. Our level of pending new business is encouraging. This is due, we believe, to an under-met need to serve privately held businesses with high-technology and high-touch products. At Cass,we take the time to listen and develop helpful solutions. We explain why credit is extended or denied in a way that makes sense to business owners. We are a bank that uses its core competencies in innovative ways that add value. Finally, we conduct our business with discipline and integrity - leaving little doubt of our trustworthiness as a financial institution.

FINANCIAL SERVICES TO CHURCHES AND CHURCH-RELATED MINISTRIES

      1997 was the fourth consecutive year of solid growth in providing financial services to churches and church-related ministries.

      We were intentionally deliberate in developing our church and church-related ministry business segment in order to properly assess and determine its appropriateness within the bank's niche strategy. To date, we are satisfied that this segment is synergistically compatible and is a logical extension of our financial services.

      This development period has provided the following insights:

      FIRST, lending to churches is solid business. Every one of our church customers has managed its financial responsibilities in a manner that is above reproach.

      SECOND, we can adapt our proven "team management" methodology, to successfully market financial services to these important institutions.

      THIRD, we can develop and consistently apply appropriate underwriting standards to church lending.

      FOURTH, we see a strong demand for church and church-related ministry lending and depository services, both now and into the future.

      We have successfully implemented our "Cass team" approach to this business segment, which includes identifying the church's vision; assessing its resources, capabilities and needs; and building a relationship with the church staff and officers. Our team then develops a comprehensive financial plan and banking proposal for each of our prospects.

      One of the defining and unique aspects of our approach to churches is taking the time to listen, understand and provide in-depth counsel. We assist in developing a comprehensive financial plan which addresses both the lending and depository needs of the church, and in assisting it to be a better steward of its finances.

      Many times this entails "walking with" our churches over a period of years, until they have taken the necessary steps and are prepared to establish a relationship with a financial institution.



"The Psalmist says, what will last? His righteousness will endure forever. "And there's an old fashioned word, consecration, which is the notion of taking that which is common and putting it aside for a holy purpose. We don't make it holy by consecrating it, but we set it aside for greater purposes than are ordinary.

      "Cass, by its ideals, is saying, we know that our bank's activities are common things, but we are going to set them aside for a grander purpose. We are going to trust that the Lord will use us, in very ordinary ways, to accomplish extra-ordinary purposes. Even righteous purposes.

      "Because, those are things that will endure. It is true you know - all that which is done for man will pass. Only that which is done for God will last, and will last forever. An eternal purpose in an earthly company."

                                                          A SEMINARY PRESIDENT

"God has established four major institutions in human life: there is the home or the family; the church or the spiritual family; there is human government; and work.

      "I think what stands out in my mind in regard to Cass Bank is that it truly views itself as a divine institution, not inferior to home, or to the family of faith, or government, but rather a partner with these other divine institutions in serving God and the needs of people.

      "This is seen in the bank's corporate vision, in its service orientation, in its charitable contributions, in its publications, and most significantly in its people, and in its leadership.

      "Cass accepts its role as an institution that is raised up by God and sustained by God, and its future is dependent upon God."

            THE SENIOR PASTOR OF ONE OF ST. LOUIS COUNTY'S LEADING CHURCHES


"Cass and I began a relationship about four years ago. They have knocked down walls in the African American community among pastors and businessmen that I have never seen come down in such a way.

      "Cass has established many relationships that have matured to this day as strong partnerships that have helped us share trust and belief in one another.

      "With man some things may not be possible, but with God all things are possible."

                                               A CASS CUSTOMER, WHO IS BOTH A
                                                     BUSINESSMAN AND A PASTOR



      In 1997, the growth in our new church relationships was more than double the prior year's. As in previous years, we added a diverse representation of small, medium and larger-size church relationships across a variety of denominations.

      To date, we have used our line of banking products and services to address the churches' loan and depository needs. We have gathered research among various-sized church congregations, and analyzed their financial systems and their current and future needs. This research has helped us develop a comprehensive, tailored product and service line.

      Perhaps the most effective manner to judge how we approach and serve our customers is from the testimonies of our customers. Some of these are highlighted for your review.

      At Cass, we believe lending to churches is an excellent avenue for the restoration and renewal of both city and suburban communities. We believe it is an excellent opportunity to best use the gifts and resources God has entrusted to us. We are indeed thankful that we can play a small part in helping churches and ministries to successfully complete their important work.

TRANSPORTATION/FREIGHT PAYMENT, AUDIT AND INFORMATION SERVICES

      Cass Information Systems (CIS) continued to have outstanding success in 1997 selling freight bill payment, auditing, carrier rating and management information systems. When combined with the new business gained in 1996, growth has been at a record pace for the last two years. Processing volume surpassed last year's level and projections for 1998 indicate another record year. Electronic processing (Electronic Data Interchange) was expanded and now represents 45% of our invoice transactions.

      Our market is comprised of companies seeking to outsource their freight bill payment and related support activities, and to install management and financial information systems that allow them to respond to the dynamics of the supply chain network. Our strategy is to implement systems that automate invoice payment processing and focus on enhancing imaging and information delivery systems, including the Internet. Access to invoice transactions on the Internet became available to our customers and the carriers they patronize in 1997. Cass now

FREIGHT INDEX FROM 1994 TO 1997


                                    [GRAPH]


Cass is recognized as an authoritative resource for logistics information and trend analysis. For the last 5 years, Cass' Freight Index has been accepted as a leading indicator of the general economy. The index is a regular feature in Traffic World Magazine and is cited periodically by most major trade publications.

supports the most comprehensive invoice and shipment inquiry system in the industry and will continue to expand Internet applications to augment current information delivery systems.

      Through CIS, we offer services and capabilities that allow customers to take advantage of comprehensive processing and information systems. This includes our Rate Management Systems that electronically apply the negotiated carrier cost to each shipment transaction. We also provide complete electronic processing of freight bills and associated invoices. Freight bills processed by Cass are automatically audited by an integrated electronic processing system. We integrate with our customers' accounting systems, providing detail to the product and SKU level. Our customers' also have access to freight bill and shipment records using the Internet and an Interactive Voice Response System. Freight bills can be imaged for archival purposes. Management information is available in paper, data files and P/C service based systems.

      Our customers are supported by the highest level of customer service, with service professionals assigned to each relationship to ensure high-quality performance and efficiency.

      Cass' Rating Software offers the premier rating system in the industry. Cass continues to devote its efforts to enhance the delivery of rating and shipment costing information. This software is now integrated with Cass' processing services to provide more integrated capabilities for our customers.

      Cass remains the only company in the industry that customizes its processing and information systems to meet customer-specific transportation and financial requirements. Our flexibility, commitment to providing the latest technology and customer focus distinguish Cass as a market leader.

      The demand for our services has never been stronger. Companies continue to seek outsourcing solutions for non-core business activities such as invoice processing and payment. Our strategy is to introduce electronic commerce services and develop information delivery systems that meet the business requirements of this growing market.

UTILITIES PAYMENT PROCESSING AND INFORMATION SERVICES

      On March 31, 1998, California will likely become the first state to fully deregulate retail electricity generation - power provided to commercial, industrial and residential customers. Virtually all remaining states are developing their own energy deregulation strategies. Forbes magazine recently reported on the potential industry consolidation:

      "The numbers are awesome. Electric power is a $215 billion industry. Natural gas is $90 billion. They're merging into one energy provided business that dwarfs both the local and long distance telephone business and airline business. And soon customers of all stripes will be able to vie for their customers."

      In 1995, at the request of several customers, Cass developed a utility payment and management information system. The characteristics of the impending deregulation of the energy industry are similar to those of other industries that have been deregulated in the past.

                                    [PHOTO]

      Prior to deregulation, accelerated utility payment schedules are mandated. As virtual monopolies in their franchised territories - wielding the threat of service interruption - utilities assess substantial late fees and interest penalties for delinquent payments.


"It is reasonable to expect that deregulation will cause the nation's $215 billion electric bill to drop by 20% - 30% or more in the next five to ten years."

                                                           FORTUNE MAGAZINE


      Utility invoice processing is a niche application. Familiarity with units of measure, prices, quantities and types of service requires a specialized expertise that differs from traditional accounts payable.

      The processing of utility invoices for the purpose of avoiding disrupted energy service is very important but is not an activity to which companies are inclined to devote special resources.

      The electric and natural gas industries are in the throes of a new, deregulated era in which information will be critical for companies to help take advantage of market-driven pricing and vendor selection. The source of this information will come from the utility invoice.

      Cass Information Systems (CIS) has been in the business of processing payables for more than 40 years. We believe that the market for outsourcing of utility payables and energy information is compelling. The business is an extension of our core business.


THE NATION'S UTILITY BILL

                                    [CHART]

The nation's utility bill is estimated as shown in the chart above. Residential customers comprise one-third of this bill or $175 billion.

      Cass' potential market for utility payables and energy information is the $350 billion annually paid by commercial and industrial customers.


      In late 1995 and in 1996, Cass piloted and implemented three national utility payables accounts. During 1997, a limited marketing program was initiated and eight more companies became customers. The pilot program and limited roll-out have been deliberate and methodical. Without exception, the success of each implementation exceeded our customers' expectations. We are now in the process of launching a national expansion of our Utility Payables and Energy Information Services.

      The information needed to manage the demand (supply of energy) resource costs will require companies to rewrite their existing payables applications, integrating payables and energy-related data capture into a single process. They will also need a stand-alone energy information system to manage this significant cost center.

      Outsourcing utility and energy information systems to Cass provides faster service at a lower cost than could be achieved internally. Cass has developed an integrated processing system that responds to the accelerated schedules inherent in the industry and provides for the extraction of data. This allows our customers to properly assess and analyze their energy costs and negotiate with an expanding market of energy suppliers.

      As more companies outsource utility payables, we will take advantage of the economies of centralized billing and payment consolidation using Electronic Date Interchange (EDI) to automate the payment and information collection process. We will also leverage an information base that will be invaluable as companies seek to reduce their energy bills by 20% - 30%.

CONSOLIDATED BALANCE SHEETS


                                                                                                     December 31
                                                                                               -----------------------
Assets (In Thousands of Dollars, Except per Share Data)                                            1997          1996
----------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                        $ 10,849      $ 10,256
Federal funds sold and other short-term investments                                              88,275        56,900
                                                                                               -----------------------
   Cash and cash equivalents                                                                     99,124        67,156
                                                                                               -----------------------
Investment in debt and equity securities:
   Held-to-maturity, estimated market value of $90,389 and
      $118,362 at December 31, 1997 and 1996, respectively                                       90,139       118,313
   Available-for-sale, at estimated market value                                                 36,112        41,354
                                                                                               -----------------------
         Total investment in debt and equity securities                                         126,251       159,667
                                                                                               -----------------------
Loans, net of unearned income                                                                   196,478       197,775
   Less: Allowance for loan losses                                                                4,484         4,396
                                                                                               -----------------------
         Loans, net                                                                             191,994       193,379
                                                                                               -----------------------
Premises and equipment, net                                                                       9,957         8,079
Accrued interest receivable                                                                       3,137         3,366
Other assets                                                                                      7,864         6,675
                                                                                               -----------------------
         Total assets                                                                          $438,327      $438,322
                                                                                               =======================
Liabilities and Stockholders' Equity
----------------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits:
   Noninterest-bearing                                                                         $ 61,958      $ 62,244
   Interest-bearing                                                                             103,899       115,261
                                                                                               -----------------------
         Total deposits                                                                         165,857       177,505
Accounts and drafts payable                                                                     213,755       204,690
Short-term borrowings                                                                               406         2,476
Other liabilities                                                                                 5,656         5,870
                                                                                               -----------------------
         Total liabilities                                                                      385,674       390,541
                                                                                               -----------------------
Stockholders' equity:
Preferred stock, par value $.50 per share;
   2,000,000 shares authorized and no shares issued                                                  --            --
Common stock, par value $.50 per share;
   20,000,000 shares authorized and 4,000,000 shares issued                                       2,000         2,000
Surplus                                                                                           4,740         4,740
Retained earnings                                                                                46,879        42,376
Unrealized holding gain on investment
   in debt and equity securities available-for-sale,
   net of tax                                                                                       364           105
Common shares in treasury, at cost (141,452 shares
    at December 31, 1997 and 1996)                                                               (1,284)       (1,284)
Unamortized stock bonus awards                                                                      (46)         (156)
                                                                                               -----------------------
         Total stockholders' equity                                                              52,653        47,781
                                                                                               -----------------------
         Total liabilities and stockholders' equity                                            $438,327      $438,322
                                                                                               =======================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                              Year Ended December 31
                                                                                      --------------------------------------
(In Thousands of Dollars, Except per Share Data)                                         1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                                                            $16,951        $16,193        $14,042
Interest on debt securities:
   Taxable                                                                              9,074          9,729          9,741
   Exempt from federal income taxes                                                        77             72             46
Interest on federal funds sold and other short-term investments                         3,181          2,132          2,972
                                                                                      --------------------------------------
       Total interest income                                                           29,283         28,126         26,801
                                                                                      --------------------------------------
Interest expense:
Interest on deposits                                                                    4,181          4,503          4,036
Interest on short-term borrowings                                                          67            139             92
                                                                                      --------------------------------------
       Total interest expense                                                           4,248          4,642          4,128
                                                                                      --------------------------------------
       Net interest income                                                             25,035         23,484         22,673
Provision for loan losses                                                                 300             --           (500)
                                                                                      --------------------------------------
       Net interest income after provision for loan losses                             24,735         23,484         23,173
                                                                                      --------------------------------------
Noninterest income:
Information services revenue:
   Freight payment and processing revenue                                              17,863         17,698         18,886
   Freight rating services income                                                       2,564          3,297          3,726
Service charges on deposit accounts                                                       524            532            431
Gain on sale of debt securities                                                           216             --             --
Other                                                                                     646            564            751
                                                                                      --------------------------------------
       Total noninterest income                                                        21,813         22,091         23,794
                                                                                      --------------------------------------
Noninterest expense:
Salaries and employee benefits                                                         23,983         23,887         24,701
Occupancy expense                                                                       1,619          2,115          2,122
Equipment expense                                                                       2,654          2,611          2,712
Other                                                                                   7,655          7,198          7,831
                                                                                      --------------------------------------
       Total noninterest expense                                                       35,911         35,811         37,366
                                                                                      --------------------------------------
       Income before income tax expense                                                10,637          9,764          9,601
Income tax expense                                                                      3,626          3,245          3,387
                                                                                      --------------------------------------
       Net income                                                                     $ 7,011        $ 6,519        $ 6,214
                                                                                      ======================================
Earnings per share:
       Basic                                                                          $  1.82        $  1.69        $  1.62
                                                                                      --------------------------------------
       Diluted                                                                        $  1.79        $  1.66        $  1.61
                                                                                      ======================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Year Ended December 31
                                                                                        ---------------------------------
(In Thousands of Dollars)                                                                   1997        1996        1995
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                              $  7,011    $  6,519    $  6,214
Adjustments to reconcile net income to net cash provided by
   operating activities:
       Depreciation and amortization                                                       2,470       2,583       2,544
       Amortization of stock bonus awards                                                    110         110          64
       Provision for loan losses                                                             300          --        (500)
       Deferred income tax expense (benefit)                                                 271         854        (111)
       Decrease (increase) in accrued interest receivable                                    229        (422)         72
       Gain on sale of debt securities                                                      (216)         --          --
       Other operating activities, net                                                    (1,884)        (82)      1,020
                                                                                        ---------------------------------
          Net cash provided by operating activities                                        8,291       9,562       9,303
                                                                                        ---------------------------------
Cash flows from investing activities:
Proceeds from sales of debt securities available-for-sale                                 14,235          --          --
Proceeds from prepayments and maturities of debt securities:
   Held-to-maturity                                                                       28,076      20,192      16,197
   Available-for-sale                                                                      1,178       6,918       7,175
Purchases of debt and equity securities:
   Held-to-maturity                                                                           --      (8,608)       (347)
   Available-for-sale                                                                     (9,835)    (30,632)         --
Net decrease (increase) in loans                                                           1,085     (25,544)    (21,203)
Purchases of premises and equipment, net                                                  (3,901)     (1,747)     (3,004)
                                                                                        ---------------------------------
          Net cash provided by (used in) investing activities                             30,838     (39,421)     (1,182)
                                                                                        ---------------------------------
Cash flows from financing activities:
Net increase (decrease) in noninterest-bearing demand,
   interest-bearing demand and savings deposits                                          (10,878)     16,277      16,267
Net decrease in time deposits                                                               (770)       (498)       (481)
Net increase (decrease) in accounts and drafts payable, net                                9,065      (4,339)     (4,720)
Net increase (decrease) in short-term borrowings                                          (2,070)     (2,471)      2,435
Purchase of treasury stock                                                                    --          --         (24)
Cash dividends paid                                                                       (2,508)     (2,296)     (2,062)
                                                                                        ---------------------------------
          Net cash provided by (used in) financing activities                             (7,161)      6,673      11,415
                                                                                        ---------------------------------
          Net increase (decrease) in cash and cash equivalents                            31,968     (23,186)     19,536
Cash and cash equivalents at beginning of year                                            67,156      90,342      70,806
                                                                                        ---------------------------------
Cash and cash equivalents at end of year                                                $ 99,124    $ 67,156    $ 90,342
                                                                                        =================================
Supplemental information:
   Interest paid                                                                        $  4,301    $  4,669    $  4,043
   Income taxes paid                                                                       2,785       2,295       3,221
   Debt securities transferred from held-to-maturity to available-for-sale                    --          --       3,993
                                                                                        =================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY

                                                                                       Unrealized
                                                                                      Holding Gain
                                                                                       (Loss) on               Unamortized
                                                                                       Securities                 Stock
                                                     Common                 Retained   Available-   Treasury      Bonus
(In Thousands of Dollars, Except per Share Data)     Stock      Surplus     Earnings    for-Sale     Stock       Awards      Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                          $10,000     $(3,300)     $34,001     $(405)     $(1,550)     $  --     $38,746
   Net income                                            --          --        6,214        --           --         --       6,214
   Cash dividends ($.54 per share)                       --          --       (2,062)       --           --         --      (2,062)
   Purchase of 2,266 common shares
      for Treasury                                       --          --           --        --          (24)        --         (24)
   Change in unrealized holding
      gains and losses on investment
      in debt and equity securities
      available-for-sale                                 --          --           --       375           --         --         375
   Issuance of 32,000 common shares
      pursuant to Stock Bonus Plan                       --          40           --        --          290       (330)         --
   Amortization of Stock Bonus
      Plan awards                                        --          --           --        --           --         64          64
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           10,000      (3,260)      38,153       (30)      (1,284)      (266)     43,313
   Net income                                            --          --        6,519        --           --         --       6,519
   Cash dividends ($.60 per share)                       --          --       (2,296)       --           --         --      (2,296)
   Change in unrealized holding
      gains and losses on investment
      in debt and equity securities
      available-for-sale                                 --          --           --       135           --         --         135
   Reduction in par value of common
      stock                                          (8,000)      8,000           --        --           --         --          --
   Amortization of Stock Bonus
      Plan awards                                        --          --           --        --           --        110         110
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                            2,000       4,740       42,376       105       (1,284)      (156)     47,781
   Net income                                            --          --        7,011        --           --         --       7,011
   Cash dividends ($.65 per share)                       --          --       (2,508)       --           --         --      (2,508)
   Change in unrealized holding
      gains and losses on investment
      in debt and equity securities
      available-for-sale                                 --          --           --       259           --         --         259
   Amortization of Stock Bonus
      Plan awards                                        --          --           --        --           --        110         110
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                          $ 2,000     $ 4,740      $46,879     $ 364      $(1,284)     $ (46)    $52,653
                                                    ===============================================================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cass Commercial Corporation (the Company) provides a full range of banking services to individual, corporate and institutional customers through its wholly owned subsidiary bank, Cass Bank & Trust Company (the Bank). The Bank is subject to competition from other financial and nonfinancial institutions throughout the metropolitan St. Louis, Missouri, area. Additionally, the Company and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

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

STOCK SPLIT The company announced a two-for-one stock split in the form of a 100% stock dividend payable March 15, 1997, to stockholders of record as of March 5, 1997. All per share data for prior years has been restated to give effect to the stock split. As a result of the restatement, surplus in the years prior to 1996 reflected a negative balance.

INVESTMENT IN DEBT AND EQUITY SECURITIES At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.

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

      Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examination.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the assets, or the respective lease terms for leasehold improvements, using straight-line and accelerated methods. Estimated useful lives are 31-1/2 to 39 years for buildings, 8 to 10 years fo leasehold improvements and 3 to 10 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired have resulted from business acquisitions which were accounted for using the purchase method.

      Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired are amortized on a straight-line basis over 3 to 15 years.

      Assets and liabilities acquired in business acquisitions accounted for by the purchase method were recorded at their estimated fair value at the date of acquisition. The premiums and discounts related to the fair value adjustments are amortized using the level-yield method.

LINES OF CREDIT At December 31, 1997, the Bank has $14,200,000 of unsecured federal funds lines of credit in place with unaffiliated financial institutions. Additionally, at December 31, 1997, the Bank and CIS have separate lines of credit of $20,000,000 and $30,000,000, respectively, under securities sold under repurchase agreements with an unaffiliated financial institution.

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

EARNINGS PER SHARE The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per

Share" (SFAS 128) on December 31, 1997. SFAS 128 replaced the previously reported primary earnings per share and fully-diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options. Diluted earnings per share is very similar to fully-diluted earnings per share. All prior-period earnings per share amounts have been restated to conform with the requirements of SFAS 128.

Earnings per share is computed based upon the weighted average number of shares of common stock outstanding during each year. The weighted average number of shares was 3,858,548, 3,858,548 and 3,845,968 in 1997, 1996 and
1995, respectively.

The only dilutive instruments are stock options with a dilutive effect of 59,000, 46,938 and 9,822 in 1997, 1996 and 1995, respectively, which result in weighted average shares and dilutive potential common shares of 3,917,548, 3,905,486 and 3,855,790 in 1997, 1996 and 1995, respectively.

CASH FLOWS For purposes of the consolidated statements of cash flows, the Company considers due from banks, federal funds sold and other short-term investments to be cash equivalents.

RECLASSIFICATIONS Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications have no effect on previously reported net income.


NOTE TWO

CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulators to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets

      The Company and the Bank's actual and required capital amounts and ratios as of December 31, 1997, are as follows:

                                                                                                         Requirement
                                                                                                   To Be Well Capitalized
                                                                                  Capital          Under Prompt Corrective
                                                        Actual                  Requirements          Action Provisions
                                                -----------------------------------------------------------------------------
(Dollars In Thousands)                           Amount       Ratio          Amount      Ratio        Amount       Ratio
-----------------------------------------------------------------------------------------------------------------------------
Total capital (to risk-weighted assets):
   Cass Commercial Corporation                  $54,751       22.76%        $19,246       8.00%      $   N/A         N/A%
   Cass Bank & Trust Company                     25,140       16.23          12,392       8.00        15,491       10.00
-----------------------------------------------------------------------------------------------------------------------------
Tier I capital (to risk-weighted assets):
   Cass Commercial Corporation                  $51,686       21.48%        $ 9,623       4.00%      $   N/A         N/A%
   Cass Bank & Trust Company                     23,199       14.98           6,196       4.00         9,294        6.00
-----------------------------------------------------------------------------------------------------------------------------
Tier I capital (to average assets):
   Cass Commercial Corporation                  $51,686       11.72%        $17,643       4.00%      $   N/A         N/A%
   Cass Bank & Trust Company                     23,199       11.67           7,950       4.00         9,938        5.00
-----------------------------------------------------------------------------------------------------------------------------

(as defined). Management as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

      The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the regulatory agencies, dated February 10, 1997, categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


NOTE THREE

INVESTMENT IN DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent.

  The amortized cost and estimated market values of debt securities classified as held-to-maturity at December 31, 1997 and 1996, are as follows:

                                                                1997
                                      ---------------------------------------------------------
                                                        Gross           Gross        Estimated
                                      Amortized       Unrealized      Unrealized       Market
      (In Thousands)                    Cost            Gains           Losses         Value
      -----------------------------------------------------------------------------------------
      U.S. Government
         Treasury
         securities                   $66,473            $443           $ (32)        $66,884
      Obligations of
         U.S. Government
         corporations
         and agencies                  22,174              17            (221)         21,970
      States and political
         subdivisions                   1,492              46              (3)          1,535
                                      ---------------------------------------------------------
                                      $90,139            $506           $(256)        $90,389
                                      =========================================================

                                                          1996
                                  -----------------------------------------------------
                                                   Gross        Gross       Estimated
                                  Amortized      Unrealized   Unrealized      Market
(In Thousands)                      Cost           Gains        Losses        Value
---------------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                     $ 90,646          $761        $(218)      $ 91,189
Obligations of
   U.S. Government
   corporations
   and agencies                     26,175            --         (520)        25,655
States and political
   subdivisions                      1,492            33           (7)         1,518
                                  -----------------------------------------------------
                                  $118,313          $794        $(745)      $118,362
                                  =====================================================

      The amortized cost and estimated market value of debt securities classified as held-to-maturity at December 31, 1997, by contractual maturity, are as follows. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                    1997
                                         --------------------------
                                                         Estimated
                                         Amortized        Market
 (In Thousands)                             Cost           Value
-------------------------------------------------------------------
Due in 1 year or less                     $28,086         $28,164
Due after 1 year through
   5 years                                 55,194          55,313
Due after 5 years through
   10 years                                 1,776           1,812
Due after 10 years                          5,083           5,100
                                          -------------------------
                                          $90,139         $90,389
                                          =========================

NOTE THREE continued

      The amortized cost and estimated market values of debt and equity securities classified as available-for-sale at December 31, 1997 and 1996, are summarized as follows:

                                                          1997
                               ----------------------------------------------------------------
                                                    Gross             Gross          Estimated
                               Amortized          Unrealized        Unrealized         Market
(In Thousands)                   Cost               Gains            Losses            Value
-----------------------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                   $26,271              $404             $ --            $26,675
Obligations of
   U.S. Government
   corporations
   and agencies                   9,089               178              (31)             9,236
                                ---------------------------------------------------------------
Total debt
   securities                    35,360               582              (31)            35,911
Stock of the
   Federal
   Reserve Bank                     201                --               --                201
                                ---------------------------------------------------------------
                                $35,561              $582             $(31)           $36,112
                                ===============================================================

                                                          1996
                               ----------------------------------------------------------------
                                                    Gross             Gross          Estimated
                               Amortized          Unrealized        Unrealized         Market
(In Thousands)                   Cost               Gains            Losses            Value
-----------------------------------------------------------------------------------------------
U.S. Government
   Treasury
   securities                   $30,558              $287             $ (30)         $30,815
Obligations of
   U.S. Government
   corporations
   and agencies                  10,437                40              (139)          10,338
                                ---------------------------------------------------------------
Total debt
   securities                    40,995               327              (169)          41,153
Stock of the
   Federal
   Reserve Bank                     201                --                --              201
                                ---------------------------------------------------------------
                                $41,196              $327             $(169)         $41,354
                                ===============================================================

      The amortized cost and estimated market value of debt securities classified as available-for-sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                              1997
                                     -----------------------
                                                  Estimated
                                     Amortized     Market
(In Thousands)                          Cost       Value
------------------------------------------------------------
Due in 1 year or less                  $   140     $   140
Due after 1 year through
   5 years                              26,271      26,675
Due after 5 years through
   10 years                              3,065       3,116
Due after 10 years                       5,884       5,980
                                     -----------------------
                                       $35,360     $35,911
                                     =======================

      The amortized cost of debt securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes was approximately $13,048,000 and $18,026,000 at December 31, 1997 and 1996, respectively.

      Proceeds from the sales of debt securities classified as available-for-sale during 1997 were $14,235,000. Gross gains of $216,000 were realized on those sales. No debt or equity securities were sold in 1996 or 1995.


NOTE FOUR

LOANS

A summary of loan categories at December 31, 1997 and 1996, is as follows:


(In Thousands)                                 1997          1996
------------------------------------------------------------------
Commercial and industrial                  $ 93,633      $ 94,962
Real estate:
   Mortgage                                  87,573        85,360
   Construction                               7,893         9,164
Industrial revenue bonds                      2,520         2,851
Installment, net                              3,066         3,794
Other                                         1,793         1,644
                                           -----------------------
                                           $196,478      $197,775
                                           =======================

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

      Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries and loans to associates of executive officers and directors for the year ended December 31, 1997, are summarized below. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.


(In Thousands)
-----------------------------------------------------------------
Aggregate balance, January 1, 1997                        $2,637
New loans                                                      6
Payments                                                    (430)
                                                          -------
Aggregate balance, December 31, 1997                      $2,213
                                                          ======


      A summary of the activity in the allowance for loan losses for 1997, 1996 and 1995 is as follows:


(In Thousands)                                   1997               1996           1995
----------------------------------------------------------------------------------------
Balance, January 1                             $4,396            $ 6,358         $6,334
Provision charged
   to expense                                     300                 --           (500)
Loans charged off                                (412)            (2,121)          (186)
Recoveries of loans
   previously charged off                         200                159            710
                                               -----------------------------------------
Net loan recoveries
   (charge offs)                                 (212)            (1,962)           524
                                               -----------------------------------------
Balance, December 31                           $4,484            $ 4,396         $6,358
                                               =========================================

      A summary of impaired loans at December 31, 1997 and 1996, is as follows:


(In Thousands)                            1997         1996
------------------------------------------------------------
Nonaccrual loans                        $  285       $  480
Impaired loans continuing
    to accrue interest                   1,046        2,746
                                        --------------------
Total impaired loans                    $1,331       $3,226
                                        ====================

      The allowance for loan losses on impaired loans was $643,000 and $892,000 at December 31, 1997 and 1996, respectively. Impaired loans with no related allowance for loan losses totaled $71,000 and $2,243,000 at December 31, 1997 and 1996, respectively. The average balance of impaired loans during 1997 and 1996 was $1,362,000 and $1,157,000, respectively.

      A summary of interest income on impaired loans for 1997, 1996 and 1995 is as follows:

                                                  1997
                              -------------------------------------------
                                              Impaired Loans
                              Nonaccrual      Continuing to
(In Thousands)                   Loans        Accrue Interest      Total
-------------------------------------------------------------------------
Income recognized                 $ 1               $45             $46
Interest income if
   interest had accrued            27                53              80


                                                  1996
                              -------------------------------------------
                                              Impaired Loans
                              Nonaccrual      Continuing to
(In Thousands)                   Loans        Accrue Interest      Total
-------------------------------------------------------------------------
Income recognized                $221              $260            $481
Interest income if
   interest had accrued           299               279             578


                                                  1995
                              -------------------------------------------
                                              Impaired Loans
                              Nonaccrual      Continuing to
(In Thousands)                   Loans        Accrue Interest      Total
-------------------------------------------------------------------------
Income recognized                 $ 4              $109            $113
Interest income if
   interest had accrued            18               112             130

NOTE FIVE

PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1997 and 1996, is as follows:

      (In Thousands)                                    1997           1996
      ----------------------------------------------------------------------
      Land                                           $   367         $  367
      Buildings                                        6,264          3,082
      Leasehold improvements                           1,278          2,025
      Furniture, fixtures
         and equipment                                16,591         15,709
      Construction in progress                            --            435
                                                     -----------------------
                                                      24,500         21,618
      Less accumulated depreciation
         and amortization                             14,543         13,539
                                                     -----------------------
                                                     $ 9,957        $ 8,079
                                                     =======================

  Depreciation charged to expense in 1997, 1996 and 1995 amounted to $1,932,000, $1,913,000 and $1,960,000, respectively.

  The Company's subsidiaries lease various premises and equipment under operating lease agreements which expire at various dates through 2005. The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997:


      (In Thousands)
      ---------------------------------------
      1998                             $  676
      1999                                670
      2000                                670
      2001                                378
      2002                                343
      2003 and thereafter                 861
                                       ------
                                       $3,598
                                       ======

  Rental expense for 1997, 1996 and 1995 was as follows:


      (In Thousands)                              1997         1996         1995
      ---------------------------------------------------------------------------
      Minimum rentals                           $1,205       $1,712       $1,725
      Less sublease rentals                         --           --          (16)
                                                ---------------------------------
      Net rental expense                        $1,205       $1,712       $1,709
                                                =================================


NOTE SIX

INTEREST-BEARING DEPOSITS

Interest-bearing deposits consist of the following at December 31, 1997 and 1996:


(In Thousands)                                1997            1996
------------------------------------------------------------------
NOW and Money Market
   Demand Accounts                        $ 32,616        $ 33,279
Savings deposits                            62,660          72,589
Time deposits:
   Less than $100,000                        5,112           5,599
   $100,000 and more                         3,511           3,794
                                          ------------------------
                                          $103,899        $115,261
                                          ========================

      Interest on deposits consists of the following for 1997, 1996 and 1995:


(In Thousands)                                 1997         1996       1995
---------------------------------------------------------------------------
NOW and Money Market
   Demand Accounts                           $1,130       $  826     $  639
Savings deposits                              2,562        3,139      2,858
Time deposits:
   Less than $100,000                           267          296        272
   $100,000 and more                            222          242        267
                                             ------------------------------
                                             $4,181       $4,503     $4,036
                                             ==============================

      The scheduled maturities of certificates of deposit are summarized as follows:

                                              December 31
                          --------------------------------------------------
                                  1997                         1996
                          --------------------------------------------------
                                      Percent                       Percent
                          Amount      of Total          Amount      of Total
----------------------------------------------------------------------------
Due within:
   One year               $7,043         81.7%         $7,903          84.1%
   Two years               1,320         15.3             893           9.5
   Three years               242          2.8             413           4.4
   Four years                 14          0.1             184           2.0
   Five years                  4          0.1              --            --
                          --------------------------------------------------
                          $8,623        100.0%         $9,393         100.0%
                          ==================================================

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

  The pension cost for 1997, 1996 and 1995 was $538,000, $478,000 and $616,000,
respectively, and included the following components:


      (In Thousands)                           1997        1996       1995
      -----------------------------------------------------------------------
      Service cost - benefits
         earned during the year               $ 706       $ 682      $   675
      Interest cost on projected
         benefit obligations                    544         492          432
      Actual return on
         plan assets                           (622)       (656)      (1,076)
      Net amortization
         and deferral                           (90)        (40)         585
                                              -------------------------------
      Net periodic
         pension cost                         $ 538       $ 478      $   616
                                              ==============================

      The plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996 are as follows:


(In Thousands)                                                  1997                1996
------------------------------------------------------------------------------------------
Actuarial present value of
   benefit obligations:
   Accumulated benefit obligation,
      including vested benefits
      of $6,139 in 1997 and
      $4,818 in 1996                                         $(6,284)            $(4,942)
   Effect of increase in
      compensation levels                                     (2,686)             (3,034)
                                                             ----------------------------
   Projected benefit obligation
      for service rendered through
      December 31                                             (8,970)             (7,976)
Plan assets at fair value                                      9,232               7,487
                                                             ----------------------------
Plan assets greater (less) than
   projected benefit obligation                                  262                (489)
                                                             ============================
Unfunded projected
   benefit obligation                                            262                (489)
Unrecognized prior service cost                                  148                 155
Unrecognized net gains                                        (1,861)             (1,354)
                                                             ----------------------------
   Accrued pension cost                                      $(1,451)            $(1,688)
                                                             ============================

      The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.00% in 1997, 7.50% and 5.00% in 1996 and 8.00% and 5.00% in 1995. The expected long-term rate of return on assets was 8.00% in 1997, 1996 and 1995.

      The Company maintains a noncontributory profit sharing plan which covers substantially all of its employees. Employer contributions are calculated based upon formulas which relate to current operating results and other factors. Profit sharing expense recognized in the consolidated statements of income in 1997, 1996 and 1995 was $1,564,000, $1,433,000 and
$1,377,000, respectively.

      The Company sponsors a defined contribution 401(k) plan to provide additional retirement benefits to substantially all employees. Contributions under the 401(k) plan for 1997, 1996 and 1995 were $220,000, $227,000 and
$220,000, respectively.

NOTE SEVEN continued

      During May 1995, the Company implemented a restricted stock bonus plan which provides for the issuance of up to 100,000 shares of the Company's common stock. During 1995, 32,000 shares of common stock were awarded to five officers of the Company. At the time of the awards, the price per share of Company common stock was $10.32, which resulted in the establishment of a contra stockholders' equity account with a balance of $330,000. Amortization of the restricted stock bonus awards totaled $110,000, $110,000 and $64,000 for 1997, 1996 and 1995, respectively. The shares of common stock awarded vest over a three-year period.

      Also during May 1995, the Company implemented a performance-based stock option plan which provides for the granting of options on up to 400,000 shares of Company common stock. These options vest over a period not to exceed seven years, but the vesting period can be less based on the Company's attainment of certain financial operating performance criteria. The Company's original grant of stock options occurred during May 1995. At that time, options to purchase 120,000 shares were granted at an exercise price of $10.32. The table below summarizes all subsequent activity.

                                                               Weighted
                                                               Average
                                                               Exercise
                                               Shares           Price
-----------------------------------------------------------------------
Balance at December 31, 1996                   120,000          $10.32
Granted                                         14,500           23.34
Forfeited                                       16,000           10.32
                                               -------
Balance at December 31, 1997                   118,500           11.91
                                               =======          ======

No options have vested or been exercised at December 31, 1997. At December 31, 1997, 104,000, 6,000 and 8,500 options were outstanding at exercise prices of $10.32, $20.36 and $25.45, respectively.

The Company accounts for stock-based compensation under the stock option plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and, accordingly, recognizes no compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company elected not to adopt the recognition provisions of SFAS 123. However, under the provisions of SFAS 123, an entity that continues to apply APB 25 shall disclose certain pro forma information as if the fair value based accounting method in SFAS 123 had been used to account for stock-based compensation costs. The pro forma effects were calculated and are immaterial to the results of operations of the Company.

NOTE EIGHT

OTHER NONINTEREST EXPENSE

Details of other noninterest expense for 1997, 1996 and 1995 are as follows:


(In Thousands)                                    1997        1996        1995
-------------------------------------------------------------------------------
Postage, printing
   and supplies                                 $2,129      $2,114      $2,340
Advertising and business
   development                                   1,437       1,441       1,392
Professional fees                                1,320         903         918
Data processing services                           652         655         741
FDIC insurance premiums                             21           2         155
Other                                            2,096       2,083       2,285
                                                ------------------------------
Total other noninterest
   expense                                      $7,655      $7,198      $7,831
                                                ==============================

NOTE NINE

REGULATORY RESTRICTIONS

Subsidiary dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Company's subsidiary bank is subject to regulations which require the maintenance of minimum capital levels. At December 31, 1997, unappropriated retained earnings of $12,878,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

 Restricted funds on deposit used to meet regulatory reserve requirements amounted to approximately $3,504,000 and $2,719,000 at December 31, 1997 and 1996, respectively.

NOTE TEN

INCOME TAXES

The components of income tax expense for 1997, 1996 and 1995 are as follows:


      (In Thousands)                         1997           1996         1995
      ------------------------------------------------------------------------
      Current:
         Federal                           $3,114         $2,238       $3,171
         State                                241            153          327
      Deferred                                271            854         (111)
                                           -----------------------------------
                                           $3,626         $3,245       $3,387
                                           ===================================

 A reconciliation of expected income tax expense, computed by applying the effective federal statutory rate of 34% for 1997, 1996 and 1995 to income before income tax expense, to reported income tax expense, is as follows:


(In Thousands)                                1997        1996        1995
----------------------------------------------------------------------------
Expected income
   tax expense                               $3,617      $3,320      $3,264
(Reductions) increases
   resulting from:
   Tax-exempt interest                          (78)        (53)        (43)
   State taxes, net
      of federal benefit                        159         101         216
   Amortization of
      intangibles                               (98)        (98)        (98)
   Other, net                                    26         (25)         48
                                             -------------------------------
Income tax expense                           $3,626      $3,245      $3,387
                                             ===============================

      The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are presented below:


(In Thousands)                                        1997         1996
------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                        $  993       $1,011
   Accrued pension cost                                500          581
   Premises and equipment                               51          123
   Other                                               206          141
                                                    --------------------
         Total deferred tax assets                   1,750        1,856
                                                    --------------------
Deferred tax liabilities:
   Unrealized gain on investment
      in debt and equity securities
      available-for-sale                              (187)         (53)
   Discount accretion                                 (355)        (271)
   Other                                              (137)         (56)
                                                    --------------------
         Total deferred tax liabilities               (679)        (380)
                                                    --------------------
Net deferred tax asset                              $1,071       $1,476
                                                    ====================

      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance at December 31, 1997 or 1996, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

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

 Conditional commitments to extend credit, commercial letters of credit and standby letters of credit totaled approximately $96,709,000, $13,000 and $2,164,000, respectively, at December 31, 1997.

      Following is a summary of the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996:

                                                         1997
                                            -------------------------------
                                                                 Estimated
                                            Carrying                Fair
(In Thousands)                               Amount                Value
---------------------------------------------------------------------------
Balance sheet assets:
   Cash and cash equivalents                $ 99,124              $ 99,124
   Investment in debt and
      equity securities                      126,251               126,501
   Loans, net                                191,994               192,531
   Accrued interest receivable                 3,137                 3,137
                                            -------------------------------
                                            $420,506              $421,293
                                            ===============================

Balance sheet liabilities:
   Deposits                                 $165,857              $165,880
   Accounts and drafts payable               213,755               213,755
   Short-term borrowings                         406                   406
   Accrued interest payable                       93                    93
                                            -------------------------------
                                            $380,111              $380,134
                                            ===============================

                                                         1996
                                            -------------------------------
                                                                 Estimated
                                            Carrying                Fair
(In Thousands)                               Amount                Value
---------------------------------------------------------------------------
Balance sheet assets:
   Cash and cash equivalents                $ 67,156              $ 67,156
   Investment in debt and
      equity securities                      159,667               159,716
   Loans, net                                193,379               193,726
   Accrued interest receivable                 3,366                 3,366
                                            -------------------------------
                                            $423,568              $423,964
                                            ===============================

Balance sheet liabilities:
   Deposits                                 $177,505              $177,509
   Accounts and drafts payable               204,690               204,690
   Short-term borrowings                       2,476                 2,476
   Accrued interest payable                      146                   146
                                            -------------------------------
                                            $384,817              $384,821
                                            ===============================

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

INVESTMENT IN DEBT AND EQUITY SECURITIES Fair values are based on quoted market prices or dealer quotes.

LOANS The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market nor the benefit derived from the customer relationship inherent in existing deposits.

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

NOTE THIRTEEN

INDUSTRY SEGMENT INFORMATION

The services provided by the Company are classified into two industry segments: Information Services and Banking Services which are more

NOTE THIRTEEN continued

fully discussed in Note One. Total net revenue is comprised of total interest income and total noninterest income, less provision for loan losses. Intersegment revenues or transfers were not significant.

      Summarized information about the Company's operations in each industry as of and for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                             Total Net Revenue
                                  ---------------------------------------
(In Thousands)                       1997           1996            1995
-------------------------------------------------------------------------
Information Services              $35,918        $35,501         $37,226
Banking Services                   15,035         14,823          13,995
Eliminations                         (157)          (107)           (126)
                                  ---------------------------------------
Total                             $50,796        $50,217         $51,095
                                  =======================================

                                     Income (Loss) Before Income Tax
                                  ---------------------------------------
(In Thousands)                       1997           1996            1995
-------------------------------------------------------------------------
Information Services              $ 6,352         $6,069          $6,369
Banking Services                    4,464          3,868           3,372
Corporate Items                      (179)          (173)           (140)
                                  ---------------------------------------
Total                             $10,637         $9,764          $9,601
                                  =======================================

                                            Identifiable Assets
                                 ----------------------------------------
(In Thousands)                       1997           1996            1995
-------------------------------------------------------------------------
Information Services             $246,488       $237,963        $238,762
Banking Services                  209,485        212,776         195,562
Corporate Items                    52,882         47,909          43,505
Eliminations                      (70,528)       (60,326)        (49,771)
                                 ----------------------------------------
Total                            $438,327       $438,322        $428,058
                                 ========================================

                                    Depreciation and Amortization Expense
                                   --------------------------------------
(In Thousands)                       1997           1996            1995
-------------------------------------------------------------------------
Information Services               $2,024         $2,057          $2,120
Banking Services                      420            494             395
Corporate Items                        26             32              29
                                   --------------------------------------
Total                              $2,470         $2,583          $2,544
                                   ======================================

                                             Capital Expenditures
                                   --------------------------------------
(In Thousands)                       1997           1996            1995
-------------------------------------------------------------------------
Information Services               $3,427         $1,509          $2,888
Banking Services                      468            249             251
Corporate Items                         6             21              56
                                   --------------------------------------
Total                              $3,901         $1,779          $3,195
                                   ======================================

NOTE FOURTEEN

CONDENSED FINANCIAL INFORMATION OF PARENT
COMPANY

Following are the condensed balance sheets of the Company (parent company only) as of December 31, 1997 and 1996, and the related condensed schedules of income and cash flows for each of the years in the three-year period ended December 31, 1997.

                                                         Condensed Balance Sheets
                                                        --------------------------
                                                               December 31
                                                        --------------------------
(In Thousands)                                             1997              1996
----------------------------------------------------------------------------------
Assets:
   Cash                                                 $   471           $   130
   Investment in Cass Bank &
   Trust Company                                         23,271            21,612
   Investment in Cass Information
   Systems, Inc.                                         28,666            25,617
   Other assets                                             474               550
                                                        --------------------------
Total assets                                            $52,882           $47,909
                                                        --------------------------
Liabilities and Stockholders' Equity:
   Total liabilities                                    $   229           $   128
   Total stockholders' equity                            52,653            47,781
                                                        --------------------------
Total liabilities and
   stockholders' equity                                 $52,882           $47,909
                                                        ==========================

                                                               Condensed Schedules of Income
                                                     --------------------------------------------------
                                                                         December 31
                                                     --------------------------------------------------
(In Thousands)                                         1997                 1996                  1995
-------------------------------------------------------------------------------------------------------
Income:
   Dividends received
      from subsidiaries                              $2,680               $2,380                $2,140
   Management fees from
      subsidiaries                                    1,282                  954                   949
                                                     --------------------------------------------------
         Total income                                 3,962                3,334                 3,089
                                                     --------------------------------------------------
Expenses:
   Salaries and employee
      benefits                                        1,130                  835                   883
   Other expenses                                       331                  292                   206
                                                     --------------------------------------------------
         Total expenses                               1,461                1,127                 1,089
                                                     --------------------------------------------------
Income before income
   taxes and equity in
   undistributed income
   of subsidiaries                                    2,501                2,207                 2,000
Income tax benefit                                      (61)                 (59)                  (48)
                                                     --------------------------------------------------
                                                      2,562                2,266                 2,048
Equity in undistributed
   income of subsidiaries                             4,449                4,253                 4,166
                                                     --------------------------------------------------
Net income                                           $7,011               $6,519                $6,214
                                                     ==================================================

                                                            Condensed Schedules of Cash Flows
                                                    ---------------------------------------------------
                                                                         December 31
                                                    ---------------------------------------------------
(In Thousands)                                         1996                 1995                  1994
-------------------------------------------------------------------------------------------------------
Cash flows from
   operating activities:
   Net income                                       $ 7,011              $ 6,519               $ 6,214
   Adjustments to reconcile
   net income to net
   cash provided by
   operating activities:
      Net income of
         subsidiaries exclusive
         of management fees                          (8,410)              (7,587)               (7,255)
      Dividends from
         subsidiaries                                 2,680                2,380                 2,140
      Management fees from
         subsidiaries                                 1,282                  954                   949
      Amortization of stock
         bonus plan                                     110                  110                    64
      Other, net                                        176                 (200)                 (192)
                                                    ---------------------------------------------------
         Net cash provided by
            operating activities                      2,849                2,176                 1,920
                                                    ---------------------------------------------------
Cash flows from
   financing activities:
   Cash dividends paid                               (2,508)              (2,296)               (2,062)
   Purchases of treasury stock                           --                   --                   (24)
                                                    ---------------------------------------------------
      Net cash used in
         financing activities                        (2,508)              (2,296)               (2,086)
                                                    ---------------------------------------------------
   Net increase (decrease) in
   cash and cash equivalents                            341                 (120)                 (166)
Cash and cash equivalents
   at beginning of year                                 130                  250                   416
                                                    ---------------------------------------------------
Cash and cash equivalents
   at end of year                                   $   471              $   130               $   250
                                                    ===================================================

INDEPENDENT AUDITORS
REPORT
THE BOARD OF DIRECTORS AND STOCKHOLDERS
CASS COMMERCIAL CORPORATION:

We have audited the accompanying consolidated balance sheets of Cass Commercial Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cass Commercial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
January 29, 1998
                                                                            31

BOARD OF DIRECTORS AND
SHAREHOLDER INFORMATION


DIRECTORS

CASS COMMERCIAL
CORPORATION,
CASS BANK & TRUST
COMPANY AND CASS
INFORMATION SYSTEMS, INC.

Lawrence A. Collett
Chairman of the Board,
Chief Executive Officer,
Cass Commercial
Corporation
John J. Vallina
President, Cass Bank &
Trust Company
Robert J. Bodine
Chairman Emeritus,
Bodine Aluminum, Inc.
Thomas J. Fucoloro
Consultant
Harry J. Krieg
Chairman Emeritus
Howard A. Kuehner
Investor
Jake Nania
Investor
Irving A. Shepard
President, Venture
Consultants, Inc.
A.J. Signorelli
Founder, Andrews
Educational &
Research Center and
Hope Educational &
Research Center
Bruce E. Woodruff
Attorney; of counsel to
Armstrong, Teasdale,
Schlafly & Davis

OFFICERS

CASS COMMERCIAL
CORPORATION

Lawrence A. Collett
Chairman of the Board-
Chief Executive Officer
Eric H. Brunngraber
Vice President, Secretary,
& Chief Financial Officer
William C. Bouchein
Vice President, Treasurer
Marla A. Fusz
Controller
Wayne D. Muskopf
Vice President,
Human Resources

LOCATIONS

CASS COMMERCIAL
CORPORATION

13001 Hollenberg Drive
Bridgeton, Missouri 63044
(314) 506-5500

CASS BANK & TRUST
COMPANY

13001 Hollenberg Drive
Bridgeton, Missouri  63044
(314) 506-5500

CHESTERFIELD FACILITY
702 Spirit 40 Park Drive
Suite 100
Chesterfield,
Missouri  63005
(314) 506-5595

DOWNTOWN FACILITIES
1015 Locust Street
St. Louis, Missouri  63101
(314) 506-5585

1420 N. 13th Street
St. Louis, Missouri  63106
(314) 506-5580

FENTON FACILITY
509 Rudder Road
Fenton, Missouri  63026
(314) 506-5590

WEST PORT FACILITY
11657 Adie Road
Maryland Heights,
Missouri  63043
(314) 506-5575

CASS INFORMATION
SYSTEMS, INC.

PAYMENT SYSTEMS GROUP

13001 Hollenberg Drive
Bridgeton, Missouri  63044
(314) 506-5500

2545 Farmers Drive
Columbus, Ohio  43235
(614) 766-2277

900 Chelmsford Street
Lowell, Massachusetts
10151
(978) 446-0101

SOFTWARE SYSTEMS GROUP
Hartford Plaza
150 South Wacker Drive
Suite 2600
Chicago, Illinois  60606
(312) 782-6694




10-K

A copy of the Company's
1997 Annual Report filed
with the Securities and
Exchange Commission
on Form 10-K is available
to stockholders without
charge.  To obtain a copy,
direct your request to
Investor Relations, 13001
Hollenberg Drive,
Bridgeton, Missouri
63044.

32