Form 10-K405, Exhibit 13
period 1998-12-31
CASS COMMERCIAL CORP
filed 1999-03-24
CIK 708781

Four Pillars                               Cass Commercial
One Foundation                                 Corporation


[CASS LOGO]                     Annual Report 98

"HE IS LIKE A MAN BUILDING A HOUSE,
 who dug deep and laid a foundation
 upon the rock; and when a flood rose,
 the torrent burst against that house and
 could not shake it; because it had been
 well built."     Luke 6:48

Four Pillars

One Foundation

  PRIVATELY HELD
      BUSINESSES
BANKING SERVICES

    CHURCHES AND
  CHURCH-RELATED
BANKING SERVICES

FREIGHT PAYMENT
PROCESSING SERVICES

UTILITY PAYMENT
PROCESSING SERVICES

Chairman's Letter to Shareholders


Financial Highlights

1998 provided another record year of profits for Cass Commercial Corporation. Net income was $7,408,000, an increase of 5.7% over the corresponding level in 1997. Basic earnings per share were $1.92 compared to $1.82 in 1997. We are indeed grateful for this continued growth in income, especially considering the decreased level of interest rates in the last quarter of the year.
      At year-end, the company's total assets exceeded $500 million for the first time in its history. Average assets grew at a rate of 5.8% over 1997. Additionally, the company's loan portfolio increased an average of $10.8 million, representing a 5.5% increase over corresponding levels in 1997. At year-end total capital represented 12.2% of average assets for the year. The company continues to experience a strong capital position, providing additional safety and the capability to exploit future growth opportunities. Loan quality continues to improve. The ratio of our total non-accrual loans to total loans at year-end stood at only .2%.
      These results again demonstrate excellent asset quality, outstanding capital protection and a solid base for continued growth and profitability. We are grateful to be able to provide these results for our shareholders.

Business Highlights

All of the company's business units contributed growth in 1998.

PRIVATELY HELD BUSINESSES
This core banking unit produced substantial new relationships with well managed, capable companies during the past year. This growth is attributed to the functional team structure developed in 1997 and an increase in the number of businesses utilizing Cass' business banking services. The growth experienced in earning assets and deposits reflects our success in attracting a growing number of business customers.

CHURCHES AND CHURCH-RELATED INSTITUTIONS
This unit, formed in 1997, showed significant growth during the last year. Not only were a sizable number of new relationships developed, but outstanding loan volume to these institutions was increased during the year. We are excited by the reception of our services from these important institutions.


                        2 Cass Commercial Corporation

FREIGHT PAYMENT PROCESSING
The number of companies utilizing our freight payment services increased during the past year. This growth was slowed somewhat due to the high level of Y2K remediation occurring in the marketplace. Nevertheless, new client volume continued to increase. Cass' leadership in this core business unit is represented by its large market share and leadership in providing high-quality transaction processing for over 2,000 customers. No other firm can match Cass' quality, dollar volume processed and market share. The trend to outsourcing administrative functions is continuing and we believe over 50% of the market is still processing their freight internally. This trend should allow for continued future growth.

UTILITY PAYMENT PROCESSING
This new business unit also showed significant progress in 1998. This was attributed to a new Sales and Marketing staff operating the entire year, and the increased availability and knowledge of Cass' processing services throughout the industry. Cass' volume grew to over $500 million annually during 1998. We reacted quickly and decisively to market needs, developed services to meet customer requirements and were one of the first companies to begin providing these services. We anticipate significant growth in this area of transaction processing as energy deregulation continues throughout the country.

      We continue to look favorably upon opportunities for growth in each of our primary business units. We shall continue to focus our resources and capital expenditures to improve market share, operating capabilities and performance in each of these key areas.

The Cass Strategy

Our strategy of combining the operations of a uniquely focused transaction processing business with the activities of a commercial banking enterprise is working and continues to provide the basis for future growth and profitability.
      These businesses integrate at key junctions that promote the efficiency and performance of each other. Together they generate higher levels of fee income, greater returns on invested funds and larger levels of available funds than could have been achieved independently. The results provide Cass Commercial Corporation with a history of excellent performance, sustained growth and strong capabilities.

                                                                             98

                        Cass Commercial Corporation 3

The New Millennium

As we enter 1999, we will be completing the last year of this century. The Cass organization began with the formation of the Cass Avenue Bank in 1906, shortly after the beginning of the current century. Cass Commercial Corporation now prepares to move into the next century, anticipating new challenges and exciting opportunities. We are determined to continue to grow the investment of our forefathers, providing long-term benefits for shareholders and employees by providing excellent quality and responsive services that produce significant value to our customers.
      The year 2000 provides us with a host of opportunities, although not without some concerns. Obviously, there is great concern about the Y2K problem, requiring the remediation of significant computer systems. This effort has caused our nation's business enterprises to spend billions of dollars and millions of hours to correct and prepare corporate systems for the future. Along with the effort to make these corrections has come dire predictions of disaster, gloom and doom for the near future.
      At Cass, we prefer to view the year 2000 from the perspective of the Old Testament model of Caleb. Caleb, along with Joshua, was sent by Moses, with 10 other individuals, to scout the Promised Land for the nation of Israel. After returning from their task, the other 10 felt the inhabitants of the land were too big and too strong to conquer and Israel should not make an attempt at claiming what God had promised them. Caleb, however, was not overcome by fear of the inhabitants, but instead focused on the beauty and productivity of the land and the great opportunities it would provide their nation. He looked beyond the problems and ultimately became part of God's chosen vehicle to claim those lands.
      It is our belief that the next millennium will be filled with tremendous opportunities for businesses in our country. Cass will listen to the marketplace and respond to future needs with innovative services and products. We will train and develop our staff to be more flexible and effective. Our technology will be used to provide even better services and higher quality. We must grasp the opportunity and utilize the God-given abilities and resources we have been provided and accept the great challenges before us. Cass is indeed excited about the opportunities awaiting the new millennium.


                        4 Cass Commercial Corporation

The Foundation

Obviously, there has been and will continue to be a great deal of change in the years ahead. However, all things do not change. The foundation upon which the Cass organization was built and upon which it currently rests will not change. The four pillars, on the cover of our annual report, represent our current four business units. However, they all rest upon the same foundation. When the number of business units increase in the years ahead, there will still be one foundation.
      Our business foundation consists of an ongoing commitment to maintaining a strong capital position, capable staff, effective systems and technology, and high-quality performance that will lead to excellent results over long-term periods. These traits have been characteristic of the Cass organization and continue to drive our activities. Our business objectives and goals are built on this business foundation.
      Of greater importance and significance, however, is our dependence on God for the future. No matter what we achieve or how well we perform, our most important objective is to please God. Indeed, long-term significance, long-term value and ultimate success are not determined by business results. They are driven by a loving God who daily dispenses grace and mercy to an undeserving humanity. Again, in 1998, we have tasted this grace and the loving hand of a Creator who cares about all aspects of life. The Cass foundation shall, indeed, be built upon a desire to conduct our affairs and activities in a manner that upholds His righteousness and seeks to honor and glorify Him by what we do and how it is accomplished.


/s/ L. A. Collett

Lawrence A. Collett
Chairman and Chief Executive Officer


                        Cass Commercial Corporation 5

Privately Held Businesses


1998 BUSINESS RESULTS
1998 was an excellent year in this core banking unit which provides financial services to privately held businesses. As of December 31, 1998, loans outstanding to privately held businesses were $193,500,000, representing 86% of our total loan portfolio of $224,900,000. Total net loan growth was 14.8% over the prior year-end balance. This is excellent considering the overall economy is growing at an annual rate of approximately 3.5%.
      The majority of our new clients in 1998 came from large national banks which have acquired local banks causing many customers to consider alternatives. We believe our operating strategies are continuing to be effective in pursuing these under-served privately held companies while satisfying the financial needs of our existing clients.
      In light of this strong growth, it is important to note that credit quality in our overall loan portfolio has continued to strengthen from already superior levels. As of December 31, 1998, nonperforming loans represented just .3% of total loans outstanding. As a point of reference, under 1% is considered to be very strong. Our levels of loan delinquencies, loans charged off and other important credit quality factors continue to register historic low levels as well.


Total Impaired Loans (as of Dec. 31)          Total Loans (as of Dec. 31)

(In Thousands)                                (In Millions)

           [GRAPH]                                    [GRAPH]


BUSINESS STRATEGY
Our main strategy has been to focus on our strenghts ... providing high levels of expertise and personal attention to our clients balanced with electronic technology, specifically tailored for privately held companies. This continuing dedication to focus on our specialty was reflected in our decision in 1998 to change our legal name from Cass Bank & Trust Company to Cass Commercial Bank. We have differentiated Cass


                        6 Cass Commercial Corporation
by listening to private business owners and making a sincere attempt to service their banking needs.
      Relationship Continuity -- We strive to provide continuity in account management by creating teams of bankers, each having a specific role to play on behalf of our client. This team of specialists provides better responsiveness and multiple points of contact. Clients have immediate access to the appropriate person to solve their problem. Further, should there be any change in staff, our clients are assured continuity of the service relationship. We also make it a special point to involve Cass' executive management with our customers in the credit and relationship process.
      Know How -- The experience level of our bankers is also a key attribute and a major factor in our success. Private business owners want more than just access to funds. They want helpful direction and advice when it comes to financing decisions. With low turnover in our banking staff and many years of experience in this particular niche, our bankers have the opportunity to share firsthand experience and to add valuable insight. It is important that our clients never feel they have to train their Cass banker.
      Independence -- Now in our 93rd year of operations, Cass possesses a long history and a strong commitment to remaining independent. The dislocation caused by the recent banking consolidations will continue over the next several years. Our clients place a premium on doing business with a bank that has a long history of independence and clearly desires to remain independent.
      Operating Competence -- The high quality of our back room operations is a strength and a key commitment to our valued clients. As banks have grown and cut staff to achieve cost reductions, we hear many business owners concerned about the quality of banking operations. Fundamentals such as accurate check and statement processing or timely response to inquiries can no longer be taken for granted. Further, we know that errors waste valuable time and should be unnecessary. Business owners expect and deserve more from their bank. Cass' operations staff focuses solely on commercial accounts which allows us to minimize operating errors and to offer superior response delivered through our service teams.
      Tailored and Affordable Products -- Having products that work well is very important, but clients also want these products at moderate cost. Whether it is flexible loan structures, customized to fit the specific needs of each borrower, or treasury management products (such as wholesale lockbox services, controlled disbursement accounts, online information reporting, money fund sweeps, and electronic commerce), we deliver banking services with high technical functionality. Our fees are moderate because our clients do not pay for large capacity enhancements or overhead requirements. Finally, our products and services are specifically designed to meet the needs of our business customers.
      Attitude -- Being responsive, helpful and friendly is more than just a good business strategy to us ... it is simply the right way to treat people. This attitude is an outgrowth of our corporate culture. In the final analysis, it is persistence and effort in serving our customers that represents the difference between Cass and other banks.

                        Cass Commercial Corporation 7

Churches and Church-Related Institutions


1998 was another outstanding year for Cass Commercial Bank's Church and Ministries' Division. And, in many ways, it was a continuation of the positive trends that have been experienced in our church and ministries' business.
      In 1998, we more than doubled our loan outstandings, once again exceeding the previous year's growth in new church and ministry relationships, and our pipeline of new church and ministries' business is stronger than ever.
      Our church relationships continue to increase and diversify among small, medium and large-size churches, representing a wide variety of denominations and ministries.
      One distinctive feature of Cass Commercial Bank is the way we work with churches. We invest time to get to know each church and its unique needs, building a relationship with each of our church customers. We help assess total project sizes and affordable loan levels. We then partner in building a financial game plan to address the immediate project, as well as the future needs of the church.
      Lending alternatives include the financing of a church's current mortgage loan, the expansion of existing facilities and the building of an entirely new church facility. We also offer a variety of term loans for various other church and ministries' needs.
      Another feature of our service is our approach to a church's depository, savings and investment needs, both short and longer term. We work closely with each church in understanding its fiscal philosophy and operating approach. We then conduct a comprehensive analysis comparing various operating, savings and investment alternatives to determine the best fit for our customer.
      We also provide a "team" approach to building a banking relationship. Each of our customers is provided a team that includes a marketing officer, a lending officer, a depository/cash management officer, and a customer service officer, as well as executive management. This provides relationship continuity and consistency for our church customers.
      At Cass, we believe lending to churches and ministries is not just good business; we also believe these ministries are excellent avenues to help address the critical issues facing our communities. The focus on outreach services provided by these organizations addresses society's deepest needs.
      By providing financial support to churches and ministries, Cass plays a small part in helping to renew and to restore our city and suburban communities.


                        8 Cass Commercial Corporation

                                 [PHOTO]

      In 1999, the St. Louis community will be the recipient of two significant events. The visit of Pope John Paul II was an exciting occasion that brought spiritual focus and renewed attention on our need for God's sustenance and support. The Billy Graham Crusade in the fall will continue that focus by bringing together thousands of churches to proclaim the New Testament gospel message and the love of God to hundreds of thousands in this region. Both of these events remind us of the importance of our church and spiritual community to the health and vitality of our nation.

                        Cass Commercial Corporation 9

Freight Payment Processing


Cass Information Systems provides audit, payment, cost accounting and financial control of transportation and warehousing transactions for many of the nation's largest manufacturing, chemical, food and personal products companies. Our rating software helps businesses manage carrier rates and integrate them with their decision support systems. The information we provide enables our customers to focus their attention on controlling costs and improving service levels to their customers. In 1998 Cass processed 25 million transactions with a value of $7.0 billion. With processing centers in St. Louis, Missouri; Columbus, Ohio; and Boston, Massachusetts; and a software development group in Chicago, Illinois; we are well-positioned to meet the growth opportunities in the markets we serve.
      In today's business climate we are adapting and taking advantage of technology developments to leverage our unique financial strength to create a transaction processing company that is distinctively identified as the market leader. Our business model has been redefined and constructed entirely on an electronic commerce platform.

ELECTRONIC DATA INTERCHANGE (EDI)
For many years Cass has focused on EDI as a very important strategic initiative to reduce costs, improve data integrity and eliminate the inefficiencies inherent in paper processing. Working with our customer base and carrier partners, Cass has converted 50% of the 25 million freight bills processed annually from paper to electronic transactions. And as part of a bank holding company, Cass supports complete financial EDI services for carriers, including Automated Clearing House (ACH) payments and more than 10 million electronic remittance advice transactions. Cass views the conversion to EDI as a major initiative as we seek to reach our next EDI processing milestone of 75% of freight bills processed.

IMAGING
Until Cass fully converts to EDI processing, access to paper transactions by our customers will continue to be a requirement. Archiving and retrieving individual freight bills is expensive and time consuming. Historically, image scanning and storage costs were not competitive with microfilming. But scanning and image storage costs have decreased dramatically allowing Cass to offer our customers the convenience of CD-ROM storage of historical files, as well as easy access to paper and EDI freight bill images via the Internet.


                        10 Cass Commercial Corporation

                                   [PHOTO]

INTERNET INFORMATION DELIVERY
Cass provides multiple methods of information delivery to our customers, including file transfers, e-mail and traditional paper reports. Without internal information systems that respond to the unique requirements of supply chain management, our customers rely on Cass to present information in formats that allow them to manage transportation costs and company distribution channels. Much of this information is displayed in paper report formats that are more costly, inefficient and less timely.
      The Internet offers ubiquitous, instantaneous access to information. Cass' Internet plan has five phases of development. In addition to payment records and carrier rates, a transportation data base will be included that will accommodate virtually all of the current reporting needs of our customers. Our information delivery system provides flexible query and sorting of data, displays data in report formats, multiple charting options, data export capability and new e-mail delivery services. The integration of imaging will also allow our customers to view freight bill images from report displays and, if necessary, approve transactions without paper copies.
      Cass is the only company in the industry committing to the Internet on this scale. The result will be a dramatic distinction of our services to companies seeking to outsource freight bill payment and information delivery services. As companies continue to seek the expertise of third-party service providers to manage activities that are not directly related to their core strengths, Cass is the only provider with the resources to meet the changing demands in the marketplace.

                        Cass Commercial Corporation 11

Utilities Payment Processing


Cass Information Systems starts the new year with the creation of a new Utility Payments Division. Since its inception, the utility payment business has grown dramatically. In recognition of significant market opportunities, we are now focused on this emerging business with dedicated resources and a long-term capital commitment.
      We process and pay utility invoices, including electricity, gas, water, telephone and refuse collection. We also extract key energy information from invoices, assisting our customers' energy managers in making decisions that will reduce their companies' energy costs and prepare them for significant opportunities becoming available with the deregulation of the utility industry.
      The utility payments unit of our business provides many of the same benefits for our customers that are achieved through our freight payment services. Our experience in payables outsourcing dates back to the beginning of the industry. The relationship we have with our Bank assures our customers that high levels of internal control and financial accountability are maintained. We have developed a payables processing system that enabled us to pay more than 25 million invoices in 1998. No other company in the utility payment business can match our size and commitment to the payables business. The economies of scale that we apply to the processing of utility invoices allow us to provide our services to the market at a price that is lower than a company's internal cost or any external alternative.


                        Annualized Utility Dollars Paid

                        (In Millions)

                                    [GRAPH]



                        12 Cass Commercial Corporation

      In 1997 we announced our plan to continue the development of our utility payment unit by expanding our sales resources and marketing efforts. Since implementing these steps, our sales growth has exceeded our expectations. We began 1998 with a processing volume of $255 million and 294,000 invoices. The year ended with a 29% increase in dollars and 71% increase in invoices paid on an annual basis. We believe that a great opportunity exists for further growth in this marketplace. We have also made a significant commitment to providing energy management information to our customers via the Internet. We will continue to devote resources to the refinement of our information delivery system to ensure that our customers can take advantage of opportunities to reduce their energy costs.
      In 1999 we will focus on continuing to build our leadership position in this market. Our plans for the coming year include providing enhanced energy information capabilities, expanded EDI processing, electronic payments and remittances, Internet invoice retrieval, CD-ROM archival, and expanded energy and payables reporting services via the Internet.
      Our goal, since we entered the utility payment business, was to respond to an emerging market for payment processing and energy information with a speed that distances us from companies that are entering the business with little or no experience. We have been fortunate to have leveraged our experience in freight payment while adapting to the unique demands of the energy market.
      We expect, by the end of 1998, to be processing more than $1 billion in energy payables on an annualized basis. Our commitment to grow this business and further penetrate the energy processing marketplace is unwavering. By leveraging our freight payment technology and staff resources, while investing in new capabilities, we hope that this business volume will one day rival that achieved by our other transaction processing activities.


Annualized Utility Bills Paid

(In Millions)

          [GRAPH]

                        Cass Commercial Corporation 13

Consolidated Balance Sheets

                                                                            December 31
(In Thousands of Dollars, Except per Share Data)                         1998            1997
ASSETS
Cash and due from banks                                              $ 22,558        $ 10,849
Federal funds sold and other short-term investments                   156,827          88,275
                                                                     --------        --------
   Cash and cash equivalents                                          179,385          99,124
                                                                     --------        --------
Investment in debt and equity securities:
   Held-to-maturity, fair value of $57,191 and $90,389
        at December 31, 1998 and 1997, respectively                    56,605          90,139
   Available-for-sale, at fair value                                   27,369          36,112
                                                                     --------        --------
            Total investment in debt and equity securities             83,974         126,251
                                                                     --------        --------
Loans                                                                 224,888         196,478
   Less: Allowance for loan losses                                      4,428           4,484
                                                                     --------        --------
            Loans, net                                                220,460         191,994
                                                                     --------        --------
Premises and equipment, net                                             9,249           9,957
Accrued interest receivable                                             2,764           3,137
Other assets                                                            8,080           7,864
                                                                     --------        --------
            Total assets                                             $503,912        $438,327
                                                                     ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
   Noninterest-bearing                                               $ 82,911        $ 61,958
   Interest-bearing                                                   108,071         103,899
                                                                     --------        --------
            Total deposits                                            190,982         165,857
Accounts and drafts payable                                           250,518         213,755
Short-term borrowings                                                     323             406
Other liabilities                                                       4,685           5,656
                                                                     --------        --------
            Total liabilities                                         446,508         385,674
                                                                     --------        --------

SHAREHOLDERS' EQUITY:
Preferred stock, par value $.50 per share; 2,000,000 shares
   authorized and no shares issued                                         --              --
Common stock, par value $.50 per share; 20,000,000 shares
   authorized and 4,000,000 shares issued                               2,000           2,000
Surplus                                                                 4,796           4,740
Retained earnings                                                      51,505          46,879
Accumulated other comprehensive income                                    387             364
Common shares in treasury, at cost (132,123 and 141,452 shares
   at December 31, 1998 and 1997, respectively)                        (1,213)         (1,284)
Unamortized stock bonus awards                                            (71)            (46)
                                                                     --------        --------
            Total shareholders' equity                                 57,404          52,653
                                                                     --------        --------
            Total liabilities and shareholders' equity               $503,912        $438,327
                                                                     ========        ========

See accompanying notes to consolidated financial statements.

                        14 Cass Commercial Corporation

Consolidated Statements of Income

                                                                                 Year Ended December 31
(In Thousands of Dollars, Except per Share Data)                          1998            1997             1996
INTEREST INCOME:
Interest and fees on loans                                             $17,579         $16,951          $16,193
Interest and dividends on debt and equity securities:
   Taxable                                                               6,538           9,074            9,729
   Exempt from federal income taxes                                         69              77               72
Interest on federal funds sold and other short-term investments          5,858           3,181            2,132
                                                                       -------         -------          -------
        Total interest income                                           30,044          29,283           28,126
                                                                       -------         -------          -------

INTEREST EXPENSE:
Interest on deposits                                                     4,271           4,181            4,503
Interest on short-term borrowings                                           10              67              139
                                                                       -------         -------          -------
        Total interest expense                                           4,281           4,248            4,642
                                                                       -------         -------          -------
        Net interest income                                             25,763          25,035           23,484
Provision for loan losses                                                   --             300               --
                                                                       -------         -------          -------
        Net interest income after provision for loan losses             25,763          24,735           23,484
                                                                       -------         -------          -------

NONINTEREST INCOME:
Information services revenue:
   Freight and utility payment and processing revenue                   18,809          17,863           17,698
   Freight rating services income                                        2,426           2,564            3,297
Service charges on deposit accounts                                        642             524              532
Gain on sale of debt securities                                            285             216               --
Other                                                                      285             646              564
                                                                       -------         -------          -------
        Total noninterest income                                        22,447          21,813           22,091
                                                                       -------         -------          -------

NONINTEREST EXPENSE:
Salaries and employee benefits                                          24,995          24,093           23,997
Occupancy expense                                                        1,698           1,619            2,115
Equipment expense                                                        2,649           2,654            2,611
Other                                                                    7,283           7,545            7,088
                                                                       -------         -------          -------
        Total noninterest expense                                       36,625          35,911           35,811
                                                                       -------         -------          -------
        Income before income tax expense                                11,585          10,637            9,764
Income tax expense                                                       4,177           3,626            3,245
                                                                       -------         -------          -------
        Net income                                                     $ 7,408         $ 7,011          $ 6,519
                                                                       =======         =======          =======

EARNINGS PER SHARE:
        Basic                                                          $  1.92         $  1.82          $  1.69
                                                                       -------         -------          -------
        Diluted                                                        $  1.89         $  1.79          $  1.66
                                                                       =======         =======          =======

See accompanying notes to consolidated financial statements.


                        Cass Commercial Corporation 15

Consolidated Statements of Cash Flows

                                                                               Year Ended December 31
(In Thousands of Dollars)                                                1998            1997             1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $  7,408        $  7,011         $  6,519
Adjustments to reconcile net income to net cash provided by
   operating activities:
        Depreciation and amortization                                   2,359           2,470            2,583
        Amortization of stock bonus awards                                 50             110              110
        Provision for loan losses                                          --             300               --
        Deferred income tax expense                                       131             271              854
        Decrease (increase) in accrued interest receivable                373             229             (422)
        Gain on sale of debt securities                                  (285)           (216)              --
        Other operating activities, net                                (1,422)         (1,884)             (82)
                                                                     --------        --------         --------
            Net cash provided by operating activities                   8,614           8,291            9,562
                                                                     --------        --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of debt securities available-for-sale               6,409          14,235               --
Proceeds from prepayments and maturities of debt securities:
   Held-to-maturity                                                    32,974          28,076           20,192
   Available-for-sale                                                   2,905           1,178            6,918
Purchases of debt and equity securities:
   Held-to-maturity                                                        --              --           (8,608)
   Available-for-sale                                                      --          (9,835)         (30,632)
Net decrease (increase) in loans                                      (28,466)          1,085          (25,544)
Purchases of premises and equipment, net                               (1,250)         (3,901)          (1,747)
                                                                     --------        --------         --------
            Net cash provided by (used in) investing activities        12,572          30,838          (39,421)
                                                                     --------        --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in noninterest-bearing demand,
   interest-bearing demand and savings deposits                        25,945         (10,878)          16,277
Net decrease in time deposits                                            (820)           (770)            (498)
Net increase (decrease) in accounts and drafts payable, net            36,763           9,065           (4,339)
Net decrease in short-term borrowings                                     (83)         (2,070)          (2,471)
Proceeds from exercise of stock options                                    52              --               --
Cash dividends paid                                                    (2,782)         (2,508)          (2,296)
                                                                     --------        --------         --------
            Net cash provided by (used in) financing activities        59,075          (7,161)           6,673
                                                                     --------        --------         --------
            Net increase (decrease) in cash and cash equivalents       80,261          31,968          (23,186)
Cash and cash equivalents at beginning of year                         99,124          67,156           90,342
                                                                     --------        --------         --------
Cash and cash equivalents at end of year                             $179,385        $ 99,124         $ 67,156
                                                                     ========        ========         ========

SUPPLEMENTAL INFORMATION:
   Interest paid                                                     $  4,314        $  4,301         $  4,669
   Income taxes paid                                                    3,712           2,785            2,295

See accompanying notes to consolidated financial statements.

                        16 Cass Commercial Corporation

Statements of Shareholders' Equity and
Comprehensive Income

                                                                          Accumulated
                                                                             Other                 Unamortized
(In Thousands of Dollars,                Common               Retained   Comprehensive  Treasury   Stock Bonus        Comprehensive
Except per Share Data)                   Stock    Surplus     Earnings      Income       Stock       Awards     Total     Income
Balance, December 31, 1995              $10,000   $(3,260)    $38,153       $(30)       $(1,284)     $(266)    $43,313
   Net income                                --        --       6,519         --             --         --       6,519     $6,519
   Cash dividends ($.60 per share)           --        --      (2,296)        --             --         --      (2,296)
   Other comprehensive income:
     Net unrealized gain on debt
        and equity securities
        available-for-sale,
        net of tax                           --        --          --        135             --         --         135        135
   Reduction in par value of
     common stock                        (8,000)    8,000          --         --             --         --          --
   Amortization of Stock Bonus
     Plan awards                             --        --          --         --             --        110         110
                                        -------   -------     -------       ----        -------      -----     -------     ------
Balance, December 31, 1996                2,000     4,740      42,376        105         (1,284)      (156)     47,781
   Comprehensive income                                                                                                     6,654
                                                                                                                           ======
   Net income                                --        --       7,011         --             --         --       7,011      7,011
   Cash dividends ($.65 per share)           --        --      (2,508)        --             --         --      (2,508)
   Other comprehensive income:
     Net unrealized gain on debt
        and equity securities
        available-for-sale,
        net of tax                                                                                                            402
     Adjustment for gain on sale
        of debt and equity
        securities, available-
        for-sale, net of tax                                                                                                 (143)
                                                                                                                           ------
           Total other
              comprehensive income           --        --          --        259             --         --         259        259
   Amortization of Stock Bonus
     Plan awards                             --        --          --         --             --        110         110
                                        -------   -------     -------       ----        -------      -----     -------     ------
Balance, December 31, 1997                2,000     4,740      46,879        364         (1,284)       (46)     52,653
   Comprehensive income                                                                                                     7,270
                                                                                                                           ======
   Net income                                --        --       7,408         --             --         --       7,408      7,408
   Cash dividends ($.72 per share)           --        --      (2,782)        --             --         --      (2,782)
   Other comprehensive income:
     Net unrealized gain on debt
        and equity securities
        available-for-sale,
        net of tax                                                                                                            211
     Adjustment for gain on sale
        of debt and equity
        securities, available-
        for-sale, net of tax                                                                                                 (188)
                                                                                                                           ------
           Total other
              comprehensive income           --        --          --         23             --         --          23         23
   Issuance of 3,000 common shares
     pursuant to Stock Bonus Plan            --        48          --         --             27        (75)         --
   Amortization of Stock Bonus
     Plan awards                             --        --          --         --             --         50          50
   Exercise of Stock Options                 --         8          --         --             44         --          52
                                        -------   -------     -------       ----        -------      -----     -------     ------
Balance, December 31, 1998              $ 2,000   $ 4,796     $51,505       $387        $(1,213)     $ (71)    $57,404
                                        =======   =======     =======       ====        =======      =====     =======
   Comprehensive income                                                                                                    $7,431
                                                                                                                           ======

See accompanying notes to consolidated financial statements.


                        Cass Commercial Corporation 17

Notes to Consolidated Financial Statements
December 31, 1998 and 1997


Note 1
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES
Cass Commercial Corporation (the Company) provides a full range of banking services to individual, corporate and institutional customers through its wholly owned subsidiary bank, Cass Commercial Bank (the Bank), formerly known as Cass Bank & Trust Company. The Bank is subject to competition from other financial and nonfinancial institutions throughout the metropolitan St.
Louis, Missouri, area. Additionally, the Company and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
      The Company also provides information services through its wholly owned subsidiary, Cass Information Systems, Inc. (CIS). These services include processing and payment of freight and utility charges, preparation of transportation management reports, auditing of freight charges and rating of freight shipments. CIS is subject to competition from other commercial concerns providing similar services to companies throughout the United States and Canada. The consolidated balance sheet caption, "Accounts and Drafts Payable," consists of obligations related to bill payment services which are performed for customers.
      The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The following is a description of the more significant of those policies:
      Basis of Presentation The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany transactions.
      In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. A significant estimate which is particularly susceptible to change in a short period of time is the determination of the allowance for loan losses.
      Stock Split The Company announced a two-for-one stock split in the form of a 100% stock dividend payable March 15, 1997, to shareholders of record as of March 5, 1997. All per share data for prior years has been restated to give effect to the stock split. As a result of the restatement, surplus in the years prior to 1996 reflected a negative balance.
      Investment in Debt and Equity Securities At the time or purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.
      Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.
      A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.
      The Bank is required to maintain an investment in the capital stock of the Federal Reserve Bank. The stock is recorded at cost, which represents redemption value.
      Interest on Loans Interest on loans is recognized based upon the principal amounts outstanding. It is the Company's policy to discontinue the accrual of interest when there is reasonable doubt as to the collectibility of principal or interest. Subsequent payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, these receipts are


                        18 Cass Commercial Corporation
recorded as interest income. The accrual of interest on a loan is resumed when the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
      Allowance for Loan Losses The allowance for loan losses is increased by provisions charged to expense and reduced by net charge-offs. The provisions charged to expense are based on economic conditions, past losses, collection experience, risk characteristics of the portfolio and such other factors which, in management's judgment, deserve current recognition.
      Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examination.
      Information Services Revenue Revenue from freight and utility related services is recognized when fees are billed to customers, generally monthly.
      Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the assets, or the respective lease terms for leasehold improvements, using straight-line and accelerated methods.
Estimated useful lives are 31-1/2 to 39 years for buildings, 8 to 10 years for leasehold improvements and 3 to 10 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred.
      Intangible Assets Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired have resulted from business acquisitions which were accounted for using the purchase method.
      Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired are amortized on a straight-line basis over 3 to 15 years.
      Assets and liabilities acquired in business acquisitions accounted for by the purchase method were recorded at their fair value at the date of acquisition. The premiums and discounts related to the fair value adjustments are amortized using the level-yield method.
      Lines of Credit At December 31, 1998, the Bank has $14,200,000 of unsecured federal funds lines of credit in place with unaffiliated financial institutions. Additionally, at December 31, 1998, the Bank has a line of credit of $50,000,000 under securities sold under repurchase agreements with an unaffiliated financial institution.
      Income Taxes Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      Earnings Per Share Earnings per share is computed based upon the weighted average number of shares of common stock outstanding during each year. The weighted average number of shares was 3,862,393, 3,858,548 and 3,858,548 in 1998, 1997 and 1996, respectively.
      The only dilutive instruments are stock options and unvested stock awards with an aggregate dilutive effect of 67,281, 59,000 and 46,938 shares in 1998, 1997 and 1996, respectively, which result in weighted average shares and dilutive potential common shares of 3,929,674, 3,917,548 and 3,905,486 in 1998, 1997 and 1996, respectively.
      Cash Flows For purposes of the consolidated statements of cash flows, the Company considers due from banks, federal funds sold and other short-term investments to be cash equivalents.
      Comprehensive Income On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. The Company


                        Cass Commercial Corporation 19
reports comprehensive income in the consolidated statements of shareholders' equity and comprehensive income.
      Reclassifications Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform with the 1998 presentation. Such reclassifications have no effect on previously reported net income.

Note 2
CAPITAL REQUIREMENTS AND
REGULATORY RESTRICTIONS
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
      Quantitative measures established by regulators to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.
      The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the regulatory agencies, dated May 30, 1998, categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.
      Subsidiary dividends are the principal source of funds for payment of dividends by the Company to its shareholders. The Bank is subject to regulations which require the maintenance of minimum capital levels. At December 31, 1998, unappropriated retained earnings of $13,352,000 were available at the Bank for the declaration of dividends to the Company without prior approval from regulatory authorities.
      Restricted funds on deposit used to meet regulatory reserve requirements amounted to approximately $3,763,000 and $3,504,000 at December 31, 1998 and 1997, respectively.

      The Company and the Bank's actual and required capital amounts and ratios as of December 31, 1998, are as follows:

                                                                                                         Requirement
                                                                                                         to Be Well
                                                                                                      Capitalized Under
                                                                                   Capital            Prompt Corrective
                                                            Actual               Requirements         Action Provisions
                                                     --------------------    --------------------    -------------------
(Dollars In Thousands)                               Amount        Ratio     Amount         Ratio    Amount      Ratio
Total capital (to risk-weighted assets):
   Cass Commercial Corporation                       $60,073       21.14%    $22,732        8.00%    $   N/A       N/A%
   Cass Commercial Bank                               27,526       15.12      14,568        8.00      18,211     10.00
Tier I capital (to risk-weighted assets):
   Cass Commercial Corporation                       $56,510       19.89%    $11,366        4.00%    $   N/A       N/A%
   Cass Commercial Bank                               25,246       13.86       7,284        4.00      10,926      6.00
Tier I capital (to average assets):
   Cass Commercial Corporation                       $56,510       12.05%    $14,073        3.00%    $   N/A       N/A%
   Cass Commercial Bank                               25,246       12.04       6,291        3.00      10,485      5.00


                        20 Cass Commercial Corporation

Note 3
INVESTMENT IN DEBT AND
EQUITY SECURITIES
Debt and equity securities have been classified in the consolidated balance sheets according to management's intent.
      The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 1998 and 1997, are as follows:

                                                             1998
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized    Fair
(In Thousands)                             Cost       Gains       Losses      Value
U.S. Government
     Treasury securities                 $38,369       $484       $  --      $38,853
Obligations of
     U.S. Government
     corporations
     and agencies                         16,958         72         (28)      17,002
States and political
     subdivisions                          1,278         60          (2)       1,336
                                         -------       ----       -----      -------
                                         $56,605       $616       $ (30)     $57,191
                                         =======       ====       =====      =======
                                                             1997
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized    Fair
(In Thousands)                             Cost       Gains       Losses      Value
U.S. Government
     Treasury securities                 $66,473       $443       $ (32)     $66,884
Obligations of
     U.S. Government
     corporations
     and agencies                         22,174         17        (221)      21,970
States and political
     subdivisions                          1,492         46          (3)       1,535
                                         -------       ----       -----      -------
                                         $90,139       $506       $(256)     $90,389
                                         =======       ====       =====      =======

      The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 1998, by contractual maturity, are as follows. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                      1998
                                                           Amortized         Fair
(In Thousands)                                               Cost            Value
Due in 1 year or less                                       $25,747         $25,945
Due after 1 year through 5 years                             25,141          25,405
Due after 5 years through 10 years                            5,517           5,630
Due after 10 years                                              200             211
                                                            -------         -------
                                                            $56,605         $57,191
                                                            =======         =======

      The amortized cost and fair values of debt and equity securities classified as available-for-sale at December 31, 1998 and 1997, are summarized as follows:

                                                            1998
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized    Fair
(In Thousands)                             Cost       Gains       Losses      Value
U.S. Government
     Treasury securities                 $20,055       $552        $ --     $20,607
Obligations of
     U.S. Government
     corporations
     and agencies                          6,527         51         (17)      6,561
                                         -------       ----        ----     -------
Total debt securities                     26,582        603         (17)     27,168
Stock of the Federal
     Reserve Bank                            201         --          --         201
                                         -------       ----        ----     -------
                                         $26,783       $603        $(17)    $27,369
                                         =======       ====        ====     =======

                                                            1997
                                                      Gross       Gross
                                        Amortized   Unrealized  Unrealized    Fair
(In Thousands)                             Cost       Gains       Losses      Value
U.S. Government
     Treasury securities                 $26,271       $404        $ --     $26,675
Obligations of
     U.S. Government
     corporations
     and agencies                          9,089        178         (31)      9,236
                                         -------       ----        ----     -------
Total debt securities                     35,360        582         (31)     35,911
Stock of the Federal
     Reserve Bank                            201         --          --         201
                                         -------       ----        ----     -------
                                         $35,561       $582        $(31)    $36,112
                                         =======       ====        ====     =======

      The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 1998, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.


                        Cass Commercial Corporation 21

                                                                      1998
                                                           Amortized         Fair
(In Thousands)                                                Cost           Value
Due in 1 year or less                                       $    79         $    79
Due after 1 year through 5 years                             20,055          20,607
Due after 5 years through 10 years                            1,983           2,010
Due after 10 years                                            4,465           4,472
                                                            -------         -------
                                                            $26,582         $27,168
                                                            =======         =======

      The amortized cost of debt securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes was approximately $49,813,000 and $13,048,000 at December 31, 1998 and 1997, respectively.
      Proceeds from the sales of debt securities classified as available-for-sale were $6,409,000 and $14,235,000 for 1998 and 1997, respectively. Gross gains were realized on those sales of $285,000 and $216,000 for 1998 and 1997, respectively. No debt or equity securities were sold in 1996.

Note 4

LOANS
A summary of loan categories at December 31, 1998 and 1997, is as follows:

(In Thousands)                                                 1998            1997
Commercial and industrial                                  $ 95,663        $ 93,633
Real estate:
    Mortgage                                                101,468          87,573
    Construction                                             16,547           7,893
Industrial revenue bonds                                      5,951           2,520
Installment                                                   2,458           3,066
Other                                                         2,801           1,793
                                                           --------        --------
                                                           $224,888        $196,478
                                                           ========        ========

      The Company grants commercial, industrial, residential and consumer loans to customers throughout the metropolitan St. Louis area. The Company does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the commercial and industrial loans are extended to privately held commercial companies in this market area, and are generally secured by the assets of the business. Such loans are subject to the economic changes inherent in the St. Louis marketplace.
      Aggregate loan transactions involving executive officers and directors of the Company and its subsidiaries and loans to associates of executive officers and directors for the year ended December 31, 1998, are summarized below. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.


(In Thousands)
Aggregate balance, January 1, 1998                                         $ 2,213
New loans                                                                    2,372
Payments                                                                    (1,167)
                                                                           -------
Aggregate balance, December 31, 1998                                       $ 3,418
                                                                           =======

      A summary of the activity in the allowance for loan losses for 1998, 1997 and 1996 is as follows:


(In Thousands)                                         1998        1997       1996
Balance, January 1                                   $4,484      $4,396    $ 6,358
Provision charged to expense                             --         300         --
Loans charged off                                      (365)       (412)    (2,121)
Recoveries of loans previously
    charged off                                         309         200        159
                                                     ------      ------    -------
Net loan charge offs                                    (56)       (212)    (1,962)
                                                     ------      ------    -------
Balance, December 31                                 $4,428      $4,484    $ 4,396
                                                     ======      ======    =======

      A summary of impaired loans at December 31, 1998 and 1997, is as follows:


(In Thousands)                                                      1998       1997
Nonaccrual loans                                                  $  477     $  285
Impaired loans continuing
    to accrue interest                                               273      1,046
                                                                  ------     ------
Total impaired loans                                              $  750     $1,331
                                                                  ======     ======

      The allowance for loan losses on impaired loans was $397,000 and $643,000 at December 31, 1998 and 1997, respectively. Impaired loans with no related allowance for loan losses totaled $309,000 and $71,000 at December 31, 1998 and 1997, respectively. The average balance of impaired loans during 1998 and 1997 was $972,000 and $1,362,000, respectively.


                        22 Cass Commercial Corporation

      A summary of interest income on impaired loans for 1998, 1997 and 1996 is as follows:

                                                                   1998
                                                                 Impaired
                                                                  Loans
                                                                Continuing
                                                    Nonaccrual  to Accrue
(In Thousands)                                        Loans      Interest      Total
Income recognized                                      $ 17        $ 25        $ 42
Interest income if interest
    had accrued                                          78          26         104

                                                                   1997
                                                                 Impaired
                                                                  Loans
                                                                Continuing
                                                    Nonaccrual  to Accrue
(In Thousands)                                        Loans      Interest      Total
Income recognized                                      $  1        $ 45        $ 46
Interest income if
    interest had accrued                                 27          53          80

                                                                   1996
                                                                 Impaired
                                                                  Loans
                                                                Continuing
                                                    Nonaccrual  to Accrue
(In Thousands)                                        Loans      Interest      Total
Income recognized                                      $221        $260        $481
Interest income if
    interest had accrued                                299         279         578

Note 5
PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31, 1998 and 1997, is as follows:


(In Thousands)                                                      1998       1997
Land                                                             $   367    $   367
Buildings                                                          6,250      6,264
Leasehold improvements                                             1,268      1,278
Furniture, fixtures
     and equipment                                                17,558     16,591
                                                                 -------    -------
                                                                  25,443     24,500
Less accumulated depreciation
     and amortization                                             16,194     14,543
                                                                 -------    -------
                                                                 $ 9,249    $ 9,957
                                                                 =======    =======

      Depreciation charged to expense in 1998, 1997 and 1996 amounted to $1,953,000, $1,932,000 and $1,913,000, respectively.
      The Company's subsidiaries lease various premises and equipment under operating lease agreements which expire at various dates through 2007. The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998:


(In Thousands)
1999                                                 $  670
2000                                                    670
2001                                                    378
2002                                                    343
2003                                                    345
2004 and thereafter                                     517
                                                     ------
                                                     $2,923
                                                     ======

      Rental expense for 1998, 1997 and 1996 was $1,161,000, $1,205,000 and
$1,712,000, respectively.

Note 6
INTEREST-BEARING DEPOSITS
Interest-bearing deposits consist of the following at December 31, 1998 and 1997:


(In Thousands)                                                 1998            1997
NOW and Money Market
    Demand Accounts                                        $ 37,699        $ 32,616
Savings deposits                                             62,569          62,660
Time deposits:
    Less than $100                                            4,369           5,112
    $100 and more                                             3,434           3,511
                                                           --------        --------
                                                           $108,071        $103,899
                                                           ========        ========

Interest on deposits consists of the following for 1998, 1997 and 1996:


(In Thousands)                                          1998        1997       1996
NOW and Money Market
     Demand Accounts                                  $1,198      $1,130     $  826
Savings deposits                                       2,624       2,562      3,139
Time deposits:
     Less than $100                                      227         267        296
     $100 and more                                       222         222        242
                                                      ------      ------     ------
                                                      $4,271      $4,181     $4,503
                                                      ======      ======     ======



                        Cass Commercial Corporation 23

      The scheduled maturities of certificates of deposit at December 31, 1998 and 1997, are summarized as follows:

                                                 1998                  1997
                                                     Percent                Percent
(Dollars In Thousands)                    Amount     of Total     Amount    of Total
Due within:
     One year                             $6,863       88.0%      $7,043      81.7%
     Two years                               921       11.8%       1,320      15.3%
     Three years                              19        0.2%         242       2.8%
     Four years                               --         --           14       0.1%
     Five years                               --         --            4       0.1%
                                          ------      -----       ------     -----
                                          $7,803      100.0%      $8,623     100.0%
                                          ======      =====       ======     =====

Note 7
EMPLOYEE BENEFITS
The Company has a noncontributory defined benefit pension plan which covers substantially all of its employees. The Company's subsidiaries accrue and make contributions designed to fund normal service costs on a current basis using the projected unit credit with service proration method to amortize prior service costs arising from improvements in pension benefits and qualifying service prior to the establishment of the plan over a period of approximately 30 years.
      The pension cost for 1998, 1997 and 1996 was $517,000, $538,000 and
$478,000, respectively, and included the following components:


(In Thousands)                                         1998        1997       1996
Service cost -- benefits earned
   during the year                                    $ 763       $ 706      $ 682
Interest cost on projected
   benefit obligations                                  617         544        492
Expected return on plan assets                         (765)       (622)      (495)
Amortization of transition asset                         --          --        (99)
Net amortization and deferral                           (98)        (90)      (102)
                                                      -----       -----      -----
Net periodic pension cost                             $ 517       $ 538      $ 478
                                                      =====       =====      =====

      A summary of the activity in the defined benefit pension plan's benefit obligation, assets, funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1998, 1997 and 1996, are as follows:


(In Thousands)                                         1998        1997       1996
Benefit obligation:
     Balance, January 1                             $ 8,561     $ 7,322    $ 6,199
     Service cost                                       763         706        682
     Interest cost                                      617         544        492
     Actuarial loss                                     963         503        740
     Benefits paid                                     (133)       (105)      (137)
                                                    -------     -------    -------
     Balance, December 31                           $10,771     $ 8,970    $ 7,976
                                                    =======     =======    =======

Plan assets:
     Fair value, January 1                          $ 9,232     $ 7,487    $ 6,241
     Actual return                                      953       1,076        656
     Employer contribution                              834         774        727
     Benefits paid                                     (133)       (105)      (137)
                                                    -------     -------    -------
     Fair value, December 31                        $10,886     $ 9,232    $ 7,487
                                                    =======     =======    =======

Funded Status:
     Unfunded projected
        benefits obligation                         $   115     $   262    $  (489)
     Unrecognized prior service cost                    141         148        155
     Unrecognized net gains                          (1,390)     (1,861)    (1,354)
                                                    -------     -------    -------
     Accrued pension cost                           $(1,134)    $(1,451)   $(1,688)
                                                    =======     =======    =======

      The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 4.00% in 1998, 7.25% and 4.00% in 1997 and 7.50% and 5.00% in 1996. The expected long-term rate of return on assets was 8.00% in 1998, 1997 and 1996.
      In addition to the above funded benefit plan, in 1998 the Company developed an unfunded supplemental executive retirement plan which covers key executive employees of the Company. This is a noncontributory plan in which the Company's subsidiaries make accruals designed to fund normal service costs on a current basis using the same method and criteria as its defined benefit plan.


                        24 Cass Commercial Corporation

      The pension cost related to this plan for 1998 was $143,000 and included the following components:


(In Thousands)
Service cost -- benefits earned during the year                              $  25
Interest cost on projected benefit obligation                                   59
Net amortization and deferral                                                   59
                                                                             -----
Net periodic pension cost                                                    $ 143
                                                                             =====

      A summary of the activity in the supplemental executive retirement plan's benefit obligation, funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1998, is as follows:


(In Thousands)
Benefit obligation:
     Balance, January 1                                                      $ 822
     Service cost                                                               25
     Interest cost                                                              59
     Actuarial loss                                                             66
                                                                             -----
     Balance, December 31                                                    $ 972
                                                                             =====
Funded Status:
     Unfunded projected benefits obligation                                  $(972)
     Unrecognized prior service cost                                           763
     Unrecognized actuarial loss                                                66
                                                                             -----
     Accrued pension cost                                                    $(143)
     Minimum liability
         adjustment                                                           (451)
                                                                             -----
     Adjusted pension cost                                                   $(594)
                                                                             =====

      The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 5.00%, respectively, in 1998.
      The Company maintains a noncontributory profit sharing plan which covers substantially all of its employees. Employer contributions are calculated based upon formulas which relate to current operating results and other factors. Profit sharing expense recognized in the consolidated statements of income in 1998, 1997 and 1996 was $1,679,000, $1,564,000 and
$1,433,000, respectively.
      The Company sponsors a defined contribution 401(k) plan to provide additional retirement benefits to substantially all employees. Contributions under the 401(k) plan for 1998, 1997 and 1996 were $199,000, $220,000 and
$227,000, respectively.
      The Company maintains a restricted stock bonus plan which provides for the issuance of up to 100,000 shares of the Company's common stock. During 1998 and 1995, the Company awarded 3,000 and 32,000 shares of common stock, respectively, to six officers of the Company. The fair value of such shares has been recorded in the consolidated statements through the establishment of a contra shareholders' equity account which is amortized over the three-year vesting period. Amortization of the restricted stock bonus awards totaled $50,000, $110,000 and $110,000 for 1998, 1997 and 1996, respectively.
      The Company also maintains a performance-based stock option plan which provides for the granting of options to acquire up to 400,000 shares of Company common stock. Options vest over a period not to exceed seven years, but the vesting period can be less based on the Company's attainment of certain financial operating performance criteria. The Company's original grant of stock options occurred during May 1995. At that time, options to purchase 120,000 shares were granted at an exercise price of $10.32. The table below summarizes all subsequent activity.

                                                                            Weighted
                                                                            Average
                                                                            Exercise
                                                                  Shares     Price
Balance at December 31, 1995 and 1996                            120,000     $10.32
Granted                                                           14,500      23.34
Forfeited                                                        (16,000)     10.32
                                                                 -------
Balance at December 31, 1997                                     118,500      11.91
Exercised                                                         (7,200)     10.32
Forfeited                                                         (1,400)     10.32
                                                                 -------
Balance at December 31, 1998                                     109,900      12.04
                                                                 =======

      At December 31, 1998, 95,400, 6,000 and 8,500 options were outstanding at exercise prices of $10.32, $20.36 and $25.45, respectively, with weighted average remaining contractual lives of 3.9 years, 5.0 years and 5.0 years, respectively. At December 31, 1998, 25,960 shares were exercisable with a weighted average exercise price of $10.32.
      The Company accounts for stock-based compensation under the stock option plan in accordance with Accounting


                        Cass Commercial Corporation 25

Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and, accordingly, recognizes no compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. The Company elected not to adopt the recognition provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). An entity that continues to apply APB 25 shall disclose certain pro forma information as if the fair value-based accounting method in SFAS 123 had been used to account for stock-based compensation costs. The pro forma effects were calculated and are immaterial to the results of operations of the Company.

Note 8
OTHER NONINTEREST EXPENSE
Details of other noninterest expense for 1998, 1997 and 1996 are as follows:


(In Thousands)                                          1998        1997       1996
Postage, printing and supplies                        $2,161      $2,129     $2,114
Advertising and business
     development                                       1,392       1,437      1,441
Professional fees                                      1,056       1,320        903
Data processing services                                 590         652        655
Telecommunications                                       531         518        488
Other                                                  1,553       1,489      1,487
                                                      ------      ------     ------
Total other noninterest expense                       $7,283      $7,545     $7,088
                                                      ======      ======     ======

Note 9
INCOME TAXES
The components of income tax expense for 1998, 1997 and 1996 are as follows:


(In Thousands)                                          1998        1997       1996
Current:
     Federal                                          $3,654      $3,114     $2,238
     State                                               392         241        153
Deferred                                                 131         271        854
                                                      ------      ------     ------
                                                      $4,177      $3,626     $3,245
                                                      ======      ======     ======

      A reconciliation of expected income tax expense, computed by applying the effective federal statutory rate of 34% for 1998, 1997 and 1996 to income before income tax expense, to reported income tax expense, is as follows:


(In Thousands)                                         1998        1997       1996
Expected income tax expense                          $3,939      $3,617     $3,320
(Reductions) increases
     resulting from:
     Tax-exempt interest                                (79)        (78)       (53)
     State taxes, net of federal benefit                259         159        101
     Amortization of intangibles                         --         (98)       (98)
     Other, net                                          58          26        (25)
                                                     ------      ------     ------
Income tax expense                                   $4,177      $3,626     $3,245
                                                     ======      ======     ======

      The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, are presented below:


(In Thousands)                                                     1998       1997
Deferred tax assets:
     Allowance for loan losses                                   $  920     $  993
     Accrued pension cost                                           390        500
     Premises and equipment                                          13         51
     Other                                                          188        206
                                                                 ------     ------
     Total deferred tax assets                                    1,511      1,750
                                                                 ------     ------
Deferred tax liabilities:
     Unrealized gain on investment in debt
        and equity securities available-for-sale                   (199)      (187)
     Discount accretion                                            (165)      (355)
     Other                                                         (219)      (137)
                                                                 ------     ------
     Total deferred tax liabilities                                (583)      (679)
                                                                 ------     ------
Net deferred tax asset                                           $  928     $1,071
                                                                 ======     ======

      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance at December 31, 1998 or 1997, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.


                        26 Cass Commercial Corporation

Note 10
CONTINGENCIES
The Company's subsidiaries are involved in various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate resolution of these legal actions and proceedings will not have a material effect upon the Company's consolidated financial position or results of operations.

Note 11
DISCLOSURES ABOUT
FINANCIAL INSTRUMENTS
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, commercial letters of credit and standby letters of credit is represented by the contractual amounts of those instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These off-balance-sheet financial instruments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the financial instruments may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. Commitments to extend credit and letters of credit are subject to the same underwriting standards as those financial instruments included on the consolidated balance sheets. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of the credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally accounts receivable, inventory, residential or income-producing commercial property or equipment.
      Conditional commitments to extend credit, commercial letters of credit and standby letters of credit totaled approximately $17,921,000, $108,000 and $4,733,000, respectively, at December 31, 1998.
      Following is a summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997:

                                                                        1998
                                                                Carrying      Fair
(In Thousands)                                                   Amount      Value
Balance sheet assets:
     Cash and cash equivalents                                  $179,385   $179,385
     Investment in debt and equity securities                     83,974     84,560
     Loans, net                                                  220,460    222,877
     Accrued interest receivable                                   2,764      2,764
                                                                --------   --------
                                                                $486,583   $489,586
                                                                ========   ========
Balance sheet liabilities:
     Deposits                                                   $190,982   $191,035
     Accounts and drafts payable                                 250,518    250,518
     Short-term borrowings                                           323        323
     Accrued interest payable                                         60         60
                                                                --------   --------
                                                                $441,883   $441,936
                                                                ========   ========
                                                                        1997
                                                                Carrying      Fair
(In Thousands)                                                   Amount      Value
Balance sheet assets:
     Cash and cash equivalents                                  $ 99,124   $ 99,124
     Investment in debt and equity securities                    126,251    126,501
     Loans, net                                                  191,994    192,531
     Accrued interest receivable                                   3,137      3,137
                                                                --------   --------
                                                                $420,506   $421,293
                                                                ========   ========

Balance sheet liabilities:
     Deposits                                                   $165,857   $165,880
     Accounts and drafts payable                                 213,755    213,755
     Short-term borrowings                                           406        406
     Accrued interest payable                                         93         93
                                                                --------   --------
                                                                $380,111   $380,134
                                                                ========   ========


                        Cass Commercial Corporation 27

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:
      Cash and Other Short-term Instruments For cash and cash equivalents, accrued interest receivable, accounts and drafts payable, short-term borrowings and accrued interest payable, the carrying amount is a reasonable estimate of fair value because of the demand nature or short maturities of these instruments.
      Investment in Debt and Equity Securities Fair values are based on quoted market prices or dealer quotes.
      Loans The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
      Deposits The fair value of demand deposits, savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market nor the benefit derived from the customer relationship inherent in existing deposits.
      Commitments to Extend Credit and Standby Letters of Credit The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present credit-worthiness of such counterparties. The Company believes such commitments have been made at terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.
      Limitations Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets or liabilities that are not considered financial assets or liabilities include premises and equipment and the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market (core deposit intangible). In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
      Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                        28 Cass Commercial Corporation

Note 12
INDUSTRY SEGMENT INFORMATION
In 1998 the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which established standards for the way that public enterprises report information about operating segments in annual financial statements. The services provided by the Company are classified into two industry segments: Information Services and Banking Services which are more fully discussed in Note One.
      The Company maintains separate financial statements for each of these segments which identify each segment's assets and net income. Revenue from the Banking Services segment is derived primarily from net interest revenue, which includes both interest income and interest expense, and revenue from the Information Services segment is derived primarily from interest income and fees from its freight and utility payment, rating and processing services. Total net revenue is comprised of total interest income and total noninterest income, less provision for loan losses.
      Summarized information about the Company's operations in each industry as of and for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                         Total Interest Income
(In Thousands)                                         1998        1997       1996
Information Services                               $ 15,306    $ 15,353   $ 14,211
Banking Services                                     14,910      14,087     14,022
Eliminations                                           (172)       (157)      (107)
                                                   --------    --------   --------
Total                                              $ 30,044    $ 29,283   $ 28,126
                                                   ========    ========   ========

                                                           Total Net Revenue
(In Thousands)                                         1998        1997       1996
Information Services                               $ 36,878    $ 35,918   $ 35,501
Banking Services                                     16,060      15,235     15,019
Eliminations                                           (447)       (357)      (303)
                                                   --------    --------   --------
Total                                              $ 52,491    $ 50,796   $ 50,217
                                                   ========    ========   ========

                                                         Income (Loss) Before
                                                               Income Tax
(In Thousands)                                         1998        1997       1996
Information Services                               $  6,694    $  6,352   $  6,069
Banking Services                                      5,014       4,464      3,868
Corporate Items                                        (123)       (179)      (173)
                                                   --------    --------   --------
Total                                              $ 11,585    $ 10,637   $  9,764
                                                   ========    ========   ========

                                                           Total Income Tax
                                                           Expense (Benefit)
(In Thousands)                                         1998        1997       1996
Information Services                               $  2,403    $  2,157   $  1,939
Banking Services                                      1,815       1,530      1,365
Corporate Items                                         (41)        (61)       (59)
                                                   --------    --------   --------
Total                                              $  4,177    $  3,626   $  3,245
                                                   ========    ========   ========

                                                          Identifiable Assets
(In Thousands)                                         1998        1997       1996
Information Services                               $285,397    $246,488   $237,963
Banking Services                                    228,032     209,485    212,776
Corporate Items                                      57,809      52,882     47,909
Eliminations                                        (67,326)    (70,528)   (60,326)
                                                   --------    --------   --------
Total                                              $503,912    $438,327   $438,322
                                                   ========    ========   ========

                                                           Depreciation and
                                                          Amortization Expense
(In Thousands)                                         1998        1997       1996
Information Services                               $  2,056    $  2,024   $  2,057
Banking Services                                        283         420        494
Corporate Items                                          20          26         32
                                                   --------    --------   --------
Total                                              $  2,359    $  2,470   $  2,583
                                                   ========    ========   ========

                                                          Capital Expenditures
(In Thousands)                                         1998        1997       1996
Information Services                               $    907    $  3,427   $  1,509
Banking Services                                        294         468        249
Corporate Items                                          49           6         21
                                                   --------    --------   --------
Total                                              $  1,250    $  3,901   $  1,779
                                                   ========    ========   ========


                        Cass Commercial Corporation 29

Note 13
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
Following are the condensed balance sheets of the Company (parent company only) as of December 31, 1998 and 1997, and the related condensed schedules of income and cash flows for each of the years in the three-year period ended December 31, 1998.

                                                                     Condensed
                                                                   Balance Sheets
                                                                    December 31
(In Thousands)                                                      1998       1997
Assets:
     Cash                                                        $   694    $   471
     Investment in Cass Commercial Bank                           25,364     23,271
     Investment in Cass Information
        Systems, Inc.                                             31,207     28,666
     Other assets                                                    544        474
                                                                 -------    -------
Total assets                                                     $57,809    $52,882
                                                                 -------    -------
Liabilities and Shareholders' Equity:
     Total liabilities                                           $   405    $   229
     Total shareholders' equity                                   57,404     52,653
                                                                 -------    -------
Total liabilities and shareholders' equity                       $57,809    $52,882
                                                                 =======    =======

                                                          Condensed Schedules
                                                               of Income
                                                              December 31
(In Thousands)                                         1998        1997       1996
Income:
     Dividends received from
        subsidiaries                                 $2,880      $2,680     $2,380
     Management fees from
        subsidiaries                                  1,328       1,282        954
                                                     ------      ------     ------
        Total income                                  4,208       3,962      3,334
                                                     ------      ------     ------
Expenses:
     Salaries and employee benefits                   1,092       1,130        835
     Other expenses                                     359         331        292
                                                     ------      ------     ------
        Total expenses                                1,451       1,461      1,127
                                                     ------      ------     ------
Income before income taxes and
     equity in undistributed income
     of subsidiaries                                  2,757       2,501      2,207
Income tax benefit                                      (41)        (61)       (59)
                                                     ------      ------     ------
                                                      2,798       2,562      2,266
Equity in undistributed
     income of subsidiaries                           4,610       4,449      4,253
                                                     ------      ------     ------
Net income                                           $7,408      $7,011     $6,519
                                                     ======      ======     ======

                                                          Condensed Schedules
                                                             of Cash Flows
                                                              December 31
(In Thousands)                                         1998        1997       1996
Cash flows from operating
     activities:
     Net income                                     $ 7,408     $ 7,011    $ 6,519
     Adjustments to reconcile net
         income to net cash provided
         by operating activities:
         Net income of subsidiaries
            exclusive of management
            fees                                     (8,818)     (8,411)    (7,587)
         Dividends from subsidiaries                  2,880       2,680      2,380
         Management fees from
            subsidiaries                              1,328       1,282        954
         Amortization of stock
            bonus plan                                   50         110        110
         Other, net                                     157         177       (200)
                                                    -------     -------    -------
            Net cash provided by
               operating activities                   3,005       2,849      2,176
                                                    -------     -------    -------
Cash flows from financing
     activities -- cash dividends paid               (2,782)     (2,508)    (2,296)
                                                    -------     -------    -------
         Net increase (decrease) in
            cash and cash equivalents                   223         341       (120)
Cash and cash equivalents
     at beginning of year                               471         130        250
                                                    -------     -------    -------
Cash and cash equivalents
     at end of year                                 $   694     $   471    $   130
                                                    =======     =======    =======

                        30 Cass Commercial Corporation

Independent Auditors' Report

THE BOARD OF DIRECTORS
AND SHAREHOLDERS
CASS COMMERCIAL CORPORATION:
We have audited the accompanying consolidated balance sheets of Cass Commercial Corporation and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cass Commercial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

St. Louis, Missouri
February 8, 1999


                        Cass Commercial Corporation 31

Board of Directors and Shareholder Information

DIRECTORS
Cass Commercial
Corporation, Cass
Commercial Bank
and Cass Information
Systems, Inc.

Lawrence A. Collett
Chairman of the Board,
Chief Executive Officer,
Cass Commercial Corporation

John J. Vallina
President, Cass Commercial Bank

Robert J. Bodine
Chairman Emeritus,
Bodine Aluminum, Inc.

Bryan S. Chapell
President, Covenant
Theological Seminary

Thomas J. Fucoloro
Consultant

Harry J. Krieg
Chairman Emeritus

Howard A. Kuehner
Investor

Jake Nania
Investor

Irving A. Shepard
President, Venture
Consultants, Inc.

A.J. Signorelli
Founder, Andrews Educational &
Research Center and Hope
Educational & Research Center

Bruce E. Woodruff
Attorney; of counsel to
Armstrong Teasdale LLP


OFFICERS
Cass Commercial
Corporation

Lawrence A. Collett
Chairman of the Board,
Chief Executive Officer

Eric H. Brunngraber
Vice President, Secretary,
and Chief Financial Officer

William C. Bouchein
Vice President, Treasurer

Wayne D. Muskopf
Vice President, Human Resources

Barbara J. Netherton
Controller


CORPORATE HEADQUARTERS
Cass Commercial
   Corporation
13001 Hollenberg Drive
Bridgeton, Missouri 63044
(314) 506-5500


COMMON STOCK
The common stock of Cass
Commercial Corporation is
listed on the over-the-
counter market and quoted
on the NASDAQ National
Market System under
the symbol "CASS." The
stock generally appears
as "CassCo" or
"CassCommrcl" in the
newspaper stock tables.


ANNUAL MEETING
The annual meeting
of shareholders of Cass
Commercial Corporation
will be held at the corporate
headquarters on April 19,
1999, at 11:00 a.m.


TRANSFER AGENT
Shareholders with inquiries
regarding stock accounts,
dividends, change of ownership
or address, lost certificates
or consolidation of
accounts should contact:

ChaseMellon Shareholder
   Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park,
   New Jersey 07660
(888) 213-0965
www.chasemellon.com


INDEPENDENT AUDITORS
KPMG LLP
10 South Broadway
Suite 900
St. Louis, Missouri 63102


INVESTOR RELATIONS
Analysts and others seeking
financial information about
Cass Commercial
Corporation should contact:

Cass Commercial
   Corporation
Investor Relations
   Department
13001 Hollenberg Drive
Bridgeton, Missouri 63044
(314) 506-5500


10K AND OTHER PUBLICATIONS
For additional copies of
this annual report and
Form 10K and other
financial information,
please contact the Investor
Relations Department at
the address and phone
number above.


                        32 Cass Commercial Corporation

Business Unit Officers

Cass Commercial Bank

Lawrence A. Collett
Chairman of the Board,
Chief Executive Officer

John J. Vallina
President

BANKING SERVICES
Ray E. McCormick
Vice President

Albert R. Buck
Vice President

Douglas J. Hoffman
Vice President, Treasurer

Patsy J. Moffitt
Assistant Vice President

Dana L. Pannett
Assistant Vice President,
Compliance

Dorothy M. Smith
Assistant Vice President

Nancy Elliott
Operations Officer

Sandra L. Hatchett
Operations Officer


LOAN ADMINISTRATION
Emory A. Jackson
Vice President, Secretary

Roberta L. Harrington
Assistant Vice President


BUSINESS DIVISION
Kenneth A. Witbrodt, Jr.
Executive Vice President

Mark A. Benten
Vice President, Team Leader

   Edward L. Campbell, Jr.
   Vice President

   David A. Lucks
   Vice President

   Jeanne M. Scannell
   Vice President

Robert J. Garagiola
Vice President, Team Leader

   H. Ely Britton
   Senior Vice President

   Chris R. Dimond
   Vice President

   Donald P. Doherty
   Vice President

John J. Scherer
Vice President, Team Leader

   Robert C. Hockney
   Vice President

   Rebeckah L. Kenney
   Vice President

   Francis J. Sommer
   Vice President

   Alex D. Fennoy
   Assistant Vice President


CHURCH DIVISION
Theodore F. Winters
Senior Vice President

Kirk D. Briden
Vice President

Thomas A. Dickson
Vice President

Dorothy M. Jones
Assistant Vice President



Cass Information Systems, Inc.

Lawrence A. Collett
Chairman of the Board,
Chief Executive Officer


Freight Payment Services

OFFICERS
John F. Pickering
President, Chief Operating
Officer

Gus A. Nelson
Senior Vice President,
Secretary

Terrence J. Cowee
Senior Vice President,
Marketing & Sales

Robert V. Delaney
Vice President

Mark A. Campbell
Vice President, General
Manager, St. Louis Facility

Kathleen A. Kehlmeier
Vice President, General
Manager, Columbus Facility

Anthony J. Rubico
Vice President, General
Manager, Boston Facility


OPERATIONS
Steven W. Aylward

Donna W. Bartley

Gunars A. Dunskis

James M. Dwyer

Sheila D. Foston

Ronald S. Franklin

Diane S. Galliers

Gail M. Hart

Barry L. Kitson

Vickie L. Maloney

Susan P. Millman

Nancy L. Moon

Carol A. Reynolds

James B. Rymer

Thomas G. Schaper

Kevin B. Weston

Jerry A. Young

David L. Zike


MARKETING
AND SALES
Richard E. Dekostic

Kim A. Deniszczuk

Stephen W. Johnson

Gregg R. Klein

Louis V. Nowak

Thomas M. Zygmunt


Utility Payment Services

OFFICERS
Harry M. Murray
Executive Vice President

Michael W. Birely
Vice President, General
Manager, Chicago Facility


OPERATIONS
James P. Crowley

Joe A. Getz

John D. McKissack

JoAnn Ross


MARKETING
AND SALES
Phyllis J. Higgins

Mary A. Shaw

Mark R. Summers

Brian D. Thornsberry

                                     Cass Commercial Corporation
                                          13001 Hollenberg Drive
                                       Bridgeton, Missouri 63044

                                                     [CASS LOGO]