Form 10-K405, Exhibit 13
period 1999-12-31
CASS COMMERCIAL CORP
filed 2000-03-20
CIK 708781

Cass Commercial Corporation 1999 Annual Report

INVESTING IN
 ...................................................
  STRATEGIC RESOURCES
        Strengthening Our Foundation




        [CASS LOGO]

 .........
 2    CHAIRMAN'S LETTER
      TO SHAREHOLDERS

------------------------------------------
 6    PRIVATELY HELD
      BUSINESSES BANKING
      SERVICES

-----------------------
 8    CHURCHES AND
      CHURCH-RELATED
      BANKING SERVICES

--------------------------------------------------------------------------
 10   FREIGHT PAYMENT
      PROCESSING SERVICES

-----------------------------------------------------------------
 12   UTILITIES PAYMENT
      PROCESSING SERVICES

 .........
 14   FINANCIAL
      STATEMENTS

 .........
 18   NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS

 .........
 32   BOARD OF DIRECTORS,
      OFFICERS AND SHAREHOLDER
      INFORMATION

 .........
 33   BUSINESS UNIT
      OFFICERS

       Cass Commercial Corporation 1999 Annual Report
INVESTING IN
 ...................................................
  STRATEGIC RESOURCES
          Strengthening Our Foundation

          THE CASS ORGANIZATION OFFICIALLY
          BEGAN WITH THE INCORPORATION OF
          CASS AVENUE BANK IN 1906. SINCE THAT
          TIME,THE ORGANIZATION HAS BEEN
          CHARACTERIZED BY ITS CONTINUITY,
          GROWTH, STABILITY, AND PERFORMANCE.

          IN 1999, SIGNIFICANT FUNDS WERE
          EXPENDED TO EXPAND EMERGING
          MARKETS, OBTAIN NEW TECHNOLOGY,
          INVEST IN NEW AND IMPROVED SYSTEMS,
          AND EXPAND OUR PRESENCE IN MARKETS
          SERVED. THE COSTS OF THESE ACTIVITIES
          WERE SIGNIFICANT. HOWEVER, WE
          BELIEVE THE LONG-TERM BENEFITS
          TO BE CRITICAL AND THAT THE NEED
          TO CONTINUE INVESTMENTS OF THIS
          NATURE WILL NOT DIMINISH.

                                                1999 Annual Report         1

     CHAIRMAN'S LETTER
     TO SHAREHOLDERS
-------------------------------------------------------------------------------
     As indicated by the headings in this year's Annual Report, 1999 was a year of transitioning for the Cass organization. While a financial price was paid for this, in many ways, 1999 may be remembered as one of the most crucial years in our history. This is due primarily to the many significant events that occurred and will have a major impact on the company's future results.

     I. OVERALL RESULTS
     Financially, 1999 was a disappointing year for the company. Net income was $6,198,000 representing a decrease of 16.3% from corresponding 1998 results. This represented a 14.8% decrease in diluted earnings per share from $1.89 to $1.61 in the same corresponding period.
         Total assets for the company were $500,845,000 representing a 0.6% decrease from the same levels of the previous year.

     II. 1999 HIGHLIGHTS
     There were two key areas where Cass achieved significant growth in its business segments.
         Total loans for the organization were $278,343,000 compared to $224,888,000 at year-end 1998. This represented a 23.8% increase from previous levels. This loan growth occurred in both our church and business divisions. Our church and related ministry efforts provided an increase of $31,168,000 during this year. This represents our continued expansion to this very important community and a movement of our lending activities to churches in other parts of the country. Business loans increased $22,287,000 representing another strong showing. This resulted from continued expansion of our business relationships and from the consolidation of other financial institutions in the St. Louis region. We are extremely pleased with the level of loan growth achieved during 1999.
         This growth did not adversely affect the outstanding asset quality ratios of the organization. Loan losses for the year were only 0.09% of outstanding loans. Additionally, nonaccrual assets were only 0.06% of total loans as of year-end. The company's loan loss reserve was a healthy 1.54% to total loans outstanding at year-end.
         The company's financial strength is further reflected by the level of its tangible net worth. The company's leverage ratio was 11.53%, far above the standards required by regulatory institutions.

                        1999 was a year of
                            transitioning for the
                          Cass organization.

2         Cass Commercial Corporation

                           We are extremely pleased with
                        the level of loan growth
                                 achieved during 1999.

    There were also several significant accomplishments that occurred during the year. Initially, the company's sizeable investment in Y2K preparation was obviously a success. Both Cass Commercial Bank and Cass Information Systems, Inc. utilized large amounts of time and resources in preparing for the millennium change. In addition to program changes, equipment purchases and systems replacements, a significant amount of time was spent in system testing and contingency planning. We were not surprised that the smooth transition into the new year occurred because we had properly and adequately prepared.
    Also, our investment in Internet freight processing systems continued during 1999. A large amount of effort was utilized for our e-Cass systems for freight processing. We are very encouraged by the response of the marketplace to these systems and by the impact they are having on the freight payment processing market.
    Our utility processing services experienced a doubling of growth during 1999. Our desire to establish a presence in this marketplace was achieved.
At year-end, we were processing an annualized volume of some $1.3 billion per year. This response has been helpful in assessing the future potential of the utility processing market and our ability to grow this business.

III. DISAPPOINTMENTS
While the utility processing business grew at a rapid pace, the growth did not come without its corresponding setbacks. Because of the rapid growth, we were unable to leverage our freight processing resources to the extent initially envisioned. As a result, a much larger investment in staff and processing support had to be made in order to accommodate the fast pace of growth. This had a negative consequence on the profits of the company. It is estimated that the before tax loss from this operation exceeded $1 million for the year. While we are hopeful that positive financial returns will emanate, nevertheless, this did have an adverse impact on our income results for 1999. We are currently evaluating the additional investment which must be made in this operation and its long-term financial benefit to Cass.
    Interest rate levels also played a role in the profit picture for 1999. Until the middle of November, interest rates were significantly lower than for the corresponding levels in 1998. Due to the company's asset sensitivity, this also had a negative impact on earnings. While much of this was overcome by loan growth, nevertheless, earnings results were negatively impacted.
    As profits from our freight processing business decreased for the year, overall volume also did not increase significantly. This was due primarily to two factors: a growth in the competition for EDI (Electronic Data Interchange) processing of parcel and air shipments, and a delay in the decisions of new companies to begin utilizing outsourced services. New and emerging competition initially

                                                1999 Annual Report         3

     CHAIRMAN'S LETTER
     (continued)
-------------------------------------------------------------------------------

     attacked the market for parcel and air EDI shipments. Corporations using this type of transportation were targeted. As a result, Cass lost significant volume in the early part of the year to this competition. Due to modified system changes and more competitive pricing, we were able to negate any further loss and anticipate growth in this business in the future. However, it did have a negative effect on our fee income in 1999.
         Additionally, as a result of Y2K systems changes and the lack of resources for technology integration, many companies delayed decisions to utilize outsourced services, such as Cass, until the end of the year or shortly thereafter. While Cass' sales pipeline remained extremely high throughout the year and continues to be at record levels, the number of new customers did not materialize as quickly as expected. We have begun to see a change as more customers have started to make the decision to utilize Cass' services. It is our anticipation that significant growth in new business will once again occur and the freight processing market will grow faster than previously. However, the growth was much slower in 1999.

     IV. SEGMENT GROWTH
     We are extremely encouraged with the growth potential in all of our business divisions.
         Our freight processing business will be off to a great start in 2000. With a strong sales pipeline and Y2K concerns behind us, we anticipate a new challenge of expansion and resource procurement to handle the new business. We are well positioned for this with our multiple processing centers in Boston, Massachusetts; Columbus, Ohio; and St. Louis, Missouri.
         The utility processing market appears poised for continued growth. Our challenge will be to convert this volume into profitable processing. This will require new system processing improvements, production facilities focused only on utility processing and better processing efficiency enhancements for this business to perform better in the future. While we are encouraged by the fact that companies have become aware of the need to obtain information to allow them to seize opportunities to reduce utility costs, we are concerned about the increasing investment required to sustain this business and the lengthening time it may take to produce the desired level of profitability.
         Our church business division continues to grow significantly. At year-end, over $65,956,000 in loans were outstanding to churches and church related organizations. This business has been so successful that Cass has begun to develop relationships with organizations across the United States. Our reception has been encouraging, and we are optimistic about the future growth of this business division.

4         Cass Commercial Corporation

             It is our desire to have the organization's past performance and strong growth opportunities reflected
             in the value of its underlying securities.

    Our business division also continues to expand. This core banking division is known as one of the leading providers of loans to privately held companies in the St. Louis area. With continuing consolidation in the financial services arena, we expect this growth to continue. The relationships established by Cass over the years, along with our experience and track record with these clients, continues to support our ability to be a strong financial partner for these businesses.
    We feel an improved interest rate environment and continued growth in our business divisions should provide a return to the strong consistent earnings trend characteristic of the organization since its inception in 1906. While we are disappointed with last year's results and the impact on the company's stock price, nevertheless, it is our feeling that the core markets and opportunities for the company remain strong and that the future will be a positive one for Cass Commercial Corporation.

V. CREDITS
1999 was a year of great stress for the staff of our organization. Not only did we have to overcome the interest rate issues faced at the beginning of the year, we also had to ensure that our systems were Y2K compliant and try to grow our businesses at the same time. The performance of our staff under such conditions was outstanding. They remain our most valuable asset, and we are thankful for their commitment, support and productivity during this time of transition.
    We are also grateful for our shareholder community, which despite a loss in the value of their holdings, nevertheless, has been very supportive of our objectives and strategy. Cass was not alone in this regard, as the market did not treat most financial institutions very politely in 1999. Nevertheless, it is our desire to have the organization's past performance and strong growth opportunities reflected in the underlying value of its securities. We want to deeply thank our shareholders for their encouragement and long-term commitment to the organization.
    Finally, we cannot end this report without our recognition of the role that God has played in 1999. It is very misleading to associate God's blessings only with improved net earnings. That would be a great mistake!
We have seen His blessings and His grace, perhaps more clearly in 1999 than ever. Without such, we could never have handled all the major activities and changes that occurred. We are so thankful for His watchfulness and guidance.


/s/ Lawrence A. Collett


Lawrence A. Collett
Chairman and Chief Executive Officer

                                                1999 Annual Report         5

     PRIVATELY HELD
     BUSINESSES BANKING
     SERVICES
-------------------------------------------------------------------------------
     1999 BUSINESS RESULTS
     Cass' oldest line of business, providing commercial banking services to privately held companies, recorded a strong year in 1999. Net loans grew by $22 million, representing a solid growth of 12%. As of December 31, 1999, loans outstanding to privately held businesses totaled $212 million, representing 76% of Cass' total loan portfolio. Credit quality remains excellent as demonstrated by the ratio of non-performing loans to total loans, representing only 0.09%. This compares very favorably to the industry average of 0.58% for peer banks.
         Total average deposit balances were up for the year by $14 million, representing an increase of 8%. Fee income from depository and treasury management products grew by $188,000 or 16%.
         We are pleased to report that 72.5% of the increases in business volumes are the result of new clients, with the remainder representing growth from existing clients. Approximately 46% of these new clients came to us from larger banks going through mergers, with 54% coming from other traditional middle market competitors. We believe this demonstrates how Cass Commercial Bank is meeting a real need in the St. Louis middle market business community and differentiating itself across a broad spectrum of banking competition.

     BUSINESS STRATEGY
     Focus - Cass remains committed to our core strategy of focusing on commercial middle market banking services. We believe this is more than just a choice of business activity preference and constitutes a sound marketing strategy. This strategy allows all of our bankers and executive management to develop an in-depth understanding of the preferences of private business owners, which benefits our clients and is an attraction to our prospects. In 1999 we introduced two direct contact campaigns to communicate our understanding of this niche and to build awareness with our target audience. Through these programs along with the traditional calling by our bankers, we have presented a clear and consistent formula of combining excellence in service quality with new technology in the delivery of our banking services.
         Service - Our service quality is extremely high due largely to our structure of utilizing banking teams to surround our clients. Team members with strong functional expertise work together serving the same group of clients on a repetitive basis. This structure ensures quick response, relationship continuity, strong functional specialization, and quality assurance by the team leadership. This personal attention is particularly important to our clients and prospects, as larger banks have continued to reduce the level of available local service support.
         Unique services offered by Cass include our Cass Client Circle discussion groups. These are groups of clients, which meet quarterly to share business management ideas and general knowledge resources, facilitated by Cass personnel.

6         Cass Commercial Corporation

----------------------------------------------------------------------------
                             This year's direct mail campaign reiterated our
                           commitment to providing excellence in service and
                                 maintaining dependable fiscal conservatism.


                                  [PHOTO]


We have received excellent feedback from the clients participating in these voluntary groups, and will continue to expand the program. We also provide information resources to our clients through our Cass Breakfast Series. This provides expert speakers addressing pertinent business topics on a quarterly basis in a breakfast seminar format.
    Technology - In 1999 Cass invested substantially in our backroom operations. We are adding new state-of-the-art tools using digital technology, which allows us to provide several new banking products. One example is Positive Account Reconciliation, which enables our clients to minimize check fraud by reconciling their bank accounts on a daily basis.
It gives the client the ability to make pay/return decisions on the day checks are presented, greatly reducing the risk of check fraud.
    Additionally, Cass now offers compact disc based check images. This offers our clients a more convenient and secure method of storing and retrieving check images. With this banking product, our clients receive a compact disc in conjunction with their monthly bank statement. Our clients find that this significantly reduces both their reconciliation time and check storage space needed. Finally, with this service, images of checks can be retrieved via our new Internet access systems. Additional capabilities are being planned for these systems, including enhanced information reporting and the ability to complete more transaction types online.
    Providing St. Louis privately owned companies with thoughtful and sincere personal service has been a hallmark of Cass since 1906. As we enter the 21st century, our objective is to maintain that level of service. We are further committed to combining this commitment to service excellence with technological innovation. We believe this combination has made and will continue to make us extremely attractive to the markets we serve.

                                                   1999 Annual Report         7

     CHURCHES AND
     CHURCH-RELATED
     BANKING SERVICES
-------------------------------------------------------------------------------

     1999 was another year of outstanding growth for the church business division of Cass Commercial Corporation.
         Our church & ministry relationships reached their highest level in 1999 with more than one hundred and fifty customers with loan outstandings exceeding $65 million, a 90% increase over 1998. Our church
     & ministry depository, cash management and investment relationships are also larger than any prior year.
         Additionally, our church & ministry new business pipeline including church refinancing, church expansion and new construction projects is currently stronger than we have ever experienced.
         As our church & ministry relationships continue to increase in number, they also continue to diversify among small, medium and large-sized churches, representing an even wider variety of denominations and ministries.
         We also continued to widen the scope of our church & ministry activities, seeking to further establish Cass Commercial Bank as a nationwide church & ministry lender. We have church & ministry relationships in Missouri, Illinois, Indiana, Texas, Oklahoma, Colorado and California.
         We have found that lending to churches has indeed been solid business. To date, every one of our church customers has managed its financial responsibilities in an appropriate manner, and we have experienced no defaults or foreclosures.
         Cass' approach to providing financial services to churches and ministries is to work as if we are a member of the finance committee. We invest our time to partner with a church, helping analyze its overall financial capabilities, including reviewing various project affordability models, and evaluating expansion and new construction alternatives.
         Cass' underwriting approach has been created to reflect the uniqueness of churches and their approach to fiscal stewardship. We have developed a financial analysis system that is specifically geared toward evaluating a church's overall


                                 [PHOTO]


-------------------------------------------------------------------------------
     Cass' commitment to working with churches & ministries nationwide is an important part of our culture as an organization. We believe this work has both philosophical and practical benefits to the community as a whole.


8         Cass Commercial Corporation

                                 [PHOTO]


------------------------------------------------------------------------------
Our church & ministry division provides building refinancing, expansion and new construction loans for churches and ministries nationwide.


financial condition and how it compares with other churches. Further, we focus in depth on historical and projected cash flow, revenue growth rate and the ability to manage various debt alternatives.
    One of our guiding principles is to recommend a financial plan that is affordable and reasonable allowing a church to achieve its objectives in a prudent and rational manner.
    Another dimension of our comprehensive relationship with a church & ministry is our counselor approach to a church's depository needs, both short and longer term. As we work closely with each church in understanding its fiscal philosophy and operating approach, we also initiate a comprehensive analysis comparing various operating, savings and investment alternatives to determine the best fit for our customer.
    We approach every church with a "team" of experienced bankers. This team includes officers from lending, depository, cash management, customer service, and executive management, and it provides relationship continuity and consistency for our church & ministry customers.
    Our church business vision further describes the underlying reasons why Cass is involved with churches and ministries above and beyond our business objectives ... first, to produce results that will provide Kingdom value; second, to integrate an eternal perspective into the organization; and third, to improve our communities.
    Cass seeks to accomplish this mission by providing funds to churches & ministry-related organizations, by using funds deposited by these organizations to assist similar institutions, by our corporate contributions, and by our involvement with the church community.
    These are some of the key reasons why Cass is involved in churches and ministries. These reasons are philosophical, foundational, and practical ... and these are an important part of our Cass culture.
    At Cass, this work is far more than just a business activity. It extends to all aspects of our lives, not just work. We are indeed thrilled that God has provided us the opportunity to serve this important part of our community.

                                                   1999 Annual Report         9

     FREIGHT PAYMENT
     PROCESSING SERVICES
-------------------------------------------------------------------------------

     Our business is providing freight bill payment, audit, cost accounting and transportation information services to many of the nation's largest manufacturing, chemical, food and personal products companies. We continue to develop our strategy of focusing on processing automation and Internet-based information delivery systems that create an electronic commerce model unmatched in the industry.
         In 1999 we began the most significant transformation of our business since the development of on-line processing in the early 1980s. There are three components to our strategy:
         Processing Automation
         Processing System Enhancement
         Information Delivery on the Internet

     PROCESSING AUTOMATION
     Electronic invoice receipt has been a major part of Cass Information System's (CIS) processing model for many years. We are expanding our electronic processing using traditional Electronic Data Interchange (EDI) protocols but recognize that our market will require flexibility and information that has heretofore been unavailable to CIS's customers. In 1999 we began reengineering our electronic processing system to prepare us for accelerated expansion and new data transfer protocols such as XML. In addition, the explosive growth in electronic commerce has created a demand for information that will help e-commerce companies select the most cost effective routing of its packages. Cass is devoting a separate processing and information database to respond to this market.
         More of our customers have or will be developing more sophisticated purchasing and order entry systems that can feed the freight bill payment process. CIS receives payment authorization files from most of its large customers today. As more companies adopt integrated business systems, the opportunities for increased automation such as transaction rating and automatic carrier payment will become more prevalent.
         Last year we experienced our largest increase in automated (ACH) carrier payments. We believe that in the next few years the traditional method of paying by check will become outmoded. With the support of Cass Commercial


                                     [PHOTO]


------------------------------------------------------------------------------
We believe that increased automation in the future, coupled with the growing demand for Internet-based information delivery systems, will provide numerous opportunities for Cass to expand its business.

10        Cass Commercial Corporation

Bank, CIS is aggressively working with the carrier community to convert to the more efficient and less costly method of electronic payment.
    In the first quarter of 2000, CIS will allow its customers access to freight bill exceptions for review and approval. Freight bill images will be available by accessing our Internet system where customers will see an image of the paper document or an electronic transaction to review and approve for payment. The costly and inefficient receipt of documents and telephone approvals will be eliminated.

PROCESSING SYSTEM ENHANCEMENT
While our industry migrates from paper to electronic processing, Cass will continue its record of excellence for paying paper invoices. Over the years, CIS has perfected its processing system to ensure data integrity and on-time, daily processing. In 1999 we began the development of a system that will take advantage of the latest technology and provide more operating efficiency and flexibility without disrupting our core payment application.
    The freight bill authorization and Internet system provide our constituencies with more timely and extensive information about processing transactions, allowing our support staff to focus on enhancing the delivery of transportation and accounting information.

E-CASS
Several years ago Cass developed its first Internet application: payment inquiry for our customers and their carriers. Last year over 3.5 million inquiries were made over the Internet. In June of 1999, our standard payment report displays were placed on the Internet. In October, the carriers our customers patronize could access their receivables records and the billing requirements of our customers.
    Scheduled for the first or early second quarter of 2000, Cass will launch the linchpin of its Internet information delivery system. The fourth phase is a comprehensive database of transportation and accounting information. The system will use an OLAP (On-Line Analytical Processing) design that displays key metrics used to manage a company's transportation network. These components can be analyzed by using data mining features. Our objective is to develop Internet-based information systems that display data in ways that exceed traditional methods and help our customers manage their supply chain business.
    Since introducing our business model to companies, we are experiencing tremendous growth opportunities. We believe that our focus will solidify Cass as the leader in our market and will allow us to expand our business as we enter a new century.


                                [PHOTO]

------------------------------------------------------------------------------
Our objective is to develop Internet-based information systems that display data in ways which help our customers better manage their supply chain business.

                                                   1999 Annual Report        11

     UTILITIES PAYMENT
     PROCESSING SERVICES
-------------------------------------------------------------------------------

     1999 was the second year of existence for the Utility Payments Division of Cass Information Systems. The new division experienced sizable growth in 1999 by marketing the two main values of our outsourced utility payables product: transaction cost reduction by leveraging Cass' economies of scale; and expanded energy information to provide an energy information data warehouse.
         The clear trend in 1999 was the market's recognition of the ever-increasing value of information contained in utility bills. With the Cass Utility Payable solution, our customers get comprehensive energy and payment information from every bill - information that proves invaluable in auditing the bills and developing an energy consumption profile. Whether our customers use in-house resources or take advantage of our energy services partners, they are seeing returns on investment attributable to detection of overcharges, rate analysis and negotiation, competitive commodity bids and decreased processing costs.
         It is worth noting that energy deregulation, while already a primary driver in the market, is still in its infancy. Although only a handful of states have fully opened competitive markets, dozens more have initiatives underway.
         We are helping some of the nation's largest retail, commercial and industrial corporations find savings. Cass increased the number of store locations we support in this market to over 30,000. The types of invoices that Cass pays include electric, gas, water, sewer, telephone, trash and other facility-related repetitive payables.

            DOLLAR VALUE/2000 EST              INVOICES PROCESSED/2000 EST
                 [GRAPHIC]                              [GRAPHIC]

12        Cass Commercial Corporation

                 The clear trend in 1999
                     was the market's recognition
            of the ever-increasing value of
                  information contained in utility bills.

    On an annualized basis at the end of 1999, Cass Information Systems was processing 1.5 million invoices with over a billion dollars in invoice value. Going into 2000, we have committed business scheduled for implementation that will add $200 million in invoice value and 250,000 additional invoices per year.
    Much of 1999 was spent developing systems and infrastructure necessary to enable Cass to compete aggressively in this marketplace. During the year, an expanded Sales & Marketing structure was designed and implemented. Cass markets its products with a direct sales force, with a Web site tuned to attract inquiries based on expected key words, and through a combination of direct mail and telemarketing follow-up. Cass sells its services directly to end-user companies and in conjunction with affiliations with some of the industry's largest providers of Energy Information and Utility Auditing services.
    During 1999, the scope of our data capture was expanded in order to accommodate a broader base of energy service types. In November, we brought the first customers on-line for in-house imaging, a move that will bring significant cost savings and, more importantly, provide better service to our customers.
    For 2000, we will continue to focus on process improvement. Significant improvements are needed and will require that we invest in new technologies and systems to support continued growth.
    We anticipate continued growth in our utility processing services. As this market expands, we expect both client demand and processing volume to also increase. It is our feeling that the difficulties associated with rapid growth and system enhancements must be overcome to allow us to be better positioned to profitably sustain this growth into the future.

                                                   1999 Annual Report        13

     CONSOLIDATED
     BALANCE SHEETS
-------------------------------------------------------------------------------

                                                                                                         DECEMBER 31
                                                                                              -------------------------------
          (In Thousands of Dollars, Except Share and per Share Data)                               1999              1998
          -------------------------------------------------------------------------------------------------------------------
          ASSETS
          Cash and due from banks                                                                $ 18,497          $ 22,558
          Federal funds sold and other short-term investments                                     105,720           156,827
                                                                                              -------------      ------------
             Cash and cash equivalents                                                            124,217           179,385
                                                                                              -------------      ------------
          Investment in debt and equity securities:
             Held-to-maturity, fair value of $25,381 and $57,191
               at December 31, 1999 and 1998, respectively                                         25,554            56,605
             Available-for-sale, at fair value                                                     57,442            27,369
                                                                                              -------------      ------------
                Total investment in debt and equity securities                                     82,996            83,974
                                                                                              -------------      ------------
          Loans                                                                                   278,343           224,888
             Less: Allowance for loan losses                                                        4,282             4,428
                                                                                              -------------      ------------
                Loans, net                                                                        274,061           220,460
                                                                                              -------------      ------------
          Premises and equipment, net                                                               9,181             9,249
          Accrued interest receivable                                                               2,764             2,764
          Other assets                                                                              7,626             8,080
                                                                                              -------------      ------------
                Total assets                                                                     $500,845          $503,912
                                                                                              -------------      ------------
          LIABILITIES AND SHAREHOLDERS' EQUITY
          LIABILITIES:
          Deposits:
             Noninterest-bearing                                                                 $ 91,672          $ 82,911
             Interest-bearing                                                                      97,064           108,071
                                                                                              -------------      ------------
                Total deposits                                                                    188,736           190,982
          Accounts and drafts payable                                                             249,894           250,518
          Short-term borrowings                                                                       208               323
          Other liabilities                                                                         5,444             4,685
                                                                                              -------------      ------------
                Total liabilities                                                                 444,282           446,508
                                                                                              -------------      ------------
          SHAREHOLDERS' EQUITY:
          Preferred stock, par value $.50 per share; 2,000,000 shares
             authorized and no shares issued                                                           --                --
          Common stock, par value $.50 per share; 20,000,000 shares
             authorized and 4,000,000 shares issued                                                 2,000             2,000
          Surplus                                                                                   5,087             4,796
          Retained earnings                                                                        54,814            51,505
          Accumulated other comprehensive income (loss)                                              (417)              387
          Common shares in treasury, at cost (277,149 and 132,123 shares
             at December 31, 1999 and 1998, respectively)                                          (4,770)           (1,213)
          Unamortized stock bonus awards                                                             (151)              (71)
                                                                                              -------------      ------------
                Total shareholders' equity                                                         56,563            57,404
                                                                                              -------------      ------------
                Total liabilities and shareholders' equity                                       $500,845          $503,912
                                                                                              -------------      ------------

          See accompanying notes to consolidated financial statements.

     14        Cass Commercial Corporation

     CONSOLIDATED
     STATEMENTS
     OF INCOME
-------------------------------------------------------------------------------

                                                                                               YEAR ENDED DECEMBER 31
                                                                                     -----------------------------------------
          (In Thousands of Dollars, Except Share and per Share Data)                     1999           1998           1997
          --------------------------------------------------------------------------------------------------------------------
          INTEREST INCOME:
          Interest and fees on loans                                                   $20,371        $17,579        $16,951
          Interest and dividends on debt and equity securities:
             Taxable                                                                     4,659          6,538          9,074
             Exempt from federal income taxes                                               63             69             77
          Interest on federal funds sold and other short-term investments                5,782          5,858          3,181
                                                                                     -----------    -----------    -----------
             Total interest income                                                      30,875         30,044         29,283
                                                                                     -----------    -----------    -----------
          INTEREST EXPENSE:
          Interest on deposits                                                           4,357          4,271          4,181
          Interest on short-term borrowings                                                  9             10             67
                                                                                     -----------    -----------    -----------
             Total interest expense                                                      4,366          4,281          4,248
                                                                                     -----------    -----------    -----------
             Net interest income                                                        26,509         25,763         25,035
          Provision for loan losses                                                         --             --            300
                                                                                     -----------    -----------    -----------
             Net interest income after provision for loan losses                        26,509         25,763         24,735
                                                                                     -----------    -----------    -----------
          NONINTEREST INCOME:
          Information services revenue:
             Freight and utility payment and processing revenue                         18,226         18,809         17,863
             Freight rating services revenue                                             1,800          2,146          2,107
          Service charges on deposit accounts                                              680            642            524
          Gain on sale of debt securities                                                   --            285            216
          Other                                                                            738            565          1,103
                                                                                     -----------    -----------    -----------
             Total noninterest income                                                   21,444         22,447         21,813
                                                                                     -----------    -----------    -----------
          NONINTEREST EXPENSE:
          Salaries and employee benefits                                                25,974         24,995         24,093
          Occupancy expense                                                              1,780          1,698          1,619
          Equipment expense                                                              2,714          2,649          2,654
          Other                                                                          7,876          7,283          7,545
                                                                                     -----------    -----------    -----------
             Total noninterest expense                                                  38,344         36,625         35,911
                                                                                     -----------    -----------    -----------
             Income before income tax expense                                            9,609         11,585         10,637
          Income tax expense                                                             3,411          4,177          3,626
                                                                                     -----------    -----------    -----------
             Net income                                                                $ 6,198        $ 7,408        $ 7,011
                                                                                     -----------    -----------    -----------
          EARNINGS PER SHARE:
             Basic                                                                     $  1.63        $  1.92        $  1.82
                                                                                     -----------    -----------    -----------
             Diluted                                                                   $  1.61        $  1.89        $  1.79
                                                                                     -----------    -----------    -----------
          WEIGHTED AVERAGE SHARES OUTSTANDING:
             Basic                                                                   3,791,250      3,862,393      3,858,548
             Effect of stock options and awards                                         57,182         67,281         59,000
             Diluted                                                                 3,848,432      3,929,674      3,917,548

          See accompanying notes to consolidated financial statements.

                                              1999 Annual Report            15

     CONSOLIDATED
     STATEMENTS OF
     CASH FLOWS
-------------------------------------------------------------------------------

                                                                                               YEAR ENDED DECEMBER 31
                                                                                   -------------------------------------------
          (In Thousands of Dollars)                                                    1999           1998            1997
          --------------------------------------------------------------------------------------------------------------------
          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                                                 $  6,198       $  7,408        $  7,011
          Adjustments to reconcile net income to net cash provided by operating activities:
                Depreciation and amortization                                           2,433          2,359           2,470
                Amortization of stock bonus awards                                         68             50             110
                Provision for loan losses                                                  --             --             300
                Deferred income tax expense (benefit)                                    (492)           131             271
                Increase in accrued interest receivable                                    --            373             229
                Gain on sale of debt securities                                            --           (285)           (216)
                Increase (decrease) in pension liability                                  834           (203)           (219)
                Other operating activities, net                                         1,401         (1,219)         (1,665)
                                                                                   ------------   -----------     -----------
                   Net cash provided by operating activities                           10,442          8,614           8,291
                                                                                   -----------    -----------     -----------
          CASH FLOWS FROM INVESTING ACTIVITIES:
          Proceeds from sales of debt securities available-for-sale                        --          6,409          14,235
          Proceeds from prepayments and maturities of debt securities:
             Held-to-maturity                                                          30,819         32,974          28,076
             Available-for-sale                                                         1,690          2,905           1,178
          Purchases of debt and equity securities available-for-sale                  (33,091)            --          (9,835)
          Net decrease (increase) in loans                                            (53,601)       (28,466)          1,085
          Purchases of premises and equipment, net                                     (1,923)        (1,250)         (3,901)
                                                                                   -----------    -----------     -----------
                Net cash provided by (used in) investing activities                   (56,106)        12,572          30,838
                                                                                   -----------    -----------     -----------
          CASH FLOWS FROM FINANCING ACTIVITIES:
          Net increase (decrease) in noninterest-bearing demand,
             interest-bearing demand and savings deposits                                (918)        25,945         (10,878)
          Net decrease in time deposits                                                (1,328)          (820)           (770)
          Net increase (decrease) in accounts and drafts payable, net                    (624)        36,763           9,065
          Net decrease in short-term borrowings                                          (115)           (83)         (2,070)
          Proceeds from exercise of stock options                                          81             52              --
          Cash dividends paid                                                          (2,889)        (2,782)         (2,508)
          Purchase of common shares for treasury                                       (3,711)            --              --
                                                                                   -----------    -----------     -----------
                Net cash provided by (used in) financing activities                    (9,504)        59,075          (7,161)
                                                                                   -----------    -----------     -----------
                Net increase (decrease) in cash and cash equivalents                  (55,168)        80,261          31,968
          Cash and cash equivalents at beginning of year                              179,385         99,124          67,156
                                                                                   -----------    -----------     -----------
          Cash and cash equivalents at end of year                                   $124,217       $179,385        $ 99,124
                                                                                   -----------    -----------     -----------
          SUPPLEMENTAL INFORMATION:
             Interest paid                                                           $  4,375       $  4,314        $  4,301
             Income taxes paid                                                          3,536          3,712           2,785

          See accompanying notes to consolidated financial statements.

     16          Cass Commercial Corporation

     STATEMENTS OF
     SHAREHOLDERS' EQUITY AND
     COMPREHENSIVE INCOME
-------------------------------------------------------------------------------

                                                                           Accumulated
                                                                              Other
                                                                             Compre-               Unamortized
                                                                             hensive                  Stock               Compre-
          (In Thousands of Dollars,          Common                Retained   Income     Treasury     Bonus               hensive
            Except per Share Data)           Stock     Surplus     Earnings   (Loss)      Stock       Awards    Total     Income
          ------------------------------------------------------------------------------------------------------------------------
          Balance, December 31, 1996         $2,000     $4,740      $42,376    $ 105     $(1,284)    $(156)    $47,781
             Comprehensive income for 1996                                                                                $6,654
                                                                                                                          -------
             Net income                          --         --        7,011       --          --        --       7,011     7,011
             Cash dividends ($.65 per share)     --         --       (2,508)      --          --        --      (2,508)
             Other comprehensive income:
                Net unrealized gain on debt
                   and equity securities
                   available-for-sale,
                   net of tax                                                                                                402
                Adjustment for gain on sale
                   of debt and equity
                   securities, available-for-
                   sale, net of tax                                                                                         (143)
                                                                                                                          -------
             Total other comprehensive
                income                            --         --           --      259          --        --         259       259
             Amortization of Stock Bonus
                Plan awards                      --         --           --       --          --       110         110
                                             -------    -------     --------   ------    --------    ------    --------   -------
          Balance, December 31, 1997          2,000      4,740       46,879      364      (1,284)      (46)     52,653
             Comprehensive income for 1997                                                                                 7,270
                                                                                                                          -------
             Net income                          --         --        7,408       --          --        --       7,408     7,408
             Cash dividends ($.72 per share)     --         --       (2,782)      --          --        --      (2,782)
             Other comprehensive income:
                Net unrealized gain on debt
                   and equity securities
                   available-for-sale,
                   net of tax                                                                                                211
                Adjustment for gain on sale
                   of debt and equity
                   securities, available-for-
                   sale, net of tax                                                                                         (188)
                                                                                                                          -------
              Total other comprehensive
                 income                          --         --           --       23          --        --          23        23
              Issuance of 3,000 common
                 shares pursuant to
                 Stock Bonus Plan                --         48           --       --          27       (75)         --
              Amortization of Stock Bonus
                 Plan awards                     --         --           --       --          --        50          50
              Exercise of Stock Options          --          8           --       --          44        --          52
                                             -------    -------     --------   ------    --------    ------    --------   -------
          Balance, December 31, 1998          2,000      4,796       51,505      387      (1,213)      (71)     57,404
             Comprehensive income for 1998                                                                                 7,431
                                                                                                                          -------
             Net income                          --         --        6,198       --          --        --       6,198     6,198
             Cash dividends ($.76 per share)     --         --       (2,889)      --          --        --      (2,889)
             Purchase of 160,000
                common shares for Treasury       --         --           --       --      (3,711)       --      (3,711)
             Other comprehensive
                income (loss):
                Net unrealized loss on debt
                   and equity securities
                   available-for-sale,
                   net of tax                    --         --           --     (804)         --        --        (804)     (804)
             Issuance of 5,900 common
                shares pursuant to
                Stock Bonus Plan                 --         87           --       --          61      (148)         --
             Amortization of Stock Bonus
                Plan awards                      --         --           --       --          --        68          68
             Exercise of Stock Options           --        (12)          --       --          93        --          81
             Tax benefit on stock awards         --        216           --       --          --        --         216
                                             -------    -------     --------   ------    --------    ------    --------   -------
          Balance, December 31, 1999         $2,000     $5,087      $54,814    $(417)    $(4,770)    $(151)    $56,563
                                             -------    -------     --------   ------    --------    ------    --------
             Comprehensive income for 1999                                                                                $5,394
                                                                                                                          -------

          See accompanying notes to consolidated financial statements.

                                             1999 Annual Report              17

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS
     DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------
          Note 1
          SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES
          Cass Commercial Corporation (the Company) provides a full range of banking services to individual, corporate and institutional customers through its wholly owned subsidiary bank, Cass Commercial Bank (the
          Bank). The Bank is subject to competition from other financial and nonfinancial institutions throughout the metropolitan St. Louis, Missouri, area. Additionally, the Company and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
             The Company also provides information services through its wholly owned subsidiary, Cass Information Systems, Inc. (CIS). These services include processing and payment of freight and utility charges, preparation of transportation management reports, auditing of freight charges and rating of freight shipments. CIS is subject to competition from other commercial concerns providing similar services to companies throughout the United States and Canada. The consolidated balance sheet caption, "Accounts and Drafts Payable," consists of obligations related to bill payment services which are performed for customers.
             The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The following is a description of the more significant of those policies:
             Basis of Presentation The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany transactions.
             In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. A significant estimate which is particularly susceptible to change in a short period of time is the determination of the allowance for loan losses.
             Investment in Debt and Equity Securities At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.
             Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.
             A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.
             The Bank is required to maintain an investment in the capital stock of the Federal Reserve Bank. The stock is recorded at cost, which represents redemption value.
             Interest on Loans Interest on loans is recognized based upon the principal amounts outstanding. It is the Company's policy to discontinue the accrual of interest when there is reasonable doubt as to the collectibility of principal or interest. Subsequent payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. The accrual of interest on a loan is resumed when the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

18          Cass Commercial Corporation

   Allowance for Loan Losses The allowance for loan losses is increased by provisions charged to expense and reduced by net charge-offs. The provisions charged to expense are based on economic conditions, past losses, collection experience, risk characteristics of the portfolio and such other factors which, in management's judgment, deserve current recognition.
   Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examination.
   Information Services Revenue Revenue from freight and utility related services is recognized when fees are billed to customers, generally monthly.
   Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the assets, or the respective lease terms for leasehold improvements, using straight-line and accelerated methods.
Estimated useful lives are 31-1/2 to 39 years for buildings, 8 to 10 years for leasehold improvements and 3 to 10 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred.
   Intangible Assets Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired have resulted from business acquisitions which were accounted for using the purchase method.
   Cost in excess of fair value of net assets acquired and fair value in excess of cost of net assets acquired are amortized on a straight-line basis over 3 to 15 years.
   Assets and liabilities acquired in business acquisitions accounted for by the purchase method were recorded at their fair value at the date of acquisition. The premiums and discounts related to the fair value adjustments are amortized using the level-yield method.
   Management reviews goodwill periodically for impairment.
   Lines of Credit At December 31, 1999, the Bank has $14,820,000 of unsecured federal funds lines of credit in place with unaffiliated financial institutions. Additionally, at December 31, 1999, the Bank has a line of credit of $50,000,000 under securities sold under repurchase agreements with an unaffiliated financial institution.
   Income Taxes Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
   Cash Flows For purposes of the consolidated statements of cash flows, the Company considers due from banks, federal funds sold and other short-term investments to be cash equivalents.
   Reclassifications Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform with the 1999 presentation. Such reclassifications have no effect on previously reported net income.

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

                                                   1999 Annual Report        19

   Quantitative measures established by regulators to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes as of December 31, 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject.
   The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the regulatory agencies, dated November 30, 1999, categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.
   Subsidiary dividends are the principal source of funds for payment of dividends by the Company to its shareholders. The Bank is subject to regulations which require the maintenance of minimum capital levels. At December 31, 1999, unappropriated retained earnings of $12,438,000 were available at the Bank for the declaration of dividends to the Company without prior approval from regulatory authorities.
   Restricted funds on deposit used to meet regulatory reserve requirements amounted to approximately $4,522,000 and $3,763,000 at December 31, 1999 and 1998, respectively.

The Company and the Bank's actual and required capital amounts and ratios as of December 31, 1999 and 1998, are as follows:

                                                                                                      REQUIREMENT
                                                                                                       TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                            CAPITAL                PROMPT CORRECTIVE
                                                 ACTUAL                   REQUIREMENTS             ACTION PROVISIONS
                                            -------------------------------------------------------------------------
(Dollars In Thousands)                      Amount       Ratio         Amount       Ratio          Amount     Ratio
---------------------------------------------------------------------------------------------------------------------
At December 31, 1999
Total capital (to risk-weighted assets):
   Cass Commercial Corporation              $60,736      18.23%        $26,654       8.00%        $   N/A      N/A%
   Cass Commercial Bank                      28,014      16.39          13,676       8.00          17,095    10.00
Tier I capital (to risk-weighted assets):
   Cass Commercial Corporation              $56,570      16.98%        $13,327       4.00%        $   N/A      N/A%
   Cass Commercial Bank                      25,873      15.14           6,838       4.00          10,257     6.00
Tier I capital (to average assets):
   Cass Commercial Corporation              $56,570      11.53%        $14,717       3.00%        $   N/A      N/A%
   Cass Commercial Bank                      25,873      11.54           6,725       3.00          11,208     5.00

At December 31, 1998
Total capital (to risk-weighted assets):
   Cass Commercial Corporation              $60,073      21.14%        $22,732       8.00%        $   N/A      N/A%
   Cass Commercial Bank                      27,526      15.12          14,568       8.00          18,211    10.00
Tier I capital (to risk-weighted assets):
   Cass Commercial Corporation              $56,510      19.89%        $11,366       4.00%        $   N/A      N/A%
   Cass Commercial Bank                      25,246      13.86           7,284       4.00          10,926     6.00
Tier I capital (to average assets):
    Cass Commercial Corporation             $56,510      12.05%        $14,073       3.00%        $   N/A      N/A%
    Cass Commercial Bank                     25,246      12.04           6,291       3.00          10,485     5.00

20          Cass Commercial Corporation

Note 3
INVESTMENT IN DEBT AND
EQUITY SECURITIES
Debt and equity securities have been classified in the consolidated balance sheets according to management's intent.
   The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 1999 and 1998, are as follows:

                                                 1999
                            ---------------------------------------------
                                           Gross       Gross
                            Amortized   Unrealized  Unrealized     Fair
(In Thousands)                 Cost        Gains      Losses      Value
-------------------------------------------------------------------------
U.S. Government
   Treasury securities       $14,146      $   15      $  (7)     $14,154
Obligations of
   U.S. Government
   corporations
   and agencies               10,155          --       (186)       9,969
States and political
   subdivisions                1,253          19        (14)       1,258
                             -------      ------      ------     -------
                             $25,554      $   34      $(207)     $25,381
                             -------      ------      ------     -------

                                                 1998
                            ---------------------------------------------
                                           Gross       Gross
                            Amortized   Unrealized  Unrealized     Fair
(In Thousands)                 Cost        Gains      Losses      Value
-------------------------------------------------------------------------
U.S. Government
   Treasury securities       $38,369      $  484      $  --      $38,853
Obligations of
   U.S. Government
   corporations
   and agencies               16,958          72        (28)      17,002
States and political
   subdivisions                1,278          60         (2)       1,336
                             -------      ------      ------     -------
                             $56,605      $  616       $(30)     $57,191
                             -------      ------      ------     -------

   The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 1999, by contractual maturity, are as follows. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                     1999
                                         ---------------------------
                                         Amortized              Fair
(In Thousands)                             Cost                Value
--------------------------------------------------------------------
Due in 1 year or less                    $17,088             $17,030
Due after 1 year through 5 years           3,979               3,929
Due after 5 years through 10 years         4,487               4,422
                                         -------             -------
                                         $25,554             $25,381
                                         -------             -------

   The amortized cost and fair values of debt and equity securities classified as available-for-sale at December 31, 1999 and 1998, are summarized as follows:

                                                  1999
                            ---------------------------------------------
                                           Gross       Gross
                            Amortized   Unrealized  Unrealized     Fair
(In Thousands)                 Cost        Gains      Losses      Value
-------------------------------------------------------------------------
U.S. Government
   Treasury securities       $28,107       $  37      $ (17)     $28,127
Obligations of
   U.S. Government
   corporations
   and agencies               29,765          11       (662)      29,114
                             -------       -----      ------     -------
Total debt securities         57,872          48       (679)      57,241
Stock of the Federal
   Reserve Bank                  201          --         --          201
                             -------       -----      ------     -------
                             $58,073       $  48      $(679)     $57,442
                             -------       -----      ------     -------

                                                  1998
                            ---------------------------------------------
                                           Gross       Gross
                            Amortized   Unrealized  Unrealized     Fair
(In Thousands)                 Cost        Gains      Losses      Value
-------------------------------------------------------------------------
U.S. Government
   Treasury securities       $20,055       $ 552      $  --      $20,607
Obligations of
   U.S. Government
   corporations
   and agencies                6,527          51        (17)       6,561
                             -------       -----      ------     -------
Total debt securities         26,582         603        (17)      27,168
Stock of the Federal
   Reserve Bank                  201          --         --          201
                             -------       -----      ------     -------
                             $26,783       $ 603      $ (17)     $27,369
                             -------       -----      ------     -------

   The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 1999, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                   1999 Annual Report        21

                                                         1999
                                               -------------------------
                                               Amortized          Fair
(In Thousands)                                   Cost             Value
------------------------------------------------------------------------
Due in 1 year or less                          $12,118           $12,128
Due after 1 year through 5 years                41,104            40,521
Due after 5 years through 10 years               1,446             1,439
Due after 10 years                               3,204             3,153
                                               -------           -------
                                               $57,872           $57,241
                                               -------           -------

   The amortized cost of debt securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes was approximately $55,899,000 and $49,813,000 at December 31, 1999 and 1998,
respectively.
   There were no sales of debt and equity securities classified as available-for-sale in 1999. In 1998 and 1997, proceeds from the sale of debt securities classified as available-for-sale were $6,409,000 and $14,235,000, respectively, with gross gains realized on those sales of $285,000 and $216,000, respectively.

Note 4
LOANS
A summary of loan categories at December 31, 1999 and 1998, is as follows:


(In Thousands)                                  1999              1998
------------------------------------------------------------------------
Commercial and industrial                     $106,444          $ 95,663
Real estate:
   Mortgage                                    129,482           101,468
   Construction                                 29,633            16,547
Industrial revenue bonds                         7,265             5,951
Installment                                      1,541             2,458
Other                                            3,978             2,801
                                              --------          --------
                                              $278,343          $224,888
                                              --------          --------

   The Company originates commercial, industrial, real estate and installment loans to businesses, churches and consumers throughout the metropolitan St. Louis area. The Company also originates church and church-related loans outside the metropolitan St. Louis area. The Company does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the commercial and industrial loans are extended to privately held commercial companies in this market area, and are generally secured by the assets of the business. The Company also has a substantial portion of real estate loans that are extended to churches, in this market area and throughout the United States, which are secured by mortgages.
   Loan transactions involving executive officers and directors of the Company and its subsidiaries and loans to associates of executive officers and directors for the year ended December 31, 1999, are summarized below. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility.


(In Thousands)
------------------------------------------------------------
Aggregate balance, January 1, 1999                  $ 3,418
New loans                                                59
Payments                                             (2,247)
                                                    --------
Aggregate balance, December 31, 1999                $ 1,230
                                                    -------

   A summary of the activity in the allowance for loan losses for 1999, 1998 and 1997 is as follows:


(In Thousands)                             1999        1998        1997
------------------------------------------------------------------------
Balance, January 1                       $4,428      $4,484      $4,396
Provision charged to expense                 --          --         300
Loans charged off                          (256)       (365)       (412)
Recoveries of loans previously
   charged off                              110         309         200
                                         -------     -------     -------
Net loan charge-offs                       (146)        (56)       (212)
                                         -------     -------     -------
Balance, December 31                     $4,282      $4,428      $4,484
                                         -------     -------     -------

   A summary of impaired loans at December 31, 1999 and 1998, is as follows:


(In Thousands)                                    1999              1998
------------------------------------------------------------------------
Nonaccrual loans                                  $170              $477
Impaired loans continuing
   to accrue interest                              173               273
                                                  ----              ----
Total impaired loans                              $343              $750
                                                  ----              ----

   The allowance for loan losses on impaired loans was $175,000 and $397,000 at December 31, 1999 and 1998, respectively. Impaired loans with no related allowance for loan losses totaled $168,000 and $309,000 at December 31, 1999 and 1998, respectively. The average balance of impaired loans during 1999 and 1998 was $517,000 and $972,000, respectively.

22          Cass Commercial Corporation

   A summary of interest income on impaired loans for 1999, 1998 and 1997 is as follows:

                                                      1999
                                   --------------------------------------
                                                    Impaired
                                                     Loans
                                                   Continuing
                                   Nonaccrual      to Accrue
(In Thousands)                        Loans         Interest        Total
-------------------------------------------------------------------------
Income recognized                     $  1          $  --           $  1
Interest income if interest
   had accrued                          44              1             45

                                                      1998
                                   --------------------------------------
                                                    Impaired
                                                     Loans
                                                   Continuing
                                   Nonaccrual      to Accrue
(In Thousands)                        Loans         Interest        Total
-------------------------------------------------------------------------
Income recognized                     $ 17          $  25           $ 42
Interest income if
   interest had accrued                 78             26            104

                                                      1997
                                   --------------------------------------
                                                    Impaired
                                                     Loans
                                                   Continuing
                                   Nonaccrual      to Accrue
(In Thousands)                        Loans         Interest        Total
-------------------------------------------------------------------------
Income recognized                     $  1          $  45           $ 46
Interest income if
   interest had accrued                 27             53             80

Note 5
PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31, 1999 and 1998, is as follows:


(In Thousands)                                  1999               1998
------------------------------------------------------------------------
Land                                           $   367           $   367
Buildings                                        6,341             6,250
Leasehold improvements                           1,264             1,268
Furniture, fixtures and equipment               19,392            17,558
                                               -------           -------
                                                27,364            25,443
Less accumulated depreciation
  and amortization                              18,183            16,194
                                               -------           -------
                                               $ 9,181           $ 9,249
                                               -------           -------

   Depreciation charged to expense in 1999, 1998 and 1997 amounted to $1,993,000, $1,953,000 and $1,932,000, respectively.
   The Company's subsidiaries lease various premises and equipment under operating lease agreements which expire at various dates through 2007. The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999:


(In Thousands)
------------------------------------------------------------------------
2000                                                              $  704
2001                                                                 385
2002                                                                 342
2003                                                                 345
2004                                                                 259
2005 and thereafter                                                  275
                                                                  ------
                                                                  $2,310
                                                                  ------

   Rental expense for 1999, 1998 and 1997 was $1,271,000, $1,161,000 and
$1,205,000, respectively.

Note 6
INTEREST-BEARING DEPOSITS
Interest-bearing deposits consist of the following at December 31, 1999 and 1998:


(In Thousands)                                   1999             1998
------------------------------------------------------------------------
NOW and Money Market
   Demand Accounts                             $43,092          $ 37,699
Savings deposits                                47,498            62,569
Time deposits:
   Less than $100                                3,863             4,369
   $100 and more                                 2,611             3,434
                                               -------          --------
                                               $97,064          $108,071
                                               -------          --------

   Interest on deposits consists of the following for 1999, 1998 and 1997:


(In Thousands)                       1999           1998           1997
------------------------------------------------------------------------
NOW and Money Market
   Demand Accounts                  $1,431         $1,198         $1,130
Savings deposits                     2,539          2,624          2,562
Time deposits:
   Less than $100                      207            227            267
   $100 and more                       180            222            222
                                    ------         ------         ------
                                    $4,357         $4,271         $4,181
                                    ------         ------         ------

                                                   1999 Annual Report        23

   The scheduled maturities of certificates of deposit at December 31, 1999 and 1998, are summarized as follows:

                                     1999                     1998
                              --------------------------------------------
                                         Percent                   Percent
(Dollars In Thousands)        Amount     of Total      Amount     of Total
--------------------------------------------------------------------------
Due within:
   One year                   $5,014       77.4%      $6,863       88.0%
   Two years                     938       14.5          921       11.8
   Three years                   382        5.9           19         .2
   Four years                     --         --           --         --
   Five years                    140        2.2           --         --
                              ------      ------      ------      ------
                              $6,474      100.0%      $7,803      100.0%
                              ------      ------      ------      ------

Note 7
EMPLOYEE BENEFITS
The Company has a noncontributory defined benefit pension plan which covers substantially all of its employees. The Company's subsidiaries accrue and make contributions designed to fund normal service costs on a current basis using the projected unit credit with service proration method to amortize prior service costs arising from improvements in pension benefits and qualifying service prior to the establishment of the plan over a period of approximately 30 years.
   The pension cost for 1999, 1998 and 1997 was $784,000, $517,000 and
$538,000, respectively, and included the following components:


(In Thousands)                        1999          1998            1997
--------------------------------------------------------------------------
Service cost - benefits earned
   during the year                   $ 929          $ 763          $ 706
Interest cost on projected
   benefit obligations                 747            617            544
Expected return on plan assets        (899)          (765)          (622)
Net amortization and deferral           (7)           (98)           (90)
                                     ------         ------         ------
Net periodic pension cost            $ 784          $ 517          $ 538
                                     ------         ------         ------

   A summary of the activity in the defined benefit pension plan's benefit obligation, assets, funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1999, 1998 and 1997, is as follows:


(In Thousands)                       1999           1998           1997
------------------------------------------------------------------------
Benefit obligation:
   Balance, January 1             $10,771        $ 7,976        $ 7,322
   Service cost                       929            763            706
   Interest cost                      747            617            544
   Actuarial loss (gain)           (1,733)         1,548            503
   Benefits paid                     (152)          (133)          (105)
                                  --------       --------       --------
   Balance, December 31           $10,562        $10,771        $ 7,976
                                  --------       --------       --------
Plan assets:
   Fair value, January 1          $10,886        $ 9,232        $ 7,487
   Actual return                    1,017            953          1,076
   Employer contribution              207            834            774
   Benefits paid                     (152)          (133)          (105)
                                  --------       --------       --------
   Fair value, December 31        $11,958        $10,886        $ 9,232
                                  --------       --------       --------

Funded status:
   Unfunded projected
      benefits obligation         $ 1,396        $   115        $   262
    Unrecognized prior
      service cost                    134            141            148
   Unrecognized net gains          (3,241)        (1,390)        (1,861)
                                  --------       --------       --------
   Accrued pension cost           $(1,711)       $(1,134)       $(1,451)
                                  --------       --------       --------

   The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.00% in 1999, 6.75% and 4.00% in 1998 and 7.25% and 4.00% in 1997. The expected long-term rate of return on assets was 8.00% in 1999, 1998 and 1997.
   In addition to the above funded benefit plan, in 1998 the Company developed an unfunded supplemental executive retirement plan which covers key executives of the Company. This is a noncontributory plan in which the Company's subsidiaries make accruals designed to fund normal service costs on a current basis using the same method and criteria as its defined benefit plan.

24          Cass Commercial Corporation

   The pension cost for 1999 and 1998 for the supplemental executive retirement plan was $257,000 and $143,000, respectively, and included the following components:


(In Thousands)                                    1999              1998
------------------------------------------------------------------------
Service cost - benefits earned
  during the year                                 $ 38              $ 25
Interest cost on projected
  benefit obligation                               113                59
Net amortization and deferral                      106                59
                                                  ----              ----
Net periodic pension costs                        $257              $143
                                                  ----              ----

   A summary of the activity in the supplemental executive retirement plan's benefit obligation, funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1999 and 1998, is as follows:


(In Thousands)                                   1999              1998
------------------------------------------------------------------------
Benefit obligation:
   Balance, January 1                         $   972             $ 822
   Service cost                                    38                25
   Interest cost                                  113                59
   Actuarial loss (gain)                          443                66
                                              --------            ------
   Balance, December 31                       $ 1,566             $ 972
                                              --------            ------
Funded Status:
   Unfunded projected benefits obligation     $(1,566)            $(972)
   Unrecognized prior service cost                704               763
   Unrecognized actuarial loss                    462                66
                                              --------            ------
   Accrued pension cost                          (400)             (143)
   Minimum liability adjustment                  (581)             (451)
                                              --------            ------
   Accrued pension cost                       $  (981)            $(594)
                                              --------            ------

   The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.00% in 1999, and 6.75% and 5.00% in 1998.
   The Company maintains a noncontributory profit sharing plan which covers substantially all of its employees. Employer contributions are calculated based upon formulas which relate to current operating results and other factors. Profit sharing expense recognized in the consolidated statements of income in 1999, 1998 and 1997 was $1,413,000, $1,679,000 and $1,564,000,
respectively.
   The Company sponsors a defined contribution 401(k) plan to provide additional retirement benefits to substantially all employees. Contributions under the 401(k) plan for 1999, 1998 and 1997 were $234,000, $199,000 and
$220,000, respectively.
   The Company maintains a restricted stock bonus plan which provides for the issuance of up to 100,000 shares of the Company's common stock. During 1999, 1998 and 1995, the Company awarded 5,900, 3,000 and 32,000 shares of common stock, respectively. The fair value of such shares has been recorded in the consolidated financial statements through the establishment of a contra shareholders' equity account which is amortized over the three-year vesting period. Amortization of the restricted stock bonus awards totaled $68,000, $50,000 and $110,000 for 1999, 1998 and 1997, respectively.
   The Company also maintains a performance-based stock option plan which provides for the granting of options to acquire up to 400,000 shares of Company common stock. Options vest over a period not to exceed seven years, but the vesting period can be less based on the Company's attainment of certain financial operating performance criteria.
   The following table summarizes stock options outstanding as of December 31, 1999:

                                                           Weighted Average
           Exercise                Options                     Remaining
            Price                Outstanding               Contractual Life
------------------------------------------------------------------------------
            $10.32                  85,440                    3.47 years
             20.36                   6,000                    4.00
             23.00                   3,500                    6.00
             24.63                   2,000                    6.00
             25.25                  61,350                    6.00
             25.45                   8,500                    4.00

   Changes in options outstanding were as follows:

                                                                 Weighted
                                                                  Average
                                                                 Exercise
                                               Shares              Price
--------------------------------------------------------------------------
Balance at December 31, 1996                  120,000             $10.32
Granted                                        14,500              23.34
Forfeited                                     (16,000)             10.32
                                              --------
Balance at December 31, 1997                  118,500              11.91
Exercised                                      (7,200)             10.32
Forfeited                                      (1,400)             10.32
                                              --------
Balance at December 31, 1998                  109,900              12.04
Granted                                        67,100              25.11
Exercised                                      (9,960)             10.32
Forfeited                                        (250)             10.32
                                              --------
Balance at December 31, 1999                  166,790              17.38
                                              --------

                                                  1999 Annual Report         25

    At December 31, 1999, 41,756 shares were exercisable with a weighted average exercise price of $10.32.
    The Company accounts for stock-based compensation under the stock option plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and accordingly, recognizes no compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. The Company elected not to adopt the recognition provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). An entity that continues to apply APB 25 shall disclose certain pro forma information as if the fair value-based accounting method in SFAS 123 had been used to account for stock-based compensation costs. The pro forma effects were calculated and are immaterial to the results of operations of the Company.

Note 8
OTHER NONINTEREST EXPENSE
Details of other noninterest expense for 1999, 1998 and 1997 are as follows:


(In Thousands)                                1999        1998        1997
----------------------------------------------------------------------------
Postage, printing and supplies               $2,261      $2,161      $2,129
Advertising and business
    development                               1,509       1,392       1,437
Professional fees                             1,064       1,056       1,320
Outside service fees                            655         383         353
Data processing services                        570         590         652
Telecommunications                              612         531         518
Other                                         1,205       1,170       1,136
                                             ------      ------      ------
Total other noninterest expense              $7,876      $7,283      $7,545
                                             ------      ------      ------

Note 9
INCOME TAXES
The components of income tax expense for 1999, 1998 and 1997 are as follows:


(In Thousands)                                1999        1998        1997
----------------------------------------------------------------------------
Current:
    Federal                                  $3,560      $3,654      $3,114
    State                                       343         392         241
Deferred                                       (492)        131         271
                                             ------      ------      ------
                                             $3,411      $4,177      $3,626
                                             ------      ------      ------

    A reconciliation of expected income tax expense, computed by applying the effective federal statutory rate of 34% for 1999, 1998 and 1997 to income before income tax expense, to reported income tax expense is as follows:


(In Thousands)                                1999        1998        1997
----------------------------------------------------------------------------
Expected income tax expense                  $3,267      $3,939      $3,617
(Reductions) increases
  resulting from:
    Tax-exempt interest                        (136)        (79)        (78)
    State taxes,
      net of federal benefit                    226         259         159
    Amortization of intangibles                  --          --         (98)
    Other, net                                   54          58          26
                                             ------      ------      ------
Income tax expense                           $3,411      $4,177      $3,626
                                             ------      ------      ------

    The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, are presented below:


(In Thousands)                                      1999              1998
---------------------------------------------------------------------------
Deferred tax assets:
    Unrealized loss on investment
      in debt and equity securities
      available-for-sale                          $  215            $   --
    Allowance for loan losses                        898               920
    Accrued pension cost                             590               390
    Premises and equipment                            39                13
    Other                                            292               188
                                                  -------           -------
       Total deferred tax assets                   2,034             1,511
                                                  -------           -------
Deferred tax liabilities:
    Unrealized gain on investment
      in debt and equity securities
      available-for-sale                              --              (199)
    Discount accretion                               (57)             (165)
    Other                                           (143)             (219)
                                                  -------           -------
       Total deferred tax liabilities               (200)             (583)
                                                  -------           -------
Net deferred tax asset                            $1,834            $  928
                                                  -------           -------

    A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance at December 31, 1999 or 1998, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

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

Note 11
DISCLOSURES ABOUT
FINANCIAL INSTRUMENTS
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, commercial letters of credit and standby letters of credit is represented by the contractual amounts of those instruments.
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These off-balance-sheet financial instruments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the financial instruments may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. Commitments to extend credit and letters of credit are subject to the same underwriting standards as those financial instruments included on the consolidated balance sheets. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of the credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally accounts receivable, inventory, residential or income-producing commercial property or equipment.
    Conditional commitments to extend credit, commercial letters of credit and standby letters of credit totaled approximately $24,438,000, $99,000 and $4,756,000, respectively, at December 31, 1999.
    Following is a summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998:

                                                             1999
                                                 --------------------------
                                                 Carrying             Fair
(In Thousands)                                    Amount             Value
---------------------------------------------------------------------------
Balance sheet assets:
    Cash and cash equivalents                    $124,217          $124,217
    Investment in debt
       and equity securities                       82,996            82,823
    Loans, net                                    274,061           270,712
    Accrued interest receivable                     2,764             2,764
                                                 --------          --------
                                                 $480,038          $480,516
                                                 --------          --------
Balance sheet liabilities:
    Deposits                                     $188,736          $189,052
    Accounts and drafts payable                   249,894           249,894
    Short-term borrowings                             208               208
    Accrued interest payable                           51                51
                                                 --------          --------
                                                 $438,889          $439,205
                                                 --------          --------


                                                             1998
                                                 --------------------------
                                                 Carrying             Fair
(In Thousands)                                    Amount             Value
---------------------------------------------------------------------------
Balance sheet assets:
    Cash and cash equivalents                    $179,385          $179,385
    Investment in debt and
       equity securities                           83,974            84,560
    Loans, net                                    220,460           222,877
    Accrued interest receivable                     2,764             2,764
                                                 --------          --------
                                                 $486,583          $489,586
                                                 --------          --------
Balance sheet liabilities:
    Deposits                                     $190,982          $191,035
    Accounts and drafts payable                   250,518           250,518
    Short-term borrowings                             323               323
    Accrued interest payable                           60                60
                                                 --------          --------
                                                 $441,883          $441,936
                                                 --------          --------

                                                   1999 Annual Report        27

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

28        Cass Commercial Corporation

Note 12
INDUSTRY SEGMENT INFORMATION
The services provided by the Company are classified into two industry segments: Information Services and Banking Services which are more fully discussed in Note One. The Company maintains separate financial statements for each of these segments which identify each segment's assets and net income. Revenue from the Banking Services segment is derived primarily from net interest revenue, which includes both interest income and interest expense, and revenue from the Information Services segment is derived primarily from interest income and fees from its freight and utility payment, rating and processing services. Total net revenue is comprised of total net interest income and total noninterest income, less provision for loan losses.
    Summarized information about the Company's operations in each industry as of and for the years ended December 31, 1999, 1998 and 1997, is as follows:

                                                TOTAL INTEREST INCOME
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $ 15,808    $ 15,306    $ 15,353
Banking Services                            15,215      14,910      14,087
Eliminations                                  (148)       (172)       (157)
                                          ---------   ---------   ---------
Total                                     $ 30,875    $ 30,044    $ 29,283
                                          ---------   ---------   ---------

                                                  TOTAL NET REVENUE
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $ 36,082    $ 36,878    $ 35,918
Banking Services                            12,187      11,779      10,987
Eliminations                                  (316)       (447)       (357)
                                          ---------   ---------   ---------
Total                                     $ 47,953    $ 48,210    $ 46,548
                                          ---------   ---------   ---------

                                                INCOME (LOSS) BEFORE
                                                     INCOME TAX
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $  4,585    $  6,694    $  6,352
Banking Services                             5,156       5,014       4,464
Corporate Items                               (132)       (123)       (179)
                                          ---------   ---------   ---------
Total                                     $  9,609    $ 11,585    $ 10,637
                                          ---------   ---------   ---------

                                                  TOTAL INCOME TAX
                                                  EXPENSE (BENEFIT)
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $  1,570    $  2,403    $  2,157
Banking Services                             1,886       1,815       1,530
Corporate Items                                (45)        (41)        (61)
                                          ---------   ---------   ---------
Total                                     $  3,411    $  4,177    $  3,626
                                          ---------   ---------   ---------

                                                 IDENTIFIABLE ASSETS
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $284,412    $285,397    $246,488
Banking Services                           214,971     228,032     209,485
Corporate Items                             56,702      57,809      52,882
Eliminations                               (55,240)    (67,326)    (70,528)
                                          ---------   ---------   ---------
Total                                     $500,845    $503,912    $438,327
                                          ---------   ---------   ---------

                                                  DEPRECIATION AND
                                                AMORTIZATION EXPENSE
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $  2,102    $  2,056    $  2,024
Banking Services                               301         283         420
Corporate Items                                 30          20          26
                                          ---------   ---------   ---------
Total                                     $  2,433    $  2,359    $  2,470
                                          ---------   ---------   ---------

                                                CAPITAL EXPENDITURES
                                          ---------------------------------
(In Thousands)                              1999        1998        1997
---------------------------------------------------------------------------
Information Services                      $  1,425    $    907    $  3,427
Banking Services                               454         294         468
Corporate Items                                 60          49           6
                                          ---------   ---------   ---------
Total                                     $  1,938    $  1,250    $  3,901
                                          ---------   ---------   ---------


                                                   1999 Annual Report        29

Note 13
CONDENSED FINANCIAL INFORMATION OF
PARENT COMPANY
Following are the condensed balance sheets of the Company (parent company only) as of December 31, 1999 and 1998, and the related condensed schedules of income and cash flows for each of the years in the three-year period ended December 31, 1999.

                                                         CONDENSED
                                                       BALANCE SHEETS
                                                        DECEMBER 31
                                                  -------------------------
(In Thousands)                                      1999             1998
---------------------------------------------------------------------------
Assets:
    Cash                                          $   280           $   694
    Investment in Cass Commercial Bank             25,883            25,364
    Investment in Cass Information
       Systems, Inc.                               30,027            31,207
    Other assets                                      512               544
                                                  -------           -------
Total assets                                      $56,702           $57,809
                                                  -------           -------
Liabilities and Shareholders' Equity:
    Total liabilities                             $   139           $   405
    Total shareholders' equity                     56,563            57,404
                                                  -------           -------
Total liabilities and shareholders' equity        $56,702           $57,809
                                                  -------           -------

                                                 CONDENSED SCHEDULES
                                                      OF INCOME
                                                     DECEMBER 31
                                            --------------------------------
(In Thousands)                               1999        1998        1997
----------------------------------------------------------------------------
Income:
    Dividends received from
       subsidiaries                         $6,142      $2,880      $2,680
    Management fees from
       subsidiaries                          1,473       1,328       1,282
                                            -------     -------     -------
       Total income                          7,615       4,208       3,962
                                            -------     -------     -------
Expenses:
    Salaries and employee benefits           1,252       1,092       1,130
    Other expenses                             352         359         331
                                            -------     -------     -------
       Total expenses                        1,604       1,451       1,461
                                            -------     -------     -------
Income before income taxes and
    equity in undistributed income
    of subsidiaries                          6,011       2,757       2,501
Income tax benefit                             (45)        (41)        (61)
                                            -------     -------     -------
                                             6,056       2,798       2,562
Equity in undistributed
    income of subsidiaries                     142       4,610       4,449
                                            -------     -------     -------
Net income                                  $6,198      $7,408      $7,011
                                            -------     -------     -------

                                                 CONDENSED SCHEDULES
                                                    OF CASH FLOWS
                                                     DECEMBER 31
                                            --------------------------------
(In Thousands)                               1999        1998        1997
----------------------------------------------------------------------------
Cash flows from operating
    activities:
    Net income                              $6,198      $7,408      $7,011
    Adjustments to reconcile net
       income to net cash provided
       by operating activities:
       Net income of subsidiaries
         exclusive of
         management fees                    (7,758)     (8,818)     (8,411)
       Dividends from subsidiaries           6,142       2,880       2,680
       Management fees from
         subsidiaries                        1,473       1,328       1,282
       Amortization of stock
         bonus plan                             68          50         110
       Other, net                               63         157         177
                                            -------     -------     -------
         Net cash provided by
           operating activities              6,186       3,005       2,849
                                            -------     -------     -------
Cash flows from financing
    activities:
       Cash dividends paid                  (2,889)     (2,782)     (2,508)
       Purchase of common shares
         for treasury                       (3,711)         --          --
                                            -------     -------     -------
         Net cash used in
           financing activities             (6,600)     (2,782)     (2,508)
                                            -------     -------     -------
    Net increase (decrease) in
       cash and cash equivalents              (414)        223         341
Cash and cash equivalents
    at beginning of year                       694         471         130
                                            -------     -------     -------
Cash and cash equivalents
    at end of year                          $  280      $  694      $  471
                                            -------     -------     -------

30        Cass Commercial Corporation

Independent Auditors' Report

THE BOARD OF DIRECTORS
AND SHAREHOLDERS
CASS COMMERCIAL CORPORATION:
We have audited the accompanying consolidated balance sheets of Cass Commercial Corporation and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cass Commercial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

St. Louis, Missouri
February 11, 2000


                                                   1999 Annual Report        31

     BOARD OF DIRECTORS,
     OFFICERS AND SHAREHOLDER
     INFORMATION
-------------------------------------------
     DIRECTORS
         Cass Commercial Corporation,
         Cass Commercial Bank and
         Cass Information Systems, Inc.

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

     Eric H. Brunngraber
         Vice President, Secretary
         & Chief Financial Officer

     William C. Bouchein
         Vice President, Treasurer

     Wayne D. Muskopf
         Vice President, Human
         Resources

     Barbara J. Netherton
         Controller

     Karen L. Lowry
         Human Resources Officer

     CORPORATE HEADQUARTERS
     Cass Commercial Corporation
     13001 Hollenberg Drive
     Bridgeton, Missouri 63044
     (314) 506-5500

     COMMON STOCK
     The common stock of Cass
     Commercial Corporation is
     listed on the over-the-counter
     market and quoted on the
     NASDAQ National Market
     System under the symbol
     "CASS." The stock generally
     appears as "CassCo" or
     "CassCommrcl" in the newspa-
     per stock tables.

     ANNUAL MEETING
     The annual meeting of share-
     holders of Cass Commercial
     Corporation will be held at the
     corporate headquarters on
     April 17, 2000, at 11:00 a.m.

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

32        Cass Commercial Corporation

     BUSINESS UNIT
     OFFICERS
-------------------------------------------

     Cass Commercial Bank

     OFFICERS
     Lawrence A. Collett
         Chairman of the Board, Chief
         Executive Officer

     John J. Vallina
         President

     Eric H. Brunngraber
         Vice President, Secretary
         & Chief Financial Officer

     BANKING SERVICES
     Ray E. McCormick
         Vice President

     Douglas J. Hoffman
         Vice President, Treasurer

     Patsy J. Moffitt
         Assistant Vice President

     Dana L. Pannett
         Assistance Vice President,
         Compliance

     Dorothy M. Smith
         Assistant Vice President

     Nancy Elliott
         Assistant Vice President

     Sandra L. Hatchett
         Assistant Vice President

     Karen McGrew
         Operations Officer

     LOAN ADMINISTRATION
     Emory A. Jackson
         Vice President

     Michelle L. Gottlieb
         Assistant Vice President,
         Credit Administration

     Roberta L. Harrington
         Assistant Vice President,
         Loan Administration

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

     Thomas Dickson
         Vice President

     Donald P. Doherty
         Vice President

     John J. Scherer
         Vice President, Team Leader

     Robert C. Hockney
         Vice President

     Rebeckah L. Kenney
         Vice President

     Francis J. Sommer
         Vice President

     Alex D. Fennoy
         Assistant Vice President

     CHURCH DIVISION
     Theodore F. Winters
         Senior Vice President

     Dorothy M. Jones
         Assistant Vice President

     Albert Buck
         Vice President

     Chris R. Dimond
         Vice President, Team Leader

     Cass Information Systems, Inc.

     Lawrence A. Collett
         Chairman of the Board,
         Chief Executive Officer

     Eric H. Brunngraber
         Vice President, Secretary
         & Chief Financial Officer

     FREIGHT PAYMENT SERVICES

     OFFICERS
     John F. Pickering
         President, Chief
         Operating Officer

     Gus A. Nelson
         Senior Vice President

     Terrence J. Cowee
         Senior Vice President,
         Marketing & Sales

     Jeffrey J. Thurston
         Vice President, Information
         Technology

     Robert V. Delaney
         Vice President

     Mark A. Campbell
         Vice President, General
         Manager, St. Louis Facility

     Jeffrey A. Nini
         Vice President, General
         Manager, Columbus Facility

     Anthony J. Rubico
         Vice President, General
         Manager, Boston Facility

     OPERATIONS
     Kim A. Acsay
     Steven W. Aylward
     Donna W. Bartley
     James P. Crowley
     Gunars A. Dunskis
     James M. Dwyer
     Sheila D. Foston
     Joe A. Getz
     Emilia Girvids
     Gail M. Hart
     Barry L. Kitson
     Vickie L. Maloney
     Nancy L. Moon
     Carol A. Reynolds
     JoAnn Ross
     Thomas G. Schaper
     Jerry A. Young
     Kevin B. Weston
     David L. Zike

     MARKETING
     AND SALES
     Richard E. Dekostic
     Stephen W. Johnson
     Gregg R. Klein
     Louis V. Nowak
     Thomas M. Zygmunt

     UTILITY PAYMENT
     SERVICES

     OFFICERS
     Harry M. Murray
         Executive Vice President

     OPERATIONS
     John D. McKissack
     Susan P. Millman

     MARKETING AND SALES
     Gary B. Langfitt
         Vice President
     Mary A. Shaw
     Phyllis J. Higgins
     Edward F. Clark

                                                   1999 Annual Report        33

SEE, I LAY A STONE IN ZION, A TESTED STONE, A PRECIOUS CORNERSTONE FOR A SURE FOUNDATION, THE ONE WHO TRUSTS WILL NEVER BE DISMAYED.

ISAIAH 28:16




[CASS LOGO]


Cass Commercial Corporation
13001 Hollenberg Drive
Bridgeton, Missouri 63044